Exhibit 2.1

Execution

***Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

SHARE PURCHASE AGREEMENT,

dated as of August 17, 2026,

by and among

BioMarin Pharmaceutical Inc., as Purchaser,

Alesta Therapeutics B.V., as the Company,

Anaheim SpinCo B.V., as SpinCo,

each holder of Shares identified on Schedule 1.1(a) hereto, as the Sellers,

and, only for the limited purposes described herein,

Shareholder Representative Services LLC, as Equityholder Representative

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibits and Schedules

Exhibits

Exhibit A-1	Spin-Out Step Plan
Exhibit A-2	Form of Asset Purchase Agreement
Exhibit B	Form of 1cBio Amendment Agreement
Exhibit C	Form of Individual Non-Competition Agreement
Exhibit D	Form of Deed of Transfer
Exhibit E	Form of Escrow Agreement
Exhibit F-1	Form of SpinCoSub IP Cross-License Agreement
Exhibit F-2	Form of SpinCoSub2 IP Cross-License Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Employee Contract Takeover Agreement
Exhibit I-1	Form of Option Termination and Joinder Agreement
Exhibit I-2	Form of Option Joinder Agreement
Exhibit J	Chemical Structure of ALE-1
Exhibit K	Draft SpinCo Valuation Report
Exhibit L	Acceptance Letter

Schedules

Disclosure Schedule
Schedule 1.1(a)	Schedule of Sellers
Schedule 1.1(b)	Individuals Executing Non-Competition Agreements
Schedule 1.1(c)	Form of Allocation Schedule
Schedule 1.1(d)(i)	Accounts Relevant for Cash and Cash Equivalents
Schedule 1.1(d)(ii)	Eligible Security Deposits
Schedule 1.1(d)(iii)	Eligible Pre-paid Expenses
Schedule 1.1(e)	Individuals Relevant for Company’s Knowledge
Schedule 2.2(b)(vi)	Third Party Consents and Notices under Contracts
Schedule 2.3(b)	Sample Calculation of Estimated Closing Payment
Schedule 2.6(b)	Belgian Optionholders
Schedule 4.5	Ownership Structure of SpinCo as of the Agreement Date
Schedule 8.8(a)	Contracts to be Terminated
Schedule 8.8(b)	Contracts to be Amended
Schedule 8.15	Delivery of Retained Assets

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered on August 17, 2026 (the “Agreement Date”), by and among (i) BioMarin Pharmaceutical Inc., a Delaware corporation (“Purchaser”), (ii) Alesta Therapeutics B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (the “Company”), (iii) each of the holders of Shares, which are identified on Schedule 1.1(a) hereto (each, a “Seller” and collectively, the “Sellers”), (iv) Anaheim SpinCo B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“SpinCo”), and (v) Shareholder Representative Services LLC, solely in its capacity as the representative and attorney-in-fact of the Company Participating Equityholders under this Agreement (the “Equityholder Representative”). Purchaser, the Company, SpinCo, the Sellers and the Equityholder Representative are sometimes referred to in this Agreement together as the “Parties” or individually as a “Party”.

INTRODUCTION

The Sellers are the legal owners of the Shares set forth opposite their names on Schedule 1.1(a) hereto, constituting 100% of the issued and outstanding shares of Company Capital Stock.

The Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, the Shares, upon the terms and subject to the conditions set forth in this Agreement.

The Company has obtained the required authorizations and approvals from its board of directors (the “Company Board”) for the Company to enter into and deliver this Agreement and the Related Agreements, and to consummate the Transactions.

The board of directors of Purchaser has authorized and approved the execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions by Purchaser.

In connection with the Transactions contemplated by this Agreement, the Company, SpinCo, and the two direct, wholly-owned subsidiaries of SpinCo (the “SpinCo Subsidiaries”) will (i) execute the transaction steps set forth in Exhibit A-1 and (ii) enter into an Asset Purchase Agreement in the form attached hereto as Exhibit A-2 (the “Asset Purchase Agreement”), pursuant to which the Company will sell and transfer, on the Closing Date, prior to the Closing, the Spin-Out Assets to SpinCo or the SpinCo Subsidiaries, as the case may be, and SpinCo and the SpinCo Subsidiaries will jointly and severally assume the Spin-Out Liabilities (collectively, the “Spin-Out”).

As a condition and inducement to Purchaser entering into this Agreement and simultaneously with the execution and delivery of this Agreement, the Company and 1cBio, Inc., a Delaware corporation (“1cBio”) are entering into an amendment agreement to the License Agreement, dated as of December 20, 2024, between 1cBio and the Company (as supplemented and amended by that certain addendum thereto, dated October 10, 2025, the “1cBio License Agreement”), in the form attached hereto as Exhibit B (the “1cBio Amendment Agreement”), pursuant to which, among other things, (i) 1cBio will be issued 1,235,143 shares of Series A Preferred Stock in the Company (the “1cBio Shares”) immediately prior to, but contingent upon, the occurrence of the Closing and (ii) 1cBio and the Company will each execute and deliver to Purchaser, in form and substance reasonably acceptable to Purchaser, a power of attorney, which shall be legalized and apostilled, to the extent required by the Notary, relating to (A) the execution of a notarial deed of issue of the 1cBio Shares to 1cBio immediately prior to the occurrence of the Closing, and (B) the execution of the Deed of Transfer, pursuant to which, among other things, the 1cBio Shares will be sold and transferred to Purchaser at the Closing and satisfaction of the condition under the notarial deed referred to under clause (A) for the issuance of the 1cBio Shares to 1cBio will be confirmed.

As a condition and inducement to Purchaser entering into this Agreement, substantially concurrent with the execution and delivery of this Agreement, (i) each of the Belgian Optionholders is executing and delivering to Purchaser and the Company an Option Joinder Agreement in the form attached hereto as Exhibit I-2 (the “Option Joinder Agreement”), pursuant to which, among other things, upon exercise of such Belgian Optionholder’s Company Options in accordance with Section 2.6(b), shares of Company Capital Stock will be issued directly to such Belgian Optionholder immediately prior to the occurrence of the Closing, and (ii) each of the other Company Optionholders is executing and delivering to Purchaser and the Company an Option Termination and Joinder Agreement in the form attached hereto as Exhibit I-1 (the “Option Termination and Joinder Agreement”).

As a condition and inducement to Purchaser entering into this Agreement, simultaneously with the execution and delivery of this Agreement, the individuals identified in Schedule 1.1(b) are executing and delivering to Purchaser non-competition agreements in the form attached hereto as Exhibit C (the “Individual Non-Competition Agreements”).

AGREEMENT

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms have the following meanings:

“1cBio” has the meaning set forth in the Introduction.

“1cBio Amendment Agreement” has the meaning set forth in the Introduction.

“1cBio License Agreement” has the meaning set forth in the Introduction.

“338(g) Election” has the meaning set forth in Section 8.12(g).

“Acceptance Letter” has the meaning set forth in Section 8.13(b).

“Acquisition Proposal” means any offer, proposal or inquiry relating to, or any Person’s indication of interest in, any transaction, or any understanding, letter of intent or Contract contemplating any transaction or series of transactions involving (a) a merger, consolidation, business combination, reorganization or dissolution involving the Company or any of its Subsidiaries (other than any such transactions solely among the Company and its wholly-owned Subsidiaries); (b) a sale, lease, license, disposition or acquisition of all or any material portion of the business or assets of the Company or any of its Subsidiaries (other than the grant of any license pursuant to a Contract that does not constitute a Significant Company IP Agreement and other than any such transactions that are solely among the Company and its wholly-owned Subsidiaries); (c) a sale, disposition or issuance by the Company or any of its Subsidiaries of any Equity Participations in the Company, in each case other than (i) any of the Transactions; (ii) the exercise or conversion of Company Preferred Stock or Company Options outstanding as of the Agreement Date or issued or granted after the Agreement Date in compliance with this Agreement; or (d) any combination of the foregoing, in each case other than the Transactions.

“Action” means any action, suit, claim, complaint, dispute, charge, litigation, arbitration, mediation, audit, investigation, inquiry, examination, grievance, hearing or other proceeding, whether in law or in equity, in each case brought by or before any Governmental Entity.

“Actual Tax Liability” means a liability to make or suffer (including by way of set-off) an actual payment (or increased payment) of or in respect of Tax.

“Adjustment Shortfall Amount” has the meaning set forth in Section 2.3(f)(i).

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

“Aggregate Option Exercise Price” means the total exercise price of all Cashed Out Company Options.

“Aggregate Purchase Price” has the meaning set forth in Section 2.5(d).

“Agreed SpinCo Value” means the value of SpinCo (i) set forth in the Closing SpinCo Valuation Report if no Final SpinCo Valuation Report is prepared, and (ii) set forth in the Final SpinCo Valuation Report if a Final SpinCo Valuation Report is prepared.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“AI Technology” means any machine learning, deep learning, natural language processing, large language model, neural network, generative artificial intelligence, or other artificial intelligence technology, tool, system, model, algorithm, platform or application, including any software or service that incorporates, embeds or deploys any of the foregoing.

“ALE-1” means the Company’s lead candidate compound known as ALE-1, with the chemical structure set forth on Exhibit J.

“ALE-1 Current Trial” means the ongoing ALE1-101 Phase 1/2a adaptive study, including Part 2A and Part 2B HPP patient cohorts, titled “A Study to Assess Safety, Tolerability, Pharmacokinetics and Pharmacodynamics of ALE1 in Healthy Adults and Adults with Hypophosphatasia in order to Identify Suitable Doses of ALE1”, NCT 07179640.

“Allocable Portion” means, at any point in time, with respect to a Company Participating Equityholder, a percentage equal to (a) the aggregate portion of the Aggregate Purchase Price actually received by such Company Participating Equityholder under this Agreement divided by (b) the aggregate amount of the Aggregate Purchase Price actually received under this Agreement by all Company Participating Equityholders collectively. Notwithstanding the foregoing, in no event will the aggregate sum of the Allocable Portion percentages of all Company Participating Equityholders be greater or less than 100%.

“Allocation Schedule” means a schedule in substantially the form of Schedule 1.1(c) attached hereto.

“Alternative Valuation Expert” has the meaning set forth in Section 8.12(e).

“Annual Status Report” has the meaning set forth in Section 2.7(i).

“Anti-Corruption Laws” has the meaning set forth in Section 3.18(b).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings, as amended, Articles 101 and 102 of the Treaty on the Functioning of the European Union, as amended, the Dutch Competition Act (Mededingingswet), as amended, state antitrust Laws and all other applicable Laws (including non-U.S. Laws and regulations) that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“APA Closing Purchase Price” means an amount that equals the Purchase Price (as such term is defined in the Asset Purchase Agreement) based on the Closing SpinCo Valuation Report.

“APA Purchase Price Excess Amount” has the meaning set forth in Section 2.3(g).

“Applicable GAAP” means, as the context requires, Dutch GAAP or US GAAP.

“Approval Milestone Event” has the meaning set forth in Section 2.7(a)(ii).

“Approval Milestone Payment” has the meaning set forth in Section 2.7(a)(ii).

“As Converted Basis” means on an as converted to Company Common Stock basis, with Company Preferred Stock converted to Company Common Stock on a one share to one share basis.

“Asset Purchase Agreement” has the meaning set forth in the Introduction.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.3(a).

“Belgian Optionholder Shares” has the meaning set forth in Section 8.16.

“Belgian Optionholders” has the meaning set forth in Section 2.6(b).

“Belgian Optionholder Promissory Note” means a promissory note by and between a Belgian Optionholder and the Company, with a principal balance equal to the total exercise price of any Company Options exercised by such Belgian Optionholder in accordance with the terms of this Agreement and the Option Joinder Agreement between such Belgian Optionholder and the Company, which promissory note obligation is included in such Option Joinder Agreement. For the avoidance of doubt, in no event shall the aggregate principal balance of all outstanding Belgian Optionholder Promissory Notes together exceed the aggregate total exercise price in respect of Company Options held by the Belgian Optionholders.

“Business Day” means any day other than (a) a Saturday or Sunday; or (b) a day on which banking institutions located in Amsterdam, the Netherlands, or San Francisco, California, are permitted or required by Law, executive order or governmental decree to remain closed.

“Cash and Cash Equivalents” means, as of immediately prior to the Closing (and assuming the completion of the Spin-Out), the sum of (a) the cash and cash equivalents of the Company located in the bank, money market, mutual fund and similar accounts listed on Schedule 1.1(d)(i), plus (b) the security deposits listed on Schedule 1.1(d)(ii), but only to the extent (i) such security deposits remain outstanding and have not been repaid or cancelled by such third party as of immediately prior to the Closing and (ii) no default or other breach by the Company or any of its Subsidiaries (and no other circumstances) exist as of immediately prior to the Closing that are reasonably likely to result in a forfeiture, offset or cancellation of the security deposit, plus (c) expenses prepaid by the Company but only to the extent (i) exclusively related to ALE-1 and fully paid as of immediately prior to the Closing and (ii) such pre-paid expenses fall in one of the approved categories set forth on Schedule 1.1(d)(iii); provided, however, that (A) in case of clause (a), Cash and Cash Equivalents exclude cash that is subject to uncleared checks or drafts, or wire transfers or withdrawals issued by the Company or any of its Subsidiaries prior to or at the Closing, and as determined in accordance with Applicable GAAP, and (B) in case of clause (c), Cash and Cash Equivalents exclude any pre-paid expenses that are (w) not related to ALE-1, (x) not paid as of the Closing, (y) not within one of the approved categories set forth on Schedule 1.1(d)(iii), or (z) in excess of the amounts set forth in clause (iii) above. If the Company receives, prior to the Closing, from or on behalf of the Purchasers (as such term is defined in the Asset Purchase Agreement), by wire transfer of immediately available funds and without any deductions, the full amount of the APA Closing Purchase Price in cash in accordance with Clauses 3.1.1 and 3.2 of the Asset Purchase Agreement, such amount shall be included in Cash and Cash Equivalents for all purposes of this Agreement, including as reflected in the Estimated Closing Certificate and the Closing Statement. If the Company does not receive the APA Closing Purchase Price prior to the Closing, to the extent the Company receives, following the Closing (but on the Closing Date), from or on behalf of the Purchasers (as such term is defined in the Asset Purchase Agreement), by wire transfer of immediately available funds and without any deductions, the full amount of the APA Closing Purchase Price in cash in accordance with Clauses 3.1.1 and 3.2 of the Asset Purchase Agreement, then the amount so received shall constitute Cash and Cash Equivalents only for purposes of the post-Closing adjustment of the Closing Payment pursuant to Sections 2.3(d) through 2.3(f) (and, for clarity, not for purposes of the Estimated Closing Certificate or the Estimated Closing Payment), despite the fact that the Company was not in receipt of such payment as of immediately prior to the Closing. To the extent the Company receives the APA Purchase Price Excess Amount from SpinCo in accordance with Section 2.3(g) prior to the date the Closing Statement is due pursuant to Section 2.3(d), the amount so received shall constitute Cash and Cash Equivalents only for purposes of the post-Closing adjustment of the Closing Payment pursuant to Sections 2.3(d) through 2.3(f) (and, for clarity, not for purposes of the Estimated Closing Certificate or the Estimated Closing Payment), despite the fact that the Company was not in receipt of such amount as of immediately prior to the Closing.

“Cashed Out Company Option” has the meaning set forth in Section 2.6(a).

“Claim Notice” has the meaning set forth in Section 10.7(a).

“Clawback Amount” has the meaning set forth in Section 10.3(b)(vi).

“Clinical Trial” means any interventional investigation in human participants intended to: discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of an investigational product(s); and/or to identify any adverse reactions to an investigational product(s); and/or to study absorption, distribution, metabolism and excretion of an investigational product(s) with the object of ascertaining its safety and/or efficacy. For the purpose of this definition, “investigational product” means a pharmaceutical form of an active ingredient or placebo being tested or used as a reference in a Clinical Trial.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Allocation Schedule” has the meaning set forth in Section 2.8(b).

“Closing Balance Sheet” means the unaudited balance sheet of the Company as of the Closing Date.

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Indebtedness” means all Indebtedness of the Company that remains unpaid as of immediately prior to the Closing (and assuming the completion of the Spin-Out).

“Closing Option Consideration” has the meaning set forth in Section 2.6(a).

“Closing Payment” has the meaning set forth in Section 2.3(a).

“Closing SpinCo Valuation Report” has the meaning set forth in Section 8.12(e).

“Closing Statement” has the meaning set forth in Section 2.3(d).

“CMOs” means collectively, the contract manufacturing organizations, laboratory service providers and suppliers of materials used in the Manufacture of any Retained Product.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Software” means Software that is commercially available off-the-shelf Software and (a) has not been modified or customized for the Company or any of its Subsidiaries; (b) has been licensed to the Company or any of its Subsidiaries under standard terms and conditions that have not been modified; and (c) is licensed to the Company or any of its Subsidiaries for a one-time fee of $[***] or less or an annual fee of $[***] or less.

“Commercialization” or “Commercialize” means marketing, promoting, distributing, importing, exporting, offering for sale or selling a pharmaceutical product.

“Commercially Reasonable Efforts” means, [***].

“Company” has the meaning set forth in the Preamble.

“Company Accounts Payable Adjustment” means the aggregate amount of (a) (i) accrued and unpaid accounts payable of the Company and its Subsidiaries, (ii) accrued and unpaid non-Income Taxes, and (iii) accrued and unpaid payroll expenses and holiday allowance (including the employer portion of all applicable payroll, employment, unemployment, withholding and similar Taxes payable with respect thereto), in each case, as of immediately prior to the Closing, and (b) other current Liabilities of the Company and its Subsidiaries as of immediately prior to the Closing determined in accordance with Applicable GAAP; provided, that the foregoing amounts to be determined in clauses (a) and (b) shall be determined assuming the completion of the Spin-Out.

“Company Board” has the meaning set forth in the Introduction.

“Company Business” means the entire business, operations and activities of the Company and its Subsidiaries (which, at any time prior to the Spin-Out, include SpinCo), as conducted as of the Agreement Date, as proposed by the Company to be conducted, and as conducted at any time prior to the Spin-Out (whether or not any such business, operation or activity has been terminated, divested or discontinued), and comprising both (a) the Retained Business and (b) the Spin-Out Business.

“Company Capital Stock” means collectively, the outstanding capital stock of the Company, including the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the ordinary shares of the Company, with a nominal value of €0.001 per ordinary share.

“Company Convertible Notes” means, collectively, any outstanding notes issued pursuant to that certain (i) Convertible Loan Notes Agreement, dated as of July 9, 2021, by and among Tusk Therapeutics S.A., CASI Pharmaceuticals, Inc., Praxis Biotech LLC, Thuja Capital Healthcare Fund III Coöperatief U.A., QC Consulting Ltd., Bioskills BV and the Company; (ii) Addendum to the Convertible Loan Notes Agreement, dated as of November 10, 2022, by and among the Company and the noteholders party thereto; (iii) Additional Convertible Loan Notes Agreement, dated as of December 5, 2022, by and between Praxis Biotech LLC and the Company; (iv) Addendum to the Convertible Loan Notes Agreement (as amended), dated as of July 7, 2023, by and among the Company and the noteholders party thereto; (v) Additional Convertible Loan Notes Agreement, dated as of July 16, 2024, by and among Droia Oncology III SCSp, DCOV I CommV and the Company; (vi) Additional Convertible Loan Notes Agreement, dated as of September 3, 2024, by and among SSI Strategy Sidecar 1 LLC, SSI Strategy Sidecar 2 LLC and the Company; and (vii) Convertible Loan Notes Agreement, dated as of August 17, 2020, by and among Tusk Therapeutics S.A., CASI Pharmaceuticals, Inc., Praxis Biotech LLC, QC Consulting Ltd., Bioskills BV and Black Belt Tx Ltd, as amended by the amendment to Convertible Loan Notes Agreement, dated as of July 9, 2021.

“Company Fundamental Representations” means collectively, the representations and warranties relating to the Company in Section 3.1 (Organization and Power), Section 3.2 (Subsidiaries), Section 3.3 (Authorization; Enforceability), Section 3.5 (Consents and Approvals), Section 3.6 (Capitalization), and Section 3.24 (No Brokers).

“Company IP” means (i) Owned IP and (ii) Licensed IP.

“Company IP Agreement” means any and all Contracts of the Company or any of its Subsidiaries concerning Intellectual Property Rights, including all such Contracts that are (a) licenses (or other grant of rights or benefits, including covenants not to sue or assert or grant of immunity from suit) of Intellectual Property Rights by the Company or any of its Subsidiaries to any third party; (b) licenses (or other grant of rights or benefits, including covenants not to sue or assert or grant of immunity from suit) of Intellectual Property Rights by any third party to the Company or any of its Subsidiaries; (c) Contracts between the Company or any of its Subsidiaries and any third party relating to the assignment, development, maintenance or exploitation of Intellectual Property Rights; and (d) consents, prior rights agreements, declarations, coexistence agreements, settlements, decrees or Orders governing the use, validity or enforceability of Intellectual Property Rights.

“Company IP Representations” has the meaning set forth in Section 10.1(a).

“Company IT Assets” means computers, Software, hardware, databases, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and related infrastructure, and all associated documentation owned by the Company or licensed, leased or used by the Company (excluding any public networks) or otherwise used by the Company.

“Company Leases” has the meaning set forth in Section 3.11(c).

“Company Material Adverse Effect” means any change, event, circumstance, development or effect that would or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on (a) the business, assets and Liabilities (taken together), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole but excluding in all cases to the extent related to the Spin-Out Assets or Spin-Out Liabilities, or (b) the ability of the Company to consummate the Transactions; provided, however, that none of the following shall constitute, or shall be considered for purposes of the foregoing clause (a) in determining whether there has occurred, a Company Material Adverse Effect: (i) changes after the Agreement Date generally affecting the pharmaceutical industry; (ii) changes after the Agreement Date in general economic or political conditions or the financing or capital markets in general in the United States or any country or region in the world, or changes in currency exchange rates or interest rates; (iii) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, pandemics, epidemics or other health emergencies, or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, sabotage, terrorism, cyberattacks, military action or war (whether or not declared) or any escalation or worsening of the foregoing; (iv) changes after the Agreement Date in Law or generally accepted accounting principles or the interpretation or method of enforcement thereof, including any actions taken for the purpose of complying with such changes; (v) any failure by the Company to meet any internal projections or forecasts of its revenues, earnings or other financial performance, it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect so long as such facts or occurrences are not otherwise excluded by any other clause of this definition; (vi) any action taken by the Company after the Agreement Date at the written request of, or with the prior written consent of, Purchaser; or (vii) the announcement or pendency of the transactions contemplated by this Agreement; provided, that the exceptions in clauses (i), (ii), (iii) and (iv) shall not apply to any change, event, circumstance, occurrence, state of facts, development or effect that disproportionately affects the Company, when compared to other businesses operating in the industry in which the Company operates.

“Company Option” means an option to purchase Company Common Stock issued by the Company.

“Company Optionholder” means the holder of a Company Option as of immediately prior to the Closing.

“Company Participating Equityholders” means collectively, the Sellers and all holders of Cashed Out Company Options immediately prior to the Closing.

“Company Preferred Stock” means the Series A preferred shares of the Company, with a nominal value of €0.001 per preferred share.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Software” means the Software that is (a) owned or purportedly owned by the Company or any of its Subsidiaries; or (b) exclusively licensed to the Company or any of its Subsidiaries.

“Company Stock Plan” means the Alesta Therapeutics, B.V. 2024 Stock Option and Grant Plan, as amended from time to time.

“Company Tax Proceeding” has the meaning set forth in Section 8.12(d).

“Company Tax Representations” means the representations and warranties made by the Company in Section 3.13 (Taxes).

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 1.1(e).

“Confidentiality Agreement” has the meaning set forth in Section 7.2(a).

“Consent” means any approval, consent, ratification, permission, waiver, Order or authorization (including any Permit).

“Contingent Consideration” has the meaning set forth in Section 2.7(a)(ii).

“Contingent Milestone Payment” has the meaning set forth in Section 2.7(a)(ii).

“Contract” means any contract, agreement, grant, cooperative agreement, instrument, option, lease, sublease, license, sublicense, sales or purchase order, conditional sales contract, mortgage, warranty, note, bond, indenture, obligation, commitment, arrangement, undertaking or understanding, in each case as amended and supplemented from time to time.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings.

“Convicted Entity” means an entity which has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. § 335a(a) or 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

“Copyrights” means copyrights and copyrightable subject matter, any and all rights in original works of authorship fixed in any tangible medium of expression, including intellectual property rights in copyrightable and other works, moral rights and other sui generis rights, in each case, whether registered or unregistered, including all applications, registrations, renewals and extensions thereof. “Copyrights” shall include all associated rights to reproduce, distribute, perform, display and create derivative works, and the right to sue for past, present and future infringements.

“Covered” means, with respect to a given product (or component thereof) and Patent, that absent a license thereunder or ownership thereof, such Patent would be infringed by the making, having made, use, sale, offer for sale or importation of such product or component.

“COVID Relief Programs” means the Families First Coronavirus Response Act (Pub. L. 116-127), the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Consolidated Appropriations Act, 2021 (Pub. L. 116-159), the American Rescue Plan Act of 2021 (Pub. L. 117-2), all as amended, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any Treasury Regulations or other administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65, 2020-38 I.R.B. 567), and any similar provisions of state, local and non-U.S. Law.

“CROs” means a Person (including a commercial, academic, or other organization) contracted by a sponsor to perform one or more of a sponsor’s Clinical Trial-related duties and functions, including as defined in (a) 21 C.F.R. 312.3(b); (b) ICH GCP-E6; and (c) foreign equivalents of the foregoing.

“Current U.S. Employee” means, with respect to any individual, that, as of immediately prior to the Closing, such individual is employed by the Company’s Subsidiary.

“Data Room” has the meaning set forth in Section 8.10.

“Deed of Transfer” means a Dutch notarial deed of sale and transfer to be executed by the Notary, such deed in the form attached as Exhibit D hereto, as updated by the Parties prior to the Closing, as needed, to accurately reflect all the shareholders of the Company as of immediately prior to the Closing.

“Development” means all research, development and regulatory activities relating to the development of a pharmaceutical product, including (a) pre-clinical, toxicology, animal studies, pharmacology and other discovery and optimization activities, regulatory affairs, medical writing, qualification and validation, test method development and stability testing, Manufacturing process development, formulation development and quality assurance and quality control development; (b) Clinical Trials; and (c) preparation, submission, review and development of Regulatory Filings, data or information for the purpose of submission to the FDA, EMA or other Governmental Entity to obtain authorization to conduct Clinical Trials, obtain or support Regulatory Approval of a pharmaceutical product or otherwise relating to the foregoing, but excluding Commercialization activities. When used as a verb, “Develop” means to engage in Development.

“Development Milestone Event” has the meaning set forth in Section 2.7(a)(i).

“Development Milestone Payment” has the meaning set forth in Section 2.7(a)(i).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in the introduction to Article III.

“Domain Names” means Internet domain names, uniform resource locators and other names and locators associated with the Internet or registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet.

“Dutch GAAP” means the relevant provisions on financial statements of the Dutch Civil Code and, to the extent applicable, the prevailing guidelines for annual reporting in the Netherlands (Richtlijnen voor de Jaarverslaggeving) published by the Dutch Accounting Standards Board (Raad voor de Jaarverslaggeving).

“Effective Tax Liability” means the use or set-off of a Purchaser Relief in circumstances where, but for such use or set-off, an actual liability to Tax in respect of which Purchaser would have been able to make a claim under Section 10.2(a)(iv) (the amount of the Effective Tax Liability is the amount of the actual liability to Tax that is saved by the use or set-off of the Purchaser Relief).

“Electronic Delivery” means the delivery by electronic means of the Retained Electronic Assets via remote transfer or electronic file sharing to a server designated by Purchaser or by repository transfer or domain registry updates, as determined by Purchaser at its sole discretion and notified by Purchaser to the Company prior to the Closing.

“EMA” means the European Medicines Agency.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, as amended, whether or not subject to ERISA), each pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, stock option, equity or equity-based, deferred compensation, severance, retention, accident, disability, employment, change of control, stock purchase, restricted stock, separation, consulting, vacation, paid time off, fringe benefit and each other benefit or compensation plan, program, policy, agreement, contract or arrangement that is maintained, sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, including on account of an ERISA Affiliate.

“Employee Contract Takeover Agreement” has the meaning set forth in Section 2.2(b)(xv).

“Employment Practices” has the meaning set forth in Section 3.16(c).

“Environmental Law” means any Law relating to the environment or occupational health and safety, including any Law, administrative decision or Order pertaining to (a) treatment, storage, disposal, generation, management or transportation of industrial, toxic, infectious, biological, radioactive or Hazardous Materials or substances or solid, medical, mixed or hazardous waste; (b) air, water or noise pollution; (c) groundwater or soil contamination; (d) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive or Hazardous Materials or substances, or solid, medical, mixed or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (e) the protection of wildlife, marine life or wetlands, including all endangered or threatened species; (f) storage tanks, vessels, containers, abandoned or discarded barrels or other receptacles; (g) health and safety of employees and other persons; or (h) Manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any Law as pollutants, contaminants, toxic, infectious, biological, radioactive or Hazardous Materials or substances or oil or petroleum products or solid, medical, mixed or hazardous waste.

“Equity Participations” means any (a) share, security, equity participation right and any other present or future right that is measurable by reference to the value of capital stock or entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right), to participate in the equity ownership, dividends or equity appreciation of another Person, including capital stock (and with respect to the Company, the Company Capital Stock), simple agreements for future equity, membership interests, units, performance units, options, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent stock or profits interests, voting securities, stock appreciation rights or equivalents, stock loan purchase plans, convertible notes or debentures or stock bonus plans; and (b) commitments to issue any of the foregoing.

“Equityholder Liability Cap” means, with respect to each Company Participating Equityholder, an aggregate amount that equals the sum of (a) the portion of the Estimated Closing Payment actually received by such Company Participating Equityholder plus (b) any Adjustment Excess Amount, if any, actually received by such Company Participating Equityholder plus (c) any Indemnification Escrow Amount, excluding any amount, if any, released to Purchaser as an Adjustment Shortfall Amount plus (d) the Representative Fund Payment actually received by such Company Participating Equityholder, plus (e) any Contingent Consideration pursuant to Section 2.7 to the extent such Contingent Consideration (i) was actually received by such Company Participating Equityholder prior to the date on which the applicable Indemnification Claim is finally determined in accordance with this Agreement or (ii) has become payable in accordance with the provisions of Section 2.7 and been set off by Purchaser in accordance with Section 10.6, whether against the same Indemnification Claim for which the Equityholder Liability Cap is being determined or any prior Indemnification Claim.

“Equityholder Representative” has the meaning set forth in the Preamble.

“Equityholder Representative Account” has the meaning set forth in Section 2.9(c).

“Equityholder Representative Fund” has the meaning set forth in Section 2.9(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m), (o) or (t) of the Code or Section 4001 of ERISA that includes the Company.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” has the meaning set forth in Section 2.2(b)(x).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.3(c).

“Estimated Closing Cash Amount” has the meaning set forth in Section 2.3(c).

“Estimated Closing Certificate” has the meaning set forth in Section 2.3(c).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(c).

“Estimated Closing Payment” has the meaning set forth in Section 2.3(c).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(c).

“EU” means the European Union.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Rate” means the EUR/USD spot exchange rate published by the European Central Bank as of the relevant time such conversion is calculated (or, if the ECB Reference Rate is not published on such day, the ECB Reference Rate most recently published prior to such day). In the event the European Central Bank ceases to publish such exchange rate, the Exchange Rate shall be determined by reference to such other published exchange rate source as Purchaser and the Equityholder Representative shall mutually and reasonably agree.

“Excluded Contracts” means (i) standard non-disclosure or confidentiality Contracts, in each case, entered into in the ordinary course of business; (ii) Contracts that have expired on their own terms or were terminated and pursuant to which the Company and its Subsidiaries have no material ongoing obligations; and (iii) purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received, in each case entered into in the ordinary course of business in substantially the form(s) Made Available and pursuant to which the Company and its Subsidiaries have no material ongoing obligations.

“Excluded Individual” or “Excluded Entity” means (a) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in Federal Health Care Programs such as Medicare or Medicaid by the Office of the Inspector General of the HHS; (b) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration; or (c) an individual or entity, as applicable, who has been debarred by the FDA pursuant to 21 U.S.C. § 335a or any foreign equivalent, or an Affiliate of the foregoing.

“Exclusively Licensed IP” means Licensed IP that is exclusively licensed to the Company or any of its Subsidiaries.

“Exercise Price Cutback” has the meaning set forth in Section 2.5(b)(i).

“Exploit” means, with respect to any molecule or product or any assay, biomarker or diagnostic related to, or for use in connection with, any such product, including any Retained Product: to Develop, Manufacture, Commercialize or otherwise exploit, including to research, make, have made, distribute, sell, offer, import, and export. “Exploiting” and “Exploitation” have the same meaning. Exploit shall include: to discover, research, develop, analyze, test, and conduct Clinical Trials (which conduct may include funding clinical grants or providing supplies, including comparators), as well as any and all activities pertaining to manufacturing development, formulation development, and the development of manufacturing processes, medical affairs, and lifecycle management, including new indications, new formulations, and all other activities (including regulatory activities) related to supporting, securing, and maintaining Regulatory Approval, Pricing and Reimbursement Approval, the receipt, handling and storage of active pharmaceutical ingredients, drug substance or drug product, excipients and other materials, the manufacturing, processing, packaging and labeling, filling, finishing, assembly, supply, holding (including storage), quality assurance and quality control testing (including release) and shipping, as well as any and all activities directed to promote, market, distribute, sell (and offer for sale or contract to sell), pricing and reimbursement, import, export, or otherwise commercially exploit or provide product support and to conduct activities in preparation of any of the foregoing including interactions with any Governmental Entities including activities to produce commercialization support data and to secure and maintain market access, pricing and reimbursement.

“FAR” has the meaning set forth in Section 3.15(c).

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“FDA’s Disqualified/Restricted List” means the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices pursuant to FDA’s clinical investigator disqualification proceedings or procedures, or similar procedures for disqualification of clinical investigators if the FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false information to the study sponsor or the FDA.

“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and the regulations promulgated thereunder.

“Federal Health Care Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act (42 U.S.C. 1395 et seq.), any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code and any other state or federal health care program administered by a Governmental Entity.

“Final Closing Payment” has the meaning set forth in Section 2.3(f).

“Final Determination Date” has the meaning set forth in Section 2.3(f).

“Final SpinCo Valuation Report” has the meaning set forth in Section 8.12(e).

“Financial Controls” has the meaning set forth in Section 3.8(c).

“Financial Statements” has the meaning set forth in Section 3.8(a).

“Foreign Investment Law” means any applicable Law that provides for the review, clearance or notification of transactions on grounds of national security or other national or public interest, including any state, national or multi-jurisdictional applicable Law that is designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“Foreign Plan” has the meaning set forth in Section 3.17(i).

“Fraud” means common law fraud under Delaware law.

“Fundamental Representations” means collectively, the Company Fundamental Representations, the SpinCo Fundamental Representations and the Seller Fundamental Representations.

“Funds Flow Statement” has the meaning set forth in Section 2.3(c).

“Future Payment” means each payment of Contingent Consideration, any Adjustment Excess Amount, any Indemnification Escrow Payment, or Representative Fund Payment.

“Future Payment Mechanics” means the mechanics of distributing a Future Payment among the Sellers and the former holders of Company Options in accordance with the provisions of Section 2.5(e).

“Good Clinical Practices” means the then-current applicable requirements and standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including the FDA’s and EU standards contained in 21 C.F.R. Parts 50, 54, 56 and 312, Regulation EU No 536/2014, the current International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use Guideline for Good Clinical Practice E6, and comparable standards as required by any other applicable Governmental Entity.

“Good Laboratory Practices” means the then-current applicable requirements and standards for the conduct of non-clinical studies, including the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58, Directive 2004/10/EC, and comparable standards as required by any other applicable Governmental Entity.

“Good Manufacturing Practices” means the then-current applicable manufacturing requirements and standards set forth for pharmaceuticals, biologics, compounds or other medicinal products, including those contained in 21 C.F.R. Parts 210 and 211, Directive (EU) 2017/1572, Regulation (EU) 2017/1569, and comparable standards as required by any other applicable Governmental Entity.

“Government Contract” means any Contract between any Governmental Entity and the Company or any of its Subsidiaries, including any prime contract, subcontract or other arrangement by which the Company or any of its Subsidiaries has assumed, in whole or in part, any obligations of a prime contractor or recipient under a Contract with a Governmental Entity, or is otherwise obligated to provide goods, services or other deliverables directly or indirectly to a Governmental Entity.

“Governmental Entity” means (a) a supranational, international, EU, national or federal government, political subdivision thereof or government of a state, province, municipal or local jurisdiction therein; (b) a judicial, quasi-judicial, legislative, executive, statutory, administrative or regulatory instrumentality, board, department, bureau, division, commission, court or agency of any of the above; or (c) any quasi-governmental or private body exercising any regulatory, judicial or other governmental powers, including IRBs.

“Grant” means any award, sub-award or grant of funding and/or other support, made pursuant to a contract, sub-contract or other instrument issued or provided by a Governmental Entity. “Grant” does not include an agreement that only provides (i) direct U.S. government cash assistance to an individual; (ii) a subsidy; (iii) a loan; (iv) a loan guarantee; or (v) insurance.

“Hazardous Materials” means any chemical, material, substance, or waste, whether alone or in combination and whether solid, gaseous or liquid, that (a) is listed, defined, classified or subject to regulation under Environmental Laws as “hazardous,” “toxic,” “dangerous,” “pollutant,” “contaminant,” “substance of very high concern,” “restricted,” “explosive,” “corrosive,” “flammable,” “radioactive,” “reactive,” “infectious,” “contagious,” “special waste,” “medical waste,” “biomedical waste,” “mutagenic,” “carcinogenic,” “endotoxin,” or “blood-borne pathogen” or terms of similar import; or (b) may pose a hazard to human health, natural resources or the environment or give rise to Liability under any Environmental Law when handled, released, treated, stored, transported or otherwise managed, and including special nuclear material, radioactive or mixed waste, explosive, medical or biohazardous materials or wastes, mold, lead-based paint, petroleum and its byproducts and distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, lead-based paint, or urea formaldehyde foam insulation.

“HCP” means any person qualified to (a) prescribe or administer any pharmaceutical product or (b) perform any professional medical, laboratory, research, nursing, phlebotomy, behavioral health or other clinical services for which professional licensure is required.

“Health Care Laws” means Laws relating to the Development, Manufacture and Commercialization of pharmaceutical products, in each case as amended from time to time, to the extent applicable to the Company Business including: (a) the FDCA, its implementing regulations, Directive 2001/83/EC, Regulation (EC) No 726/2004, Regulation (EC) No 141/2000, Regulation (EC) No 1901/2006, and any implementing national legislation and any equivalent Law promulgated by a Governmental Entity, including, as applicable and as amended from time to time, those requirements relating to current Good Clinical Practices, Good Manufacturing Practices, Good Laboratory Practices; (b) all federal and state fraud and abuse Laws and Laws relating to interactions with HCPs, fee splitting or the practice of medicine, including, as applicable, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Ethics in Patient Referrals Act (42 U.S.C. § 1395nn), the Eliminating Kickbacks in Recovery Act (18 U.S.C. § 220), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Criminal Health Care Fraud Statute (18 U.S.C. § 1347), the anti-fraud provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b); (c) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.); (d) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (e) the Exclusion Statute (42 U.S.C. § 1320a-7) and Laws that are cause for or relate to exclusion, suspension or debarment from any Federal Health Care Program or debarment, disqualification or suspension by the FDA; (f) the Clinical Laboratory Improvement Amendments (42 U.S.C. § 263a); (g) United States Public Health Service Act (42 U.S.C. §§ 262 et seq.); (h) Titles XVIII and XIX (42 U.S.C. § 1396 et. seq.) of the Social Security Act; (i) the Clinical Laboratory Improvement Amendments (42 U.S.C. § 263a); (j) all regulations promulgated pursuant to the foregoing clauses (a) through (i); (k) Laws and industry standards governing interactions with patients and patient organizations; and (l) similar or equivalent Laws of all applicable jurisdictions.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) as set forth at 42 U.S.C. § 17931 et seq., as may be amended, and their implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means any Tax based on, measured by, calculated with respect to or imposed on (in whole or in part) gross or net income, gross receipts or profits or any other similar Tax (including any capital gains or minimum alternative Tax and any franchise Tax, margin Tax, withholding Tax or business profits Tax imposed in lieu of such gross or net income gross receipts or profits Tax). For the avoidance of doubt, Income Tax shall exclude sales, use, value added, goods and services and any similar Tax.

“IND” means (a) an Investigational New Drug Application filed with the FDA pursuant to 21 C.F.R. Part 312 or any successor application thereto, and (b) a counterpart of such an Investigational New Drug Application that is required in any other country before beginning clinical testing of a drug in humans in such country, including, for clarity, a “Clinical Trial Application” in the European Union.

“Indebtedness” means (a) any liabilities of the Company and its Subsidiaries (i) for borrowed money, whether direct or indirect, current or non-current; (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business); (iv) under conditional sale or other title retention agreements; (v) issued or assumed as deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business and paid in a manner substantially consistent with past practice); (vi) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than a Permitted Lien) on property owned or acquired whether or not the obligations secured thereby have been assumed; (vii) under leases required to be accounted for as capital leases under Applicable GAAP (excluding, for the avoidance of doubt, any Company Leases); or (viii) under obligations to reimburse issuers of any letters of credit; (b) any liability of the nature described in the foregoing clause (a) of any Person other than the Company or any of its Subsidiaries that the Company or any of its Subsidiaries has guaranteed or endorsed (including any contingent obligations, whether direct or indirect, in respect of indebtedness of or payment of money by others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise); (c) all deferred revenue, to the extent already paid in cash, or other obligations of the Company or any of its Subsidiaries incurred or assumed as deferred or unpaid purchase price of any property, business, asset, equipment or service (including any purchase price settlement or adjustment obligations and contingency payments associated with any past acquisitions, licensing or other similar transactions, in each case, to the maximum amount payable); (d) any declared but unpaid dividends, distributions or other amounts owed to a Company Participating Equityholder in their capacity as equityholders of the Company (including any management or other fees); (e) any Non-Transferrable Spin-Out Liabilities; (f) Unpaid Income Taxes; and (g) all liabilities for accrued but unpaid interest (or interest equivalent) to the date of determination, related to any items of Indebtedness referred to in clauses (a) through (f) and for all fees, expenses, prepayment penalties, premiums, reimbursements and other amounts payable in connection with any redemption or prepayment of any of the foregoing. For the avoidance of doubt, “Indebtedness” shall not include (A) any Indebtedness included in the determination of the Company Accounts Payable Adjustment, and (B) any amounts included as Transaction Expenses.

“Indebtedness for Borrowed Money” means, and is expressly a subset of, Indebtedness and includes only the following: (a) all liabilities for borrowed money, whether direct or indirect, current or non-current; (b) all liabilities evidenced by bonds, debentures, notes or similar instruments; (c) all liabilities under leases required to be accounted for as capital leases under Applicable GAAP (excluding, for the avoidance of doubt, any Company Leases); and (d) all accrued but unpaid interest, fees, expenses, prepayment penalties, premiums, reimbursements and other amounts payable in connection with any redemption or prepayment of any of the foregoing. For the avoidance of doubt, “Indebtedness for Borrowed Money” shall not include (A) any Indebtedness included in the determination of the Company Accounts Payable Adjustment, and (B) any amounts included as Transaction Expenses.

“Indemnification Claim” has the meaning set forth in Section 10.7(a).

“Indemnification Escrow Account” has the meaning set forth in Section 2.4(a).

“Indemnification Escrow Amount” means $22,000,000.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount, including any interest earned thereon (if any), held in the Indemnification Escrow Account with the Escrow Agent, as it may be increased or decreased from time to time in accordance with the terms of this Agreement and the Escrow Agreement.

“Indemnification Escrow Payment” has the meaning set forth in Section 2.5(c)(iii).

“Indemnification Escrow Release Date” has the meaning set forth in Section 10.5.

“Indemnified Parties” has the meaning set forth in Section 10.2.

“Individual Non-Competition Agreements” has the meaning set forth in the Introduction.

“Initiation” means, [***].

“Intellectual Property Rights” means all intellectual property, including all U.S. and non-U.S. (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) Software; (f) rights of publicity; and (g) all applications and registrations and renewals for, and all associated rights with respect to, any of the foregoing in any jurisdiction, including all rights to sue for past, present, and future infringement, misappropriation, dilution or other violation and all rights to collect royalties, proceeds and other consideration with respect to any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.8(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.8(a).

“IP License Agreements” has the meaning set forth in Section 2.2(b)(xi).

“IRB” means any national, central, local or regional institutional review board or ethics committee of any applicable jurisdiction designated to review, approve or monitor the conduct of Clinical Trials or other research, with the aim to protect the rights, welfare and safety of human subjects, including any such entity as described in 21 C.F.R. Part 56, Art. 2 of Regulation (EU) No 536/2014 or foreign equivalent of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Know-How” means know-how, trade secrets and unpatented technical and other proprietary or confidential information which is not in the public domain including information comprising or relating to discoveries, inventions, data (including laboratory information management systems data sets, designs, formulae, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development)), processes (including Manufacturing processes, specification and techniques), compounds, compositions of matter, laboratory records, laboratory notebooks, chemical, pharmacological, toxicological, pre-clinical, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to and information from IRBs and Governmental Entities, in each case in written, electronic or any other form now known or hereafter developed.

“Laws” means all statutes, laws (including common laws), rules, codes, constitutions, Orders, ordinances, directives, treaties, decisions, conventions, regulations and other requirements of any jurisdiction, whether international, EU, multilateral, multinational, national, federal, state, provincial or local, issued or promulgated by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.11(c).

“Liabilities” means any debt, liability, obligation, Taxes, losses, claims, charges, demands, actions, damages, payments, costs and expenses, dues, assessments, bonds, indemnities, and other similar obligations, covenants, controversies, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities of any kind, character or nature, whatsoever, whether secured or unsecured, fixed, absolute, contingent, or determinable, and whether due or to become due, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, including those arising under any Law, rule, regulation, Action, order or consent decree of any Governmental Entity or any award of any arbitrator or mediator, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement.

“Licensed IP” means any and all Intellectual Property Rights that are licensed or sublicensed (or with respect to which a covenant not to sue or assert or immunity from suit has been granted) to the Company and/or any of its Subsidiaries by a Person other than the Company and/or any of its Subsidiaries.

“Liens” means any lien, pledge, option, charge, easement, license, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance, preemptive right, right of first refusal, right of first offer, right of third-party ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing.

“Look-back Date” has the meaning set forth in Section 3.8(a).

“Losses” (including, with the correlative meaning, the term “Loss”) means liabilities, losses, judgments, settlements, awards, Taxes, Orders and fines, including any arbitration and court costs, interest and penalties, costs of investigation, settlement and defense (including costs of investigation, defense and enforcement of this Agreement), and any reasonable fees and out-of-pocket expenses of legal counsel incurred in respect of any of the foregoing; provided, however, that “Losses” shall not include any punitive or special damages, except to the extent paid or payable by an Indemnified Party to a third party in connection with a Third-Party Claim.

“Made Available” (or similar phrases) means that the subject documents were posted by the Company or its Representatives to, and were available and accessible for Purchaser and its Representatives in, the Data Room at 5:00 p.m. (Pacific Time) on the date that is two Business Days prior to the Agreement Date.

“Majority in Interest” means Sellers constituting former holders of a majority (by voting power) of the outstanding shares of Company Capital Stock on an As Converted Basis immediately prior to the Closing, voting together as a single class.

“Manufacturing” means all activities directed to sourcing of necessary raw materials, precursors, intermediates, formulating, manufacturing, producing, processing, packaging, labeling, finishing, storage, qualification and validation, stability testing, quality control testing and quality assurance release of a pharmaceutical product (or any component intermediary or precursor of such product). When used as a verb, “Manufacture” means to engage in Manufacturing.

“Material Contracts” has the meaning set forth in Section 3.15(a).

“Milestone Event” has the meaning set forth in Section 2.7(a)(ii).

“Milestone Product” means (a) ALE-1; (b) any compound Covered by any composition of matter claim of an issued Patent set forth in Section 3.12(c) of the Disclosure Schedule; (c) any salt, ester, free-base, hydrate, solvate, polymorph, isomer, enantiomer, metabolite, or prodrug of ALE-1; or (d) any product that comprises or contains (as the sole active ingredient or in combination with any other active ingredient) any compound described in the preceding clauses (a), (b) or (c).

“NDA” means a New Drug Application, submitted pursuant to Section 505(b) of the FDCA and as more fully defined in 21 C.F.R. § 314.3, or any analogous application or submission with any Regulatory Authority outside the United States submitted for authorization to market and sell a pharmaceutical product.

“Necessary Transmittal Documents” means any documents (including IRS Form W-9 or IRS Form W-8, as applicable) or instructions that the Paying Agent may reasonably require for effecting the payments to the Company Participating Equityholders under this Agreement, including, with respect to any of the Sellers that are Dutch residents, a written confirmation by the Notary, dated the first Business Day after the Closing Date, that as of the Closing Date no insolvency proceeding, bankruptcy, suspension of payments, debt restructuring or similar proceeding was registered with respect to such Seller in the Dutch Central Insolvency Register (Centraal Insolventieregister).

“Net Recovered Proceeds” has the meaning set forth in Section 10.3(b)(vi).

“Non-Transferrable Spin-Out Liabilities” means the aggregate amount of (i) any Spin-Out Liabilities, the delegation or transfer of which require Consent from the relevant creditor or another third party, and which consent has not been obtained by the Company prior to or at the Closing, such that as of the Closing, the Spin-Out Liabilities remain with the Company; and (ii) any Liabilities arising from or relating to any Spin-Out Assets, assignment, transfer, or conveyance of which require Consent from a third party, and which Consent has not been obtained by the Company prior to or at the Closing, such that as of the Closing, the Spin-Out Assets remain with the Company, in each case, for so long as such Liability remains with the Company and to the extent it is not assumed by SpinCo or the SpinCo Subsidiaries.

“Notary” means the Dutch civil law notary or his substitute, associated with Jones Day.

“Objection Notice” has the meaning set forth in Section 2.3(e).

“OFAC” means the U.S. Department of Treasury, Office of Foreign Assets Control.

“Option Joinder Agreement” has the meaning set forth in the Introduction.

“Option Termination and Joinder Agreement” has the meaning set forth in the Introduction.

“Optionholder Future Payment Pro Rata Share” means, with respect to each holder of Cashed Out Company Options, in their capacity as such, a percentage set forth next to the name of such holder in column I on the then current Allocation Schedule to be delivered by the Equityholder Representative in connection with such Future Payment, calculated as (i) the aggregate number of shares of Company Common Stock that are subject to all Cashed Out Company Options owned by such holder immediately prior to the Closing (without regard to vesting), divided by (ii) the sum, as of immediately prior to the Closing, of the aggregate number of shares of outstanding Company Capital Stock on an As Converted Basis and the number of shares of Company Common Stock underlying Cashed Out Company Options. Notwithstanding the foregoing, in no event will the aggregate sum of all Seller Future Payment Pro Rata Share percentages and Optionholder Future Payment Pro Rata Share percentages be greater or less than 100%.

“Orders” means any judgments, orders, rulings, decisions, injunctions, assessments, awards, stays, writs, summons or decrees of any Governmental Entity.

“Organizational Documents” in respect of any Person, means as applicable such Person’s certificate of incorporation, memorandum or articles of association or incorporation, articles of organization, bylaws, partnership agreement, operating agreement, shareholders agreement, declaration of trust or equivalent organizational, constitutional or authorizing documents.

“Outside Date” has the meaning set forth in Section 11.1(b)(i).

“Owned IP” means the Intellectual Property Rights owned or purportedly owned by the Company or any of its Subsidiaries.

“Party” has the meaning set forth in the Preamble.

“Patents” means issued patents, pending patent applications (including all provisional applications, substitutions, continuations, continuations-in-part, extensions, divisions and renewals with respect thereto, and all patents granted thereon), patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, registered or other utility model rights, registered or other design rights and registered or other industrial property rights and United States and foreign counterparts of any of the foregoing.

“Paying Agent” means U.S. Bank National Association.

“Paying Agent Agreement” has the meaning set forth in Section 2.5(a).

“Payoff Letters” has the meaning set forth in Section 8.7.

“Pending Indemnification Amount” has the meaning set forth in Section 10.5.

“Per Share Estimated Closing Payment” means the Estimated Closing Payment payable in respect of a share of Company Capital Stock, determined by dividing (x) the Estimated Closing Payment plus the Aggregate Option Exercise Price by (y) the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Closing on an As Converted Basis plus the number of shares of Company Common Stock underlying the Cashed Out Company Options.

“Permit” means all implicit and explicit authorizations, accreditations, licenses, permits, certificates, approvals, variances, clearances, consents, commissions, franchises, exemptions, registrations, orders, qualifications and other rights from a Governmental Entity, each as amended or supplemented from time to time including, in respect to the Company, all permits required for the Exploitation of any Retained Product, including for the development, testing, manufacturing, distribution, or marketing or sale of such products or product candidates under applicable Laws, including all INDs and other authorizations to conduct Clinical Trials, IRB approvals, NDAs, new drug applications, supplemental new drug applications, abbreviated new drug applications, biologic license applications, establishment registrations and product listings and national formulary placement in any country or jurisdiction and all supplements or amendments thereto, all Regulatory Approvals and Pricing and Reimbursement Approvals.

“Permitted Lien” means (a) with regard to the real property leased under the Company Leases, or any land over which the Company has any interest, easement or other property rights, any Lien recorded against such real property to secure obligations to landlords, lessors or renters thereof or contractual Liens imposed on the underlying fee interest of the subject property thereof; provided, however, that any such Lien does not, individually, or in the aggregate with other Liens, materially interfere with the current use, or materially detract from the value, of the applicable property; (b) Liens under purchase money and capital lease arrangements and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen, vendors and other similar Liens for labor, materials or supplies arising or incurred in the ordinary course of business and that are solely with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made on the Financial Statements in accordance with Applicable GAAP; (c) with regard to the real property leased under the Company Leases, any minor defects or imperfections of title, encumbrances, conditions, restrictions, easements, preemptive rights or options, reservations, rights-of-way and any Permits, licenses and other similar charges and all matters of record, which do not, individually, or in the aggregate, materially interfere with the current use, or materially detract from the value, of the applicable property; (d) with regard to the real property leased under the Company Leases, any Liens imposed or promulgated by a Governmental Entity pursuant to applicable zoning, entitlement, building or other generally applicable land use and environmental restrictions or regulations, including permits, licenses, utility easements and similar Liens, imposed or promulgated by a Governmental Entity; (e) with respect to Intellectual Property Rights, non-exclusive licenses and other grants of rights, or obligations with respect to, Intellectual Property Rights, in each case, granted in the ordinary course of business where the license or sublicense, as applicable, is ancillary or incidental to the purpose of the applicable Contract; and (f) any Lien for Taxes (1) that are not yet due and payable or (2) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made on the Financial Statements in accordance with Applicable GAAP.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Personal Data” means any information or data in any media that, alone or in combination with other information, (a) can be used directly or indirectly to identify a natural person by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or (b) constitutes “personal data,” “personally identifying information,” “personal information,” “protected health information” or any similar term defined by any applicable Law, including Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation).

“Phase 1 Clinical Trial” means a Clinical Trial of a Milestone Product in healthy volunteers or in patients with the disease or condition under study that is designed to evaluate such Milestone Product’s pharmacokinetics and/or pharmacological effects (including the side-effect profile) of such Milestone Product to support its continued testing in Phase 2 Clinical Trials, in each case, in a manner consistent with 21 C.F.R. § 312.21(a) and Regulation (EU) No. 536/2014, as applicable, or any successor provisions thereto, or a comparable Clinical Trial prescribed by the applicable Regulatory Authority in another jurisdiction.

“Phase 2 Clinical Trial” means a Clinical Trial of a Milestone Product that (i) is conducted to evaluate such Milestone Product [***] and (ii) is designed to generate results that are sufficient to allow commencing a Phase 3 Clinical Trial, in each case of clauses (i) and (ii), in a manner consistent with 21 C.F.R. § 312.21(b) and Regulation (EU) No. 536/2014, or any successor provisions thereto. For clarity, “Phase 2 Clinical Trial” excludes the ALE-1 Current Trial[***].

“Phase 3 Clinical Trial” means a Clinical Trial of a Milestone Product in a particular indication in patients with the disease or condition under study performed after preliminary evidence suggesting effectiveness of the Milestone Product has been obtained, that is prospectively designed and intended to demonstrate whether such Milestone Product is effective for such indication and to gather the additional information about effectiveness and safety necessary to evaluate the overall benefit risk relationship of the Milestone Product and provide an adequate basis for physician labeling, and to support submission [***] of an application to obtain Regulatory Approval of such Milestone Product in such indication, in each case, in a manner consistent with (a) 21 C.F.R. § 312.21(c); and (b) Regulation (EU) No. 536/2014, Directive 2001/83/EC and Regulation (EC) No 726/2004 as applicable, or any successor provisions thereto, or a comparable Clinical Trial prescribed by the applicable Regulatory Authority in another jurisdiction. [***].

“Post-Closing Escrow Account” has the meaning set forth in Section 10.6.

“Post-Closing Escrow Agreement” has the meaning set forth in Section 10.6.

“Potential Claim” has the meaning set forth in Section 8.9(a).

“Pre-Closing Period” has the meaning set forth in Section 7.1.

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and, for any Straddle Period, the portion through the end of the Closing Date.

“Pricing and Reimbursement Approvals” means [***].

“Privacy Law(s)” means any applicable Law concerning the collection, storage, use, access, disclosure or other Processing of Personal Data or any applicable Law pertaining to data privacy, data protection or data transfer in effect as of the Agreement Date, including (i) HIPAA; (ii) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (iii) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) any national Law issued under that General Data Protection Regulation; and (iv) any other similar national privacy Laws.

“Privacy Requirements” has the meaning set forth in Section 3.27(a).

“Process” or “Processing” means any operation or set of operations that is performed upon Personal Data in the possession, custody or control of the Company, or any of their respective vendors that perform such activities on their behalf and in their service to the Company, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, structuring, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure or destruction.

“Prosecute” or “Prosecution” means the preparation, filing, prosecution (including interference and opposition proceedings, as applicable) and maintenance (including interferences, reissue, inter partes review, post-grant, re-examination, opposition proceedings, and other post-grant proceedings, as applicable) of Patents or Trademarks.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Material Adverse Effect” means any change, event, circumstance, development or effect that would or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transactions or perform its obligations under this Agreement.

“Purchaser Relief” means (i) any Relief which arises to Purchaser or any of its Affiliates (other than the Company), and (ii) any Relief arising to the Company after the Closing.

“Purchaser Rights Chain Group” means (i) Purchaser and its Affiliates (including, after the Closing, the Company), and (ii) any Person to which Company IP covering a Milestone Product as of the Closing Date is exclusively licensed, sublicensed, assigned or transferred by a Person in clause (i) directly or through one or more intermediaries (i.e., whether through one or more assignments, one or more levels of licenses and/or sublicenses, any combination thereof or otherwise).

“Referee” has the meaning set forth in Section 2.3(e).

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before, any Governmental Entity or, in the case of Domain Names, a Domain Name registrar.

“Regulatory Approval” means with respect to a Milestone Product and a country or region, approval or other authorization by a Regulatory Authority necessary to legally Commercialize such Milestone Product in such country or other jurisdiction. For purposes of clarity the foregoing is met: (i) in the United States through final approval by the FDA of an NDA (including approval by the FDA of an NDA pursuant to FDA’s authority set forth in 21 U.S.C. § 356(c)(1)(A) regarding accelerated approvals), permitting Commercialization of such Milestone Product in interstate commerce in the United States; and (ii) in the European Union through conditional or final marketing authorization for such Milestone Product granted by (x) the European Commission or any successor agency or authority thereto or (y) the relevant Governmental Entity [***].

“Regulatory Authority” means any Governmental Entity, including the FDA, the European Commission and EMA, regulating or otherwise exercising authority with respect to Manufacturing, Development or Commercialization of a pharmaceutical product in any country or regulatory jurisdiction.

“Regulatory Filing” means any applications, requests, responses, submissions, notices or other written or oral exchanges with any Regulatory Authority related to any Permits of the Company, including those aimed at applying for, obtaining, amending, suspending or terminating any such Permits.

“Regulatory Materials” means, with respect to the Retained Business, in any written or electronic form, and with the exclusion of administrative, non-substantive correspondence or other immaterial materials, all (a) documentation comprising the Permits, (b) dossiers, reports, supplements, records, data and other materials or correspondence filed with or received from any Regulatory Authority, relating to the Permits including any Regulatory Filing, (c) reports, supplements, records, data and other materials and correspondence related to the Retained Business and reasonably necessary to, or otherwise limiting the ability to Exploit, any Retained Product, including minutes and official contact reports relating to any communications with any Governmental Entity, and relevant supporting documents with respect thereto, including adverse event files and complaint files, (d) clinical data, results (including all tables, listings and graphs)

and reports, case report forms, patient recruiting materials and other materials or correspondence filed with or received from a Governmental Entity to the extent relating to any Clinical Trial related to the Retained Business, and (e) other material data (including clinical and pre-clinical data) contained or relied upon in any of the foregoing, in the case of each of clauses (a), (b), (c), (d) and (e), to the extent in the possession or control (whether by ownership or other rights) of the Company or its Subsidiaries.

“Related Agreements” means the Escrow Agreement, the Individual Non-Competition Agreements, the IP License Agreements, the Transition Services Agreement, the Option Termination and Joinder Agreements, the Option Joinder Agreements, the Spin-Out Documents, the 1cBio Amendment Agreement, the Employee Contract Takeover Agreements and each other agreement, document, instrument or certificate, other than this Agreement, to be executed and delivered in connection with the Closing.

“Related Party Agreement” has the meaning set forth in Section 3.21.

“Released Matters” has the meaning set forth in Section 8.9(a).

“Released Parties” has the meaning set forth in Section 8.9(a).

“Releasing Parties” has the meaning set forth in Section 8.9(a).

“Relevant Transaction” has the meaning set forth in Section 8.13(c).

“Relief” includes any loss, allowance, depreciation, amortization, credit, relief, exemption, deduction or set-off or other relief of a similar nature granted or available in relation to Tax, and any right to a repayment of or saving of Tax.

“Representative Fund Payment” has the meaning set forth in Section 2.5(c)(iv).

“Representatives” means officers, directors, managers, employees, agents, attorneys, accountants, advisors and other representatives. The term “Representatives” shall be deemed to include current and future “Representatives.”

“Residual Equityholder Representative Fund Amount” has the meaning set forth in Section 2.9(c).

“Restricted Business” has the meaning set forth in Section 8.13(a)(i).

“Restricted Parties” has the meaning set forth in Section 8.13(b).

“Restricted Party Representatives” has the meaning set forth in Section 8.13(b).

“Restricted Territory” has the meaning set forth in Section 8.13(a)(ii).

“Restriction Period” has the meaning set forth in Section 8.13(a)(iii).

“Retained Business” means the Company Business, other than the Spin-Out Business, including the Exploitation of ALE-1 (including for the treatment of hypophosphatasia (HPP)) and all assets, properties, rights, operations and activities of the Company and its Subsidiaries that are not Spin-Out Assets or Spin-Out Liabilities.

“Retained Electronic Assets” means any assets of the Company or any of its Subsidiaries that (i) are in electronic format and (ii) will remain with the Company following the effectiveness of the Spin-Out as part of the Retained Business, which assets shall in any event include the digital embodiments of Intellectual Property Rights, files, records, data and other electronic assets specifically listed on Schedule 8.15.

“Retained Product” means any: (a) Milestone Product; (b) other products, compounds, candidates, formulations, delivery systems, combination products, derivatives, analogs, improvements, modifications, backup compounds, successor compounds, next-generation compounds, or other technologies arising from, based upon, related to, or intended to support, replace, improve, complement or extend a Milestone Product; (c) biomarkers, assays, screening methods, diagnostic products, companion diagnostics, analytical methods, manufacturing processes, formulations, data, Software, Know-How, technologies and other Intellectual Property Rights used in connection with items described in clauses (a) and (b), above, and used by the Company or any of its Subsidiaries.

“Retained Tangible Assets” means any assets of the Company or any of its Subsidiaries that (i) are in tangible form and (ii) will remain with the Company following the effectiveness of the Spin-Out as part of the Retained Business, which assets shall in any event include any files, records, corporate documents, historical board records and any other tangible assets and properties specifically listed on Schedule 8.15.

“Routine Service Provider Contract” means any Contract having Intellectual Property Rights provisions that solely grant a non-exclusive license from the Company or any of its Subsidiaries to a CRO, CMO or other subcontractor in the ordinary course of business under Company IP solely as necessary for such Person to provide services to the Company or any of its Subsidiaries under such Contract.

“Sanctions Laws” means the Laws relating to economic, financial or trade sanctions administered or enforced by the U.S. government (including by OFAC or the U.S. Department of State), the United Nations, the governments of the United Kingdom, European Union or any European Union member state, or any other relevant Governmental Entity.

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” means collectively, the representations and warranties relating to the Sellers in Section 4.1 (Organization and Power), Section 4.2 (Authorization; Enforceability), Section 4.4 (Consents and Approvals), and Section 4.5 (Ownership of Shares).

“Seller Future Payment Pro Rata Share” means, with respect to a Seller (including 1cBio and each Belgian Optionholder to the extent such Belgian Optionholder exercises their Company Options in accordance with this Agreement) in their capacity as such, a percentage set forth next to the name of such Seller in column I on the then current Allocation Schedule equal to (a) the aggregate number of shares of Company Capital Stock owned by such Seller as of immediately prior to the Closing on an As Converted Basis divided by (b) the sum, as of immediately prior to the Closing, of the aggregate number of shares of outstanding Company Capital Stock on an As Converted Basis and the number of shares of Company Common Stock underlying Cashed Out Company Options. Notwithstanding the foregoing, in no event will the aggregate sum of all Seller Future Payment Pro Rata Share percentages and Optionholder Future Payment Pro Rata Share percentages be greater or less than 100%.

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(c).

“Service Provider” means each Person, who is or was previously serving as an officer, director, employee (regular, temporary, part-time or otherwise), consultant or independent contractor of the Company or any of its Subsidiaries.

“Shareholder Approval” means any approval necessary for the Company to adopt this Agreement or any of the Related Agreements or to consummate the Transactions pursuant to the Shareholders Agreement or any other Organizational Document of the Company.

“Shareholders Agreement” means that certain Shareholders’ Agreement, dated as of December 20, 2024, between the Company and the Sellers, as amended from time to time.

“Shares” means the shares of Company Capital Stock set forth opposite each Seller’s name on Schedule 1.1(a), as updated by the Parties prior to the Closing (including pursuant to Section 8.16), as needed, to accurately reflect the issuance of shares of Company Capital Stock to 1cBio and the Belgian Optionholders prior to the Closing to the extent such Belgian Optionholders exercise their Company Options in accordance with this Agreement.

“Significant Company IP Agreement” means any Company IP Agreement other than [***].

“Significant Licensed IP” means Licensed IP other than [***].

“Software” means any and all (a) computer programs and software in any form, whether in Source Code or object code, including any and all software implementations of algorithms, models and methodologies, Internet websites, web content and links, operating systems and specifications, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions and compilers; (b) electronic databases and compilations of data; and (c) all documentation, developer notes, comments and annotations related to any of the foregoing, in each case of the foregoing sub-clauses (a) through (c), including any and all versions, updates, corrections, enhancements and modifications thereof.

“Source Code” means the human-readable (as opposed to machine-readable) form of computer programming code for Software.

“SpinCo” has the meaning set forth in the Preamble.

“SpinCo Fundamental Representations” means collectively, the representations and warranties relating to the SpinCo in Section 5.1 (Organization and Power), Section 5.2 (Authorization; Enforceability), Section 5.4 (Consents and Approvals) and Section 5.5 (Ownership of Shares in SpinCo Subsidiaries).

“SpinCo Tax Proceeding” has the meaning set forth in Section 8.12(d).

“SpinCo Valuation Expert” has the meaning set forth in Section 8.12(e).

“SpinCo Valuation Report” has the meaning set forth in Section 8.12(e).

“Spin-Out” has the meaning set forth in the Introduction.

“Spin-Out Assets” has the meaning set forth in the Asset Purchase Agreement.

“Spin-Out Business” has the meaning set forth in the Asset Purchase Agreement.

“Spin-Out Documents” means (a) the Asset Purchase Agreement; and (b) any other agreements, instruments and corporate approvals implementing the Spin-Out, including any contribution, sale, transfer and assignment agreements, assumption agreements and any related board and shareholder resolutions, in each case, in form and substance reasonably acceptable to Purchaser.

“Spin-Out Liabilities” has the meaning set forth in the Asset Purchase Agreement.

“SpinCo Shareholders” has the meaning set forth in Section 8.14.

“Spin-Out Transfer Taxes” has the meaning set forth in Section 8.5.

“Straddle Period” means any taxable period that includes, but does not end, on the Closing Date.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity; (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity; or (c) rights to act as a general partner or managing member.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations (including, for the avoidance of doubt, Section 203 of the DGCL).

“Tax Liability” means any Actual Tax Liability or Effective Tax Liability.

“Tax Proceeding” has the meaning set forth in Section 8.12(d).

“Tax Returns” means all reports, returns, information returns, claims for refund, declarations or statements, including any attachments thereto or amendments thereof, supplied or required to be supplied to a Governmental Entity with respect to Taxes.

“Taxes” means, with respect to any jurisdiction (a) all federal, state, county, local and municipal taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, gain, profits, estimated, alternative minimum, add-on minimum, base erosion anti-abuse, ad valorem, premium, VAT, excise, license, real property, personal property, unclaimed property, escheat, sales, use, services, goods and services, transfer, registration, stamp, windfall profits, environmental, customs, duties, tariffs, capital stock, natural resources, withholding, employment, unemployment, disability, social security, payroll, severance and franchise taxes, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity, in each case whether disputed or not and (b) any Liability for any amounts described in clause (a) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including the Tax Collection Act 1990 (Invorderingswet 1990)), as a transferee or successor, by contract or otherwise.

“Taxing Authority” means a Governmental Entity that determines, administers, collects or enforces any Tax.

“Third-Party Claim” has the meaning set forth in Section 10.7(b).

“Threshold” has the meaning set forth in Section 10.3(a).

“Trade Secrets” means trade secrets and other proprietary rights in clinical, technical, scientific, Manufacturing, regulatory and other information, inventions (whether or not patentable), discoveries, designs, results, techniques, database rights, data, databases, data collections and other Know-How, including plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, recipes, compositions, specifications, protocols, analytical and quality control information and procedures, test data and results, reports, studies and marketing, pricing, distribution, cost and sales information.

“Trademarks” means all trademarks, corporate names, trade names, service marks, Domain Names, logos, slogans, trade dress and any other designations or identifiers of source or origin, in each case, whether registered or unregistered, including all applications, registrations, renewals and extensions thereof, and including all associated goodwill and the right to sue for past, present and future infringement.

“Transaction Expenses” means, without duplication and solely to the extent that the following obligations are unpaid as of immediately prior to the Closing, the aggregate amount due and payable by the Company for third-party, out of pocket costs and expenses incurred by or on behalf of the Company as a result of or in connection with this Agreement, the Related Agreements or the Transactions, including (a) any legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses; (b) all severance, termination pay or termination benefits accrued, payable or otherwise owed with respect to any Service Provider prior to the Closing or in connection with the Spin-Out or who received or provided a notice of termination prior to the Closing or in connection with the Spin-Out and any change-in-control, sale, retention or similar bonus payments related to the Transactions, in each case, that is due and payable by the Company to any Service Provider as a result of the Closing or the Spin-Out (but excluding payments in respect of Company Options made pursuant to this Agreement), in each case together with the employer portion of any payroll, employment, unemployment and similar Taxes payable with respect thereto; (c) the aggregate amount of any Liability of the Company for the employer’s share of any payroll, employment, unemployment, withholding, and similar Taxes with respect to the compensation payable as a result of the exercise or “cash-out” of any Company Options in connection with the Transactions, whether or not payable at the Closing including, for the avoidance of doubt, the employer portion of any payroll and any other employment Taxes associated with, resulting from or in any way connected to any payments required by this Agreement after the Closing; and (d) any unrecoverable value added taxes paid or imposed under the applicable Dutch Law with respect to any payments described in the foregoing clauses (a) through (c). For the avoidance of doubt, “Transaction Expenses” shall not include any amounts included in the determination of Indebtedness, and no amount shall be counted as both a Transaction Expense and as Indebtedness.

“Transactions” means collectively, all transactions by or among the Parties contemplated by this Agreement and all transactions by or among the Parties contemplated by the Related Agreements.

“Transfer Taxes” has the meaning set forth in Section 8.6.

“Transition Services Agreement” has the meaning set forth in Section 2.2(b)(xii).

“Unaudited Financial Statements” has the meaning set forth in Section 3.8(a).

“United States” or “U.S.” means the United States of America and its territories and possessions.

“Unpaid Income Taxes” means, for each of the Company and its Subsidiaries, as applicable, an amount equal to the sum of, without duplication, all unpaid Income Taxes (whether or not yet due and payable, and ignoring any Tax payments made on the Closing Date after the Closing to the extent paid from Cash and Cash Equivalents) of the Company and its Subsidiaries, for any Pre-Closing Tax Periods, including, for the avoidance of doubt, the portion of any Straddle Period through and including the Closing Date, calculated in accordance with Section 8.12(a), determined on a jurisdiction-by-jurisdiction and entity-by-entity basis with the amount of such Taxes not below zero for any jurisdiction or for the Company or each of its Subsidiaries.

“Unresolved Matters” has the meaning set forth in Section 2.3(e).

“US GAAP” means United States generally accepted accounting principles.

“USPTO” has the meaning set forth in Section 3.12(h).

“VAT” means (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any other Tax of a similar nature levied by reference to added value, sales or consumption, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in sub-clause (i) above, or imposed elsewhere.

“Waived 280G Benefits” has the meaning set forth in Section 8.11.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.) and any foreign, state or local Law of similar effect.

“Willful Breach” means a material breach that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party with actual knowledge that such act or omission would cause or constitute a breach of this Agreement.

1.2 Interpretation.

(a) Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by “without limitation”; (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (iv) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a Person or entity are also to its permitted successors and assigns; (vii) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; and (viii) references to a federal, state, local or non-U.S. statute or Law include any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.

(b) Unless explicitly indicated otherwise, all payments and calculations under this Agreement shall be denominated in, and paid in, United States dollars and all references to $ shall mean lawful currency of the United States. Where any amount relevant to a calculation under this Agreement is denominated in a currency other than United States dollars (including, without limitation, the exercise price of any Company Option denominated in Euro, any liquidation preference or other amount determined by reference to Euro-denominated instruments, or any other amount expressed in Euro), such amount shall be converted into United States dollars at the Exchange Rate. For purposes of calculating a payment pursuant to this Agreement, the relevant date for determining the Exchange Rate shall be (i) for any payment due at Closing, the fourth Business Day immediately preceding the Closing Date; and (ii) for all other payments made pursuant to this Agreement, the second Business Day immediately preceding the date of such payment.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Shares; Consideration.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller will sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase, acquire and accept, all right, title and interest in and to the Shares set forth opposite such Seller’s name on Schedule 1.1(a) hereto, in each case free and clear of all Liens (other than restrictions on transfer that may be imposed on Purchaser by applicable securities Law) and with the benefit of all rights of whatsoever nature attaching or accruing to the Shares. With respect to the purchase and sale of the Shares provided for in this Agreement, each Seller hereby unconditionally and irrevocably waives all rights that such Seller has or may have of pre-emption or first refusal or other rights of or restrictions on the transfer of any of such Shares conferred on such Seller by any Organizational Documents, Contract (including the Shareholders’ Agreement) or applicable Law.

(b) Upon the terms and subject to the conditions of this Agreement, as consideration for the sale and transfer of the Shares pursuant to Section 2.1(a) Purchaser shall (i) pay the Estimated Closing Payment in accordance with Section 2.5(b) and (ii) make the Future Payments, if any, in the amounts, and in the manner, expressly set forth in this Agreement.

2.2 Closing; Closing Deliveries.

(a) The closing of the Transactions (the “Closing”) shall take place, with respect to the transfer of shares of Company Capital Stock, through execution of the Deed of Transfer, and for other elements of the Closing, by means of a virtual closing via the electronic exchange of documents and signatures by the Parties promptly (and in no event later than on the third Business Day) following the satisfaction or waiver of each of the conditions set forth in Article IX (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or at such other place, time and date as shall be agreed in writing between Purchaser and the Company. The date and time at which the Closing is deemed to occur shall be 9:00 a.m. Pacific Time on the date on which the Closing actually occurs and is referred to in this Agreement as the “Closing Date”. All acts and proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing will be deemed to have been taken and executed simultaneously, and, except as permitted hereunder (including through waiver by the Party entitled to the benefit of such act, proceeding or document), no acts or proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

(b) At or prior to the Closing, the Company or the Sellers shall have delivered (or caused to be delivered) to Purchaser, and Purchaser shall have received, the following items in form and substance reasonably acceptable to Purchaser, each of which shall be in full force and effect as of the Closing:

(i) irrevocable powers of attorney, in form and substance reasonably acceptable to Purchaser, duly executed by each Seller (which, for clarity, includes 1cBio and each Belgian Optionholder to the extent such Belgian Optionholders exercise their Company Options in accordance with this Agreement) and the Company, which shall be legalized and apostilled, to the extent required by the Notary, for the execution of the Deed of Transfer (including any know your customer information reasonably required by the Notary);

(ii) the shareholders’ register of the Company true, accurate and complete as of the Closing Date, immediately prior to the Closing;

(iii) certificates of good standing of each of the Company’s Subsidiaries in the jurisdiction of its incorporation or formation and each other jurisdiction in which it is qualified to do business as a foreign entity, in each case issued within five Business Days before the Closing;

(iv) a certificate, dated as of the Closing Date, duly signed by the Company’s Chief Executive Officer, certifying the satisfaction of the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c);

(v) a certificate, dated as of the Closing Date, duly signed by the Company’s Chief Executive Officer, attaching the Closing Allocation Schedule and certifying that it is complete and correct and has been prepared in accordance with this Agreement;

(vi) evidence, reasonably satisfactory to Purchaser, of the Consent to assignment of, or giving of notice to, any Person whose Consent to assignment may be required, or to whom notice may be required to be given, in connection with the Transactions under the Contracts listed on Schedule 2.2(b)(vi);

(vii) evidence, reasonably satisfactory to Purchaser, that the Company has (A) terminated each of the Contracts listed on Schedule 8.8(a), in each case, in accordance with the terms of Section 8.8(a); (B) amended or supplemented each of the Contracts listed on Schedule 8.8(b) in the manner described in Section 8.8(b) and Schedule 8.8(b); and (C) terminated each of the agreements and powers of attorney required to be terminated under Section 8.8(c);

(viii) letters of resignation, effective as of the Closing, duly executed and delivered by each of the directors and officers of the Company;

(ix) a copy of the Asset Purchase Agreement, duly executed and delivered by the Company, the Company’s Subsidiary, SpinCo and the two subsidiaries of SpinCo referred to therein as SpinCoSub and SpinCoSub2;

(x) a copy of the escrow agreement by and between the Escrow Agent, Purchaser and the Equityholder Representative in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”), duly executed and delivered by the Equityholder Representative;

(xi) copies of (A) the SpinCoSub IP Cross-License Agreement in the form attached hereto as Exhibit F-1 duly executed and delivered by SpinCoSub (as defined in the Asset Purchase Agreement) and (B) the SpinCoSub2 IP Cross-License Agreement in the form attached hereto as Exhibit F-2 duly executed and delivered by SpinCoSub2 (as defined in the Asset Purchase Agreement) (together, the “IP License Agreements”);

(xii) a copy of the Transition Services Agreement in the form attached hereto as Exhibit G (the “Transition Services Agreement”), duly executed and delivered by SpinCo;

(xiii) a valid IRS Form W-9 or IRS Form W-8, as applicable, duly executed by each Seller;

(xiv) the Payoff Letters, duly issued by each of the creditors of the Company’s Indebtedness for Borrowed Money; and

(xv) copies of the Employee Contract Takeover Agreement in the form attached hereto as Exhibit H (the “Employee Contract Takeover Agreement”), duly executed and delivered by each employee of the Company as of immediately prior to the Closing.

(c) At or prior to the Closing, Purchaser shall have delivered (or caused to be delivered) to the Company, and the Company shall have received, each of the following items in form and substance reasonably acceptable to the Company, each of which shall be in full force and effect as of the Closing:

(i) An irrevocable power of attorney, in form and substance reasonably acceptable to the Company, duly executed by Purchaser, which shall be legalized and apostilled, to the extent required by the Notary, for the execution of the Deed of Transfer (including any know your customer information reasonably required by the Notary);

(ii) a copy of the Escrow Agreement, duly executed and delivered by Purchaser and the Escrow Agent;

(iii) a copy of the Transition Services Agreement, duly executed and delivered by Purchaser; and

(iv) a certificate, duly signed by an officer of Purchaser, dated as of the Closing Date, certifying the satisfaction of the conditions set forth in Section 9.3(a) and Section 9.3(b).

2.3 Closing Payment; Adjustment of the Closing Payment.

(a) For purposes of this Agreement, the “Closing Payment” means an amount equal to:

(i) $275,000,000;

(ii) plus the total amount of Cash and Cash Equivalents;

(iii) minus the total amount of Closing Indebtedness;

(iv) minus the Transaction Expenses;

(v) minus the Company Accounts Payable Adjustment;

(vi) minus the Indemnification Escrow Amount;

(vii) minus the Equityholder Representative Fund.

(b) Schedule 2.3(b) sets forth an example calculation of the Estimated Closing Payment, including a calculation of each of the components thereof set forth in Section 2.3(a), as of July 31, 2026 assuming that the Closing occurred at the close of the Company’s business on such date.

(c) Not more than 10 nor later than five Business Days before the Closing Date, the Company shall prepare and deliver to Purchaser: (1) a good faith estimate of the Closing Balance Sheet (the “Estimated Closing Balance Sheet”); (2) a written certificate, signed by the Chief Financial Officer of the Company (the “Estimated Closing Certificate”), setting forth each of the following, which shall be consistent with the Estimated Closing Balance Sheet to be delivered pursuant to Section 2.3(c)(1): (A) the Company’s good faith estimate of each of the following items (i) the amount of Cash and Cash Equivalents (the “Estimated Closing Cash Amount”); (ii) the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”); (iii) the amount of the Transaction Expenses (the “Estimated Transaction Expenses”) and (iv) the Company Accounts Payable Adjustment, in each case of items (i) through (iv), prepared in accordance with the definitions of “Cash and Cash Equivalents,” “Indebtedness,” “Transaction Expenses,” and “Company Accounts Payable Adjustment” set forth in this Agreement; and (B) based on the estimates in clause (A), the Company’s good faith estimate of the Closing Payment (the “Estimated Closing Payment”), which certificate shall also include reasonable supporting detail of each of the foregoing; and (3) a funds flow memorandum in Excel format and otherwise in a form reasonably acceptable to Purchaser, setting forth the amounts (including reasonable supporting detail) to be paid by Purchaser at the Closing pursuant to this Agreement and the Related Agreements and the recipients of, and bank wire details for, such payments (the “Funds Flow Statement”); provided that the Funds Flow Statement will provide a placeholder for the bank wire details of the Paying Agent (which shall be delivered by Purchaser to the Company prior to the Closing and inserted in the final Funds Flow Statement for the Closing). Following the delivery of the Estimated Closing Certificate to Purchaser, (x) the Company shall grant Purchaser and its Representatives reasonable access to the Company’s books, records, and personnel, including the Company’s independent auditor and its and their work papers (subject to the execution of customary work paper access letters, if requested) to the extent relevant to the preparation of the Estimated Closing Balance Sheet, the Estimated Closing Certificate, or the Funds Flow Statement, and such other relevant information as Purchaser or its Representatives may reasonably request in order to evaluate the Estimated Closing Balance Sheet, the Estimated Closing Certificate, the Estimated Closing Payment, or any of its components, or the Funds Flow Statement, and shall otherwise reasonably cooperate with Purchaser’s and its Representatives’ review of the Estimated Closing Balance Sheet, the Estimated Closing Certificate, and the Funds Flow Statement; provided that such access would not unreasonably interfere with the normal business operations of the Company, and (y) Purchaser and the Company shall work together in good faith in an effort to agree on a final Estimated Closing Certificate, and if Purchaser provides any comments to the Estimated Closing Certificate no later than one Business Day prior to the Closing, the Company shall consider such comments in good faith. If the foregoing results in any changes to the Estimated Closing Certificate, the Company shall promptly deliver an updated Estimated Closing Certificate reflecting such changes and the Estimated Closing Certificate so delivered shall be relevant for the purposes of this Article II. For purposes of clarity, Purchaser’s comments, or the lack thereof, in respect of the Estimated Closing Balance Sheet, the Estimated Closing Certificate, the Estimated Closing Payment, or the Funds Flow Statement prior to or at the Closing shall not prejudice or otherwise affect, or constitute a waiver or deemed to constitute a waiver of, Purchaser’s rights under this Article II or any other provision of this Agreement.

(d) Within 90 calendar days after the Closing Date, Purchaser shall prepare and deliver to the Equityholder Representative (1) the Closing Balance Sheet and (2) a written statement (the “Closing Statement”) of Purchaser’s good faith determination, as of the Closing, of the Closing Payment and each of the following components (A) Cash and Cash Equivalents, (B) Closing Indebtedness, (C) Transaction Expenses, and (D) Company Accounts Payable Adjustment. The Closing Statement shall be prepared in accordance with the definitions of “Cash and Cash Equivalents,” “Indebtedness,” “Transaction Expenses” and “Company Accounts Payable Adjustment” set forth in this Agreement. Following the delivery of the Closing Balance Sheet and the Closing Statement, Purchaser will provide the Equityholder Representative reasonable access to the Company’s books, records, and personnel, including the Company’s independent auditor and its and their work papers (subject to the execution of customary work paper access letters, if requested) to the extent relevant to the preparation of the Closing Balance Sheet or the Closing Statement; provided that (x) such access would not unreasonably interfere with the normal business operations of the Company and (y) Purchaser shall not be required to disclose any Tax Returns of Purchaser or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries), except, in the case of the Company and its Subsidiaries, to the extent any such Tax Returns relates solely to a Pre-Closing Tax Period.

(e) The Closing Statement shall become final and binding upon the Parties on the 30th day following the date on which the Closing Statement was delivered to the Equityholder Representative, unless the Equityholder Representative delivers written notice of its disagreement with the Closing Statement (an “Objection Notice”) to Purchaser prior to such date. Any Objection Notice shall specify in reasonable detail the nature of any disagreement so asserted. If an Objection Notice is received by Purchaser within the time period prescribed by this Section 2.3(e), then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (1) the date the Equityholder Representative and Purchaser resolve in writing any differences they have with respect to the matters specified in the Objection Notice and (2) the date any disputed matters are finally resolved in writing by the Referee, as described below. During the 30-day period following the delivery of an Objection Notice, the Equityholder Representative and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Objection Notice. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 and any similar state rules shall apply to the Equityholder Representative (and any of its Representatives) and Purchaser (and any of its Representatives) during such negotiations and any subsequent dispute arising therefrom. If at the end of such 30-day period the Equityholder Representative and Purchaser have not resolved in writing the matters specified in the Objection Notice, the Equityholder Representative and Purchaser shall submit to an independent accounting firm (the “Referee”) to resolve such disputes (acting as an expert and not an arbitrator), in accordance with the standards set forth in this Section 2.3(e) only matters that remain in dispute (the “Unresolved Matters”). The Referee shall be PwC or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be reasonably agreed upon by the Equityholder Representative and Purchaser in writing. The Equityholder Representative and Purchaser shall use reasonable efforts to cause the Referee to render a written decision resolving the matters submitted to the Referee within 30 days of the receipt of such submission. The scope of the disputes to be resolved by the Referee shall be limited to fixing mathematical errors and determining whether the Unresolved Matters were determined in accordance with this Agreement and the Referee is not to make any other determination, including any determination as to whether the calculations contained in the Estimated Closing Certificate delivered by the Company in accordance with Section 2.3(c), on the one hand, and the calculation contained in the Closing Statement are correct. The Referee shall conduct a limited review based solely on written submissions by the Equityholder Representative and Purchaser and their respective Representatives, and shall not conduct an independent review or consider evidence outside such submissions. The Referee may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The Referee’s final determination in accordance with the requirements of this Agreement shall be final, binding and non-appealable on the Equityholder Representative and Purchaser, absent showing of Fraud or manifest error in such final determination. The fees and expenses of the Referee incurred pursuant to this Section 2.3(e) shall be borne by the Equityholder Representative, on the one hand (solely from the Equityholder Representative Fund), and Purchaser, on the other hand, in proportion to the final allocation made by such Referee of the Unresolved Matters weighted in relation to the claims made by the Equityholder Representative and Purchaser, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if the Equityholder Representative claims that the appropriate adjustments with respect to the Unresolved Matters are $100,000 greater than the amount determined by Purchaser (and such amount is the aggregate amount of the Unresolved Matters) and if the Referee ultimately resolves the Unresolved Matters by awarding to the Equityholder Representative (on behalf of the Company Participating Equityholders) $30,000 of the $100,000 contested, then the fees, costs and expenses of the Referee will be allocated 30% (i.e., 30,000 ÷ 100,000) to Purchaser and 70% (i.e., 70,000 ÷ 100,000) to the Equityholder Representative.

(f) Within five Business Days after the final determination of the Closing Payment in accordance with Sections 2.3(d) and 2.3(e) (the “Final Closing Payment,” and the date on which the Final Closing Payment is determined, the “Final Determination Date”):

(i) if the Final Closing Payment is less than the Estimated Closing Payment (such shortfall, expressed as a positive number, an “Adjustment Shortfall Amount”), then the Equityholder Representative and Purchaser shall jointly instruct the Escrow Agent to deliver to Purchaser, from the Indemnification Escrow Fund, by wire transfer of immediately available funds, an amount in cash that equals the Adjustment Shortfall Amount;

(ii) if the Final Closing Payment is greater than the Estimated Closing Payment (such excess amount, an “Adjustment Excess Amount”), then Purchaser shall pay an amount equal to the Adjustment Excess Amount in accordance with the Future Payment Mechanics; and

(iii) if the Final Closing Payment is equal to the Estimated Closing Payment, then no payments are due pursuant to this Section 2.3(f).

(g) If following payment of the APA Closing Purchase Price to the Company pursuant to Clauses 3.1.1 and 3.2 of the Asset Purchase Agreement, a Final SpinCo Valuation Report is prepared pursuant to Section 8.12(e) and the Agreed SpinCo Value set forth therein exceeds the APA Closing Purchase Price received by the Company (such excess amount, the “APA Purchase Price Excess Amount”), then SpinCo shall promptly, and in any event within 30 days of the issuance of the Final SpinCo Valuation Report, pay to the Company (on its own behalf and on behalf of SpinCoSub and SpinCoSub2 (each as defined in the Asset Purchase Agreement)), by wire transfer of immediately available funds, a cash amount that equals the APA Purchase Price Excess Amount, without duplication of the amount payable pursuant to Clause 3.3 of the Asset Purchase Agreement.

(h) The Parties acknowledge and agree that all payments made pursuant to Sections 2.3(f) and 2.3(g) shall be treated as adjustments to the Aggregate Purchase Price for applicable Tax purposes.

2.4 Indemnification Escrow.

(a) On the Closing Date, Purchaser shall deliver to the Escrow Agent, by wire transfer of immediately available funds to bank accounts designated in writing by the Escrow Agent the Indemnification Escrow Amount, which amount shall be deposited into a segregated account established and maintained by the Escrow Agent (the “Indemnification Escrow Account”) to be held by the Escrow Agent in the Indemnification Escrow Fund and released by the Escrow Agent in accordance with the terms and provisions of this Agreement and the Escrow Agreement.

(b) The Indemnification Escrow Fund will be available (i) to compensate Purchaser pursuant to Section 2.3(f)(i) for a potential Adjustment Shortfall Amount, and (ii) from and after the Closing, for the period described in Section 10.5, the Indemnification Escrow Fund will be available to compensate Purchaser (on behalf of itself or any other Indemnified Party) for Losses in accordance with Article X.

2.5 Paying Agent; Payment Mechanics; Aggregate Purchase Price.

(a) At or prior to Closing, Purchaser shall enter into an agreement (the “Paying Agent Agreement”) with the Paying Agent. None of Purchaser, the Company, the Equityholder Representative, or the Paying Agent will be liable to any Person (including any Seller) in respect of any cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(b) Upon the terms and subject to the conditions of this Agreement, Purchaser shall make or cause to be made the following payments on the Closing Date:

(i) an aggregate amount in cash that equals the Estimated Closing Payment, without interest, to the Company Participating Equityholders as follows: (A) Purchaser shall deposit with the Paying Agent, by wire transfer of immediately available funds, a cash amount that is equal to the Per Share Estimated Closing Payment multiplied by the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Closing and after the issuance of shares of Company Capital Stock to 1cBio and the Belgian Optionholders to the extent a Belgian Optionholder exercised their Company Options in accordance with this Agreement prior to the Closing (as set forth on the Closing Allocation Schedule), for further distribution by the Paying Agent, subject to the Paying Agent’s receipt of the fully completed Necessary Transmittal Documents, with respect to each Seller, to the account designated for such Seller on the Closing Allocation Schedule in an amount (set forth on the Closing Allocation Schedule) equal to (x) the Per Share Estimated Closing Payment multiplied by (y) the number of shares of Company Capital Stock held by such Seller immediately prior to the Closing, and, in respect of each Belgian Optionholder that has exercised their Company Options in accordance with this Agreement only, minus (z) such Belgian Optionholder’s total exercise price in respect of such Belgian Optionholder’s Company Options (an “Exercise Price Cutback”), and (B) Purchaser shall pay (y) to the Company, by wire transfer of immediately available funds, a cash amount equal to the aggregate amount of the Closing Option Consideration payable to Company Optionholders who are not Current U.S. Employees (as set forth on the Closing Allocation Schedule), for further distribution by the Company, subject to the Company’s receipt of the fully completed Necessary Transmittal Documents and in accordance with the then applicable standard payroll practices, to each Company Optionholder who is not a Current U.S. Employee of an amount equal to the Closing Option Consideration payable to such Company Optionholder (as set forth on the Closing Allocation Schedule), less any applicable Tax withholding, and (z) to the Company’s Subsidiary, by wire transfer of immediately available funds, a cash amount equal to the aggregate amount of the Closing Option Consideration payable to Company Optionholders who are Current U.S. Employees (as set forth on the Closing Allocation Schedule), for further distribution by the Company’s Subsidiary (and SpinCo shall cause the Company’s Subsidiary to make such distribution), subject to the Company’s Subsidiary’s receipt of the fully completed Necessary Transmittal Documents and in accordance with the then applicable standard payroll practices, to each Company Optionholder who is a Current U.S. Employee of an amount equal to the Closing Option Consideration payable to such Company Optionholder (as set forth on the Closing Allocation Schedule), less any applicable Tax withholding. After the payments contemplated by Section 2.5(b)(i)(A) have been made, and only after giving effect to any Exercise Price Cutbacks, any such Exercise Price Cutback shall be treated as a payment made on behalf of the applicable Belgian Optionholder in discharge of their obligations under such Belgian Optionholder’s Belgian Optionholder Promissory Note (if any). For purposes of clarity, in no event shall the aggregate amount paid pursuant to Section 2.5(b)(i)(A) and Section 2.5(b)(i)(B) exceed the Estimated Closing Payment.

(ii) on behalf of the Company, by wire transfer of immediately available funds to a bank account designated in writing by each Person to whom any portion of the Transaction Expenses is owed (such designation to be made at least two Business Days prior to the Closing Date), solely to the extent the same was reflected on the Estimated Closing Certificate and deducted in the calculation of the Estimated Closing Payment, an amount in cash equal to the portion of the Transaction Expenses owing to such Person; provided that each such Person has delivered to Purchaser, prior to such payment, any documentation reasonably required by Purchaser to comply with applicable Law, including an IRS Form W-9 or IRS Form W-8, if applicable. All such payments shall be treated as payments made on behalf of the Company in discharge of the Company’s obligations.

(iii) on behalf of the Company, to each creditor of the Company’s Indebtedness for Borrowed Money, by wire transfer of immediately available funds to a bank account designated by such creditor in a Payoff Letter delivered to Purchaser pursuant to Section 8.7, solely to the extent the same was reflected on the Estimated Closing Certificate and deducted in the calculation of the Estimated Closing Payment, the aggregate amount of Indebtedness for Borrowed Money set forth on such Payoff Letter.

(c) From time to time following the Closing, the Company Participating Equityholders may be eligible to receive the following additional amounts (in each case, in accordance with such Company Participating Equityholders’ respective Seller Future Payment Pro Rata Share or Optionholder Future Payment Pro Rata Share as set forth on (and to the account designated for such Company Participating Equityholder on) the then current Allocation Schedule):

(i) to the extent payable pursuant to Section 2.7, the Contingent Consideration in accordance with the payment procedures set forth in Section 2.7(e);

(ii) to the extent payable pursuant to Section 2.3(f)(ii), the Adjustment Excess Amount;

(iii) to the extent payable pursuant to Section 10.5 and the provisions of the Escrow Agreement, amounts released for payment to the Company Participating Equityholders from the Indemnification Escrow Fund (each such release, an “Indemnification Escrow Payment”);

(iv) to the extent payable pursuant to Section 2.9(c), the Residual Equityholder Representative Fund Amount (the “Representative Fund Payment”).

(d) For all purposes of this Agreement, the sum of (i) the Final Closing Payment plus (ii) any Contingent Consideration, if any, plus (iii) any Indemnification Escrow Payments, if any, plus (iv) any Representative Fund Payment, if any, shall collectively be referred to herein as the “Aggregate Purchase Price”.

(e) Any Future Payment that becomes payable shall, subject to the provisions of Section 10.6, be paid as follows:

(i) by deposit with the Paying Agent, by wire transfer of immediately available funds, of a cash amount that is equal to such Future Payment multiplied by the sum of the aggregate Seller Future Payment Pro Rata Share percentages (as set forth on the then current Allocation Schedule), for further distribution by the Paying Agent, subject to the Paying Agent’s receipt of the fully completed Necessary Transmittal Documents, with respect to each Seller, to the account designated for such Seller on the then current Allocation Schedule of an amount equal to the Seller Future Payment Pro Rata Share of such Seller (as set forth on the then current Allocation Schedule) multiplied by the amount of such Future Payment; and

(ii) by payment to the Company, by wire transfer of immediately available funds, of a cash amount that is equal to such Future Payment multiplied by the sum of the aggregate Optionholder Future Payment Pro Rata Share percentages (as set forth on the then current Allocation Schedule), for further distribution by the Company, subject to receipt of the fully completed Necessary Transmittal Documents and in accordance with the then applicable standard payroll practices (including with respect to any legally required Tax withholding), of an amount equal to the Optionholder Future Payment Pro Rata Share of such holder (as set forth on the then current Allocation Schedule) multiplied by the amount of such Future Payment and less any such Tax withholding.

(f) The right of the Company Participating Equityholders to receive the Future Payments, if any, subject to the provisions set forth in this Agreement, is an integral part of the consideration payable to the Company Participating Equityholders in connection with the Transactions. The rights to receive such Future Payments, if any, are solely contractual rights and are not securities for purposes of any federal or state securities Laws, will not be represented by any form of certificate, are not transferable, except by operation of Law, and do not constitute an equity or ownership interest in, or rights as a securityholder of, the Company, Purchaser, or any of their Affiliates. No interest shall be payable as additional consideration with respect to the Estimated Closing Payment, the Closing Payment, or any of the Future Payments.

(g) Purchaser shall instruct the Paying Agent to distribute all funds received pursuant to the terms of this Agreement for further distribution to the Sellers as soon as reasonably practicable following the receipt thereof from Purchaser.

2.6 Treatment of Company Options.

(a) Other than with respect to those Company Options held by the Belgian Optionholders, immediately prior to the Closing, each Company Option that (x) is outstanding on both the Agreement Date and as of immediately prior to the Closing, (y) is vested (including as a result of any acceleration) as of immediately prior to the Closing, and (z) is held by an individual that has executed and delivered to Purchaser an Option Termination and Joinder Agreement that remains in full force and effect (a “Cashed Out Company Option”) will be canceled and converted into the right to receive the consideration set forth in this Section 2.6(a). Subject to the requirements of the immediately preceding sentence, each Company Optionholder will be entitled to receive an amount set forth next to the name of such Company Optionholder in column H of the Closing Allocation Schedule, calculated as (i) an amount equal to (A) the number of shares of Company Common Stock subject to such Cashed Out Company Option immediately prior to the Closing Date multiplied by (B) the difference between the Per Share Estimated Closing Payment and the exercise price of such Cashed Out Company Option, as set forth in the Closing Allocation Schedule (the “Closing Option Consideration”), plus (ii) a portion of any Future Payment determined in accordance with the provisions of Section 2.5, in each case, subject to any withholding Tax consistent with applicable Law. Immediately prior to the Closing, each Company

Option that is not a Cashed Out Company Option (including, for the avoidance of doubt, any unvested and unaccelerated Company Options, any Company Options issued after the Agreement Date and any Company Options held by a Belgian Optionholder that remain unexercised) will be canceled for no consideration, such that after the Closing, all Company Options shall have been canceled and shall no longer be exercisable by the holder thereof for, or otherwise entitle the holder thereof to receive, shares of Company Common Stock (or any other Equity Participations in the Company), and, for the avoidance of doubt, shall only entitle such holder to the payment described in this Section 2.6(a) if such Company Optionholder holds a Cashed Out Company Option and has complied with the requirements of this Section 2.6(a). Prior to the Closing, the Company Board shall adopt such resolutions as are necessary to terminate the Company Stock Plan, effective as of immediately prior to the Closing (and subject to the occurrence of the Closing), and the Company shall (x) provide to Purchaser a draft of such resolutions terminating such plan for Purchaser’s review prior to terminating the Company Stock Plan and (y) consider in good faith any comments made by Purchaser to such resolutions.

(b) The Company shall provide the Company Optionholders listed on Schedule 2.6(b), provided that such Company Optionholders have executed and delivered to Purchaser an Option Joinder Agreement that remains in full force and effect (the “Belgian Optionholders”), with an opportunity to exercise their Company Options (to the extent vested as of the Closing Date or if unvested, to the extent accelerated such that they are deemed to be vested as of the Closing Date) via a Belgian Optionholder Promissory Note no later than five Business Days prior to the Closing Date. Any shares of Company Capital Stock resulting from any such exercise will be issued immediately prior to the Closing. The Company will accelerate the vesting and exercisability of the Company Options held by the Belgian Optionholders, subject to the Closing occurring, and has in the Option Joinder Agreements provided written notice to the Belgian Optionholders informing them about such acceleration of vesting and exercisability (i.e., that the vesting of the Company Options they hold is accelerated, such that they are deemed to be vested ultimately as of the Closing Date, subject to the Closing occurring). The Company shall ensure, and the Company Board shall adopt appropriate resolutions and take all other actions necessary to provide, that (A) the Company Stock Plan shall be amended to allow for the receipt of shares of Company Capital Stock by the Belgian Optionholders upon exercise of Company Options, (B) no Company Optionholder other than the Belgian Optionholders can exercise any of the Company Options, (C) the Belgian Optionholders can exercise their Company Options no later than five Business Days prior to the Closing, and if any of them attempts to exercise his or her Company Options later than five Business Days prior to the Closing, that such attempted exercise shall be invalid and null and void, and (D) the Company Board determines, for purposes of calculating any cashless exercise, the fair market value of the Company Options held by the Belgian Optionholders on the basis of an independent valuation obtained after the Agreement Date that takes into account the present value of any Future Payment, if any, which such Belgian Optionholders may be eligible to receive, subject to the terms and conditions set forth in this Agreement.

(c) Prior to the Closing, the Company Board shall adopt appropriate resolutions and take all other actions necessary to provide that ultimately effective at the Closing, the Company Options will be treated as set forth in this Section 2.6.

2.7 Contingent Consideration.

(a) Contingent Milestone Payments. Subject to the terms and conditions of this Section 2.7, Purchaser will pay the Contingent Milestone Payments, as follows:

(i) Development Milestone Payments. Upon the first achievement by a member of the Purchaser Rights Chain Group, on or after the Agreement Date, of a development milestone set forth in the “Development Milestone Event” column in the following table (each, a “Development Milestone Event”), the corresponding amount set forth opposite such Development Milestone Event in the “Development Milestone Payment Amount” column of such table (each, a “Development Milestone Payment”) will become due and payable in accordance with Section 2.7(e), but only if the applicable Development Milestone Event has been achieved prior to 11:59 p.m. Pacific Time on the ninth anniversary of the Closing Date:

Development Milestone Event	Development Milestone Payment Amount
1. [***]	$	[	***]
2. [***]	$	[	***]

(ii) Approval Milestone Payments. Upon the first achievement by a member of the Purchaser Rights Chain Group, on or after the Agreement Date, of an approval milestone set forth in the “Approval Milestone Event” column in the following table (each, an “Approval Milestone Event,” and together with the Development Milestone Events, each a “Milestone Event”), the corresponding amount set forth opposite such Approval Milestone Event in the “Approval Milestone Payment Amount” column of such table (each, an “Approval Milestone Payment,” and together with the Development Milestone Payments, each a “Contingent Milestone Payment” and collectively, the “Contingent Consideration”) will become due and payable in accordance with Section 2.7(e), but only if the applicable Approval Milestone Event has been achieved prior to 11:59 p.m. Pacific Time on the ninth anniversary of the Closing Date:

Approval Milestone Event	Approval Milestone Payment Amount
1. [***]	$	[	***]
2. [***]	$	[	***]

(b) Acceleration. If at the time the second Development Milestone Event is achieved, the first Development Milestone Event has not then been achieved, then such first Development Milestone Event shall also be deemed to have been achieved. If at the time that an Approval Milestone Event is achieved, a Development Milestone Event has not then been achieved, then such Development Milestone Event shall also be deemed to have been achieved.

(c) Clarifications. Notwithstanding anything to the contrary in this Agreement, (i) no Contingent Milestone Payment for a given Milestone Event shall be payable more than one time; (ii) no amounts shall be due for any subsequent or repeated achievements of any Milestone Event, whether for the same or a different Milestone Product or a different indication (for clarity, including without limitation any different formulation, dosage or administration of a Milestone Product); (iii) in no event shall the total Contingent Milestone Payments together equal more than $215,000,000; (iv) no Contingent Milestone Payment shall be payable unless and until the Closing has occurred; (v) no Contingent Milestone Payment shall become payable if the Development Milestone Event or Approval Milestone Event for which such Contingent Milestone Payment would otherwise become due is not achieved prior to 11:59 p.m. Pacific Time on the ninth anniversary of the Closing Date; and (vi) Transaction Expenses arising from a Contingent Milestone Payment shall be deductible from and reduce such Contingent Milestone Payment. For clarity, any right of a Company Participating Equityholder to receive Contingent Consideration (or any portion thereof), if any, hereunder is solely a contractual right and is not a security for purposes of any federal or state securities laws. The right of each Company Participating Equityholder to receive Contingent Consideration (or any portion thereof), if any (1) shall not be evidenced by any form of certificate or instrument; (2) does not bear any interest; (3) is not redeemable for any consideration (other than the right to receive the applicable Contingent Consideration (or any portion thereof), if any); (4) does not represent any ownership or equity interest in the Company, Purchaser or any of their respective Affiliates; and (5) does not entitle any Company Participating Equityholder to voting rights or rights to dividend payments.

(d) No Assignment. None of the Company Participating Equityholders may assign, transfer, pledge, encumber or in any other manner dispose of his, her or its right or interest to receive any portion of the Contingent Consideration to a third party except (i) if the Company Participating Equityholder is a natural person, upon the death of such Company Participating Equityholder by will or the Laws of intestacy; (ii) by operation of law, including pursuant to an Order (including in connection with bankruptcy or liquidation) or by consolidation or merger; (iii) without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) by gift without consideration of any kind to a spouse, lineal descendant, sibling, or parent of such Company Participating Equityholder; (v) to a testamentary or inter vivos trust in which the Company Participating Equityholder is a trustee and that is and remains for the exclusive benefit of such Company Participating Equityholder or its permitted transferees under clause (iv) above; provided that, in each case, written notice of such assignment or transfer shall be promptly delivered to each of Purchaser and the Equityholder Representative by the transferor or assignor (or such transferor’s or assignor’s estate), which notice shall expressly set forth the transferor or assignor and the transferee or assignee, the rights to which such transfer or assignment relates and the effective date of such assignment or transfer; provided, further, that as a condition to such transfer or assignment, the parties to such transfer or assignment shall agree to provide to each of Purchaser and the Equityholder Representative any additional evidence of the transfer or assignment that Purchaser or the Equityholder Representative, as the case may be, may reasonably request; or (vi) with the prior written approval of Purchaser. None of Purchaser, the Company, or any of their respective Affiliates or the Equityholder Representative shall give effect to any purported assignment or transfer made in contravention of this Section 2.7(d). Following any assignment or transfer permitted under this Section 2.7(d) and reasonably in advance of the payment of any subsequent Contingent Milestone Payment (or promptly upon Purchaser’s reasonable request), the Equityholder Representative shall deliver to Purchaser an updated Allocation Schedule reflecting any such permitted assignment or transfer.

(e) Notice of Milestone Achievement; Payment Procedures. With respect to the achievement of each of the Milestone Events, Purchaser shall provide written notice to the Equityholder Representative of such occurrence no later than 10 Business Days after the occurrence thereof, including a specific payment number to be included in any invoice provided to Purchaser hereunder. If a Contingent Milestone Payment becomes payable pursuant to this Section 2.7, and upon receipt of a notice pursuant to the preceding sentence, the Equityholder Representative shall promptly provide an invoice to Purchaser regarding the applicable Contingent Milestone Payment, and Purchaser shall, no later than 30 days following receipt of such invoice, cause such Contingent Milestone Payment to be paid in accordance with the Future Payment Mechanics. For purposes of the foregoing, the Parties agree that no Contingent Milestone Payment will be made to a former Company Optionholder that is a U.S. taxpayer following the date that is five years after the Closing Date unless such Contingent Milestone Payment is subject to a substantial risk of forfeiture within the meaning of Section 409A of the Code until the time of the occurrence, if any, of the applicable Milestone Event. It is the intent of the Parties that each Milestone Event constitutes a substantial risk of forfeiture within the meaning of Section 409A of the Code; provided, that in no event shall the Parties be deemed to be guaranteeing any particular tax result for any Company Participating Equityholder.

(f) Diligence. During the period commencing on the Closing Date and ending at 11:59 p.m. on the ninth anniversary of the Closing Date, Purchaser shall use Commercially Reasonable Efforts to achieve each Milestone Event.

(g) No Actions to Prevent Occurrence of Milestone Events. Purchaser will, and will cause its Subsidiaries to, refrain from taking any action, or omitting to take any action, if the sole purpose of such action or omission is to prevent the occurrence of a Milestone Event. For clarity, other than the foregoing obligation, Purchaser and its Affiliates shall have the right to own, operate, use, license, and otherwise Exploit any Milestone Product in any way that they deem appropriate in their sole discretion.

(h) Acknowledgments. Each of the Company and the Equityholder Representative (on behalf of itself and on behalf of the Company Participating Equityholders) acknowledges that from and after the Closing, except as expressly set forth in this Agreement (including Section 2.7(f) and Section 2.7(g)), (i) each member of the Purchaser Rights Chain Group shall have the right (at its sole cost and expense) to manage and control its actions with respect to the achievement of the Milestone Events in Purchaser’s sole business judgment, and (ii) no member of the Purchaser Rights Chain Group owes any duty, as a fiduciary or otherwise, to the Company, any Company Participating Equityholder or any other Person in connection with its operation of the Retained Business or any Exploitation of any Milestone Product or any other product or product candidate following the Closing. Each of the Company and the Equityholder Representative (on behalf of itself and on behalf of the Company Participating Equityholders) further acknowledges that, except as expressly set forth in Section 2.7(f) and Section 2.7(g), (1) Purchaser makes (A) no guarantees or promises that any Milestone Event will be achieved at all or by a specific date, or is achievable and (B) no assessments or predictions regarding the likelihood of any Milestone Event being achieved or Contingent Milestone Payment being made, (2) there is no assurance that the Company Participating Equityholders will receive any payments described in this Section 2.7 unless a Milestone Event is achieved in accordance with the terms hereof, (3) Purchaser has not, prior to or after the Agreement Date, promised or projected any amounts to be received by the Company Participating Equityholders in respect of any payments described in this Section 2.7, (4) none of the Company, the Equityholder Representative or any Company Participating Equityholder is relying on or has relied on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof) in respect of any payments described in this Section 2.7, including with respect to the operation of the business of any member of the Purchaser Rights Chain Group following the Closing, (5) the members of the Purchaser Rights Chain Group do not have any obligation, express or implied, to own, operate, use, license, or otherwise Exploit the assets of the Retained Business in order to maximize or expedite the payments described in this Section 2.7, including any obligation to pursue particular business opportunities, engage in particular advertising or marketing campaigns or otherwise, (6) Purchaser is under no obligation to seek accelerated Regulatory Approval of a Milestone Product and (7) no member of the Purchaser Rights Chain Group will be liable to any Company Participating Equityholder for any incidental damages, punitive damages, or, to the extent not reasonably foreseeable, consequential damages arising out of the failure to satisfy the conditions to the payment of any Contingent Milestone Payment, whether Liability is asserted in tort or contract, or otherwise. Except with respect to Purchaser’s obligations set forth in Section 2.7(i), each of the Company and the Equityholder Representative (on behalf of itself and on behalf of the Company Participating Equityholders) hereby (A) disclaims reliance on any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof), (B) understands and agrees that any such promises, representations, warranties, projections and other information, documents and materials described in the preceding sentence (or absence thereof) are specifically disclaimed by the Purchaser Rights Chain Group and (C) waives any right it may otherwise have with respect to any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof). The Parties intend the express provisions of this Section 2.7 to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Entity or otherwise.

(i) Reporting. Until the earliest of (i) the payment by Purchaser of all Contingent Consideration pursuant to this Section 2.7, (ii) the ninth anniversary of the Closing Date, and (iii) the Purchaser Rights Chain Group no longer Developing a Milestone Product and notifying the Equityholder Representative thereof, Purchaser shall provide the Equityholder Representative, prior to April 1 of each calendar year, with a written high-level summary report of the material activities undertaken by Purchaser during the previous calendar year toward achievement of the Milestone Events (each, an “Annual Status Report”); provided that all information contained in any Annual Status Report shall be deemed Purchaser’s confidential information and subject to a commercially reasonable confidentiality agreement to be agreed between Purchaser and the Equityholder Representative. Within 30 days following delivery of an Annual Status Report to the Equityholder Representative, the Equityholder Representative may request in writing a virtual meeting with Purchaser regarding the Annual Status Report and within 30 days following Purchaser’s receipt of such written request from the Equityholder Representative, Purchaser shall, during Purchaser’s normal business hours, provide personnel of the Equityholder Representative and no more than four additional attendees who are bound by confidentiality agreements containing provisions no less stringent than those of the Confidentiality Agreement (which may be representatives of one of the Sellers) with an opportunity to ask, and Purchaser shall discuss in good faith, any reasonable follow-up questions regarding the Annual Status Report in a virtual meeting.

(j) Disputes. In the event of any dispute or Action between the Parties arising out of or in any way related to any of the Milestone Events or any payment resulting from satisfaction thereof, the prevailing Party in such dispute or Action shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in connection with such dispute or other Action, in addition to any other relief to which such Party may be entitled. In no event will any Party be required to pay any contingency based attorneys’ fees.

(k) Tax Treatment. The Parties agree that for all U.S. federal and applicable U.S. state and U.S. local income Tax purposes, (i) any Contingent Milestone Payment shall be treated as additional purchase price for the Company Capital Stock or additional consideration payable with respect to Cashed Out Company Options, in each case, that is deferred contingent purchase price and (ii) the Parties shall treat a portion of any Contingent Milestone Payment as interest for such Tax purposes to the extent required under Section 483 or Section 1274 (or any other applicable provision) of the Code (or any similar or comparable provision of state, local or non-U.S. Law), and each Party and their respective Affiliates shall report consistently with such treatment on any Tax Return, in any audit or proceeding before any Taxing Authority or in any report made for Tax purposes, except in each case if required to treat such Contingent Milestone Payment differently by a “determination” within the meaning of Section 1313(a) of the Code.

2.8 Allocation Schedule.

(a) At least five Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser a draft of the Allocation Schedule, as an Excel spreadsheet file in electronic format in a form similar to the form of Allocation Schedule attached hereto as Schedule 1.1(c).

(b) The Allocation Schedule relating to the Closing may be updated by the Company as necessary until 1:00 p.m. Pacific Time on the Business Day immediately preceding the Closing Date. The Allocation Schedule shall be based upon the books and records of the Company and shall be prepared in accordance with the Company’s Organizational Documents and all Employee Benefit Plans and Contracts governing the Company Options (each as in effect at the Closing). On the Closing Date, the Company shall deliver a certificate to Purchaser, dated as of the Closing Date and duly signed by the Company’s Chief Executive Officer, attaching the Allocation Schedule related to the Closing (the “Closing Allocation Schedule”) and certifying that it has been prepared in accordance with this Section 2.8 and the relevant definitions and other provisions of this Agreement. Purchaser and its Representatives shall be provided with reasonable access, during regular business hours and upon reasonable advance notice, to the financial books and records on which the Allocation Schedule related to the Closing (and the respective components thereof) is based and to the employees and Representatives of the Company who prepared such Allocation Schedule (and the respective components thereof) so as to review the amounts set forth in the Allocation Schedule (and the respective components thereof).

(c) Following the Closing, the Equityholder Representative shall prepare all updates to the then current Allocation Schedule to the extent necessary for the then current Allocation Schedule to comply with the requirements of Section 2.8(a) and Section 2.8(b), and unless and until the Equityholder Representative has delivered a new Allocation Schedule to Purchaser, Purchaser shall be entitled to use and rely on the Closing Allocation Schedule or a previously revised Allocation Schedule delivered by the Equityholder Representative, in each case, without further inquiry.

(d) The Parties agree that the Closing Allocation Schedule shall govern the allocation among the Company Participating Equityholders of (i) the Estimated Closing Payment and (ii) any Future Payments to the Company Participating Equityholders (or any of them) that are contemplated by this Agreement, except to the extent modified or replaced by any updated Allocation Schedule prepared by the Equityholder Representative and delivered to Purchaser relating to any Future Payments contemplated by this Agreement, which such updated Allocation Schedule shall thereafter govern the allocation of all Future Payments among the Company Participating Equityholders unless again modified or replaced by the Equityholder Representative and delivered to Purchaser. Any determination of the Allocation Schedule by the Company or, after the Closing, the Equityholder Representative shall be final and binding on all Company Participating Equityholders, absent manifest error or Fraud. Purchaser shall be entitled to rely solely on each Allocation Schedule with respect to the amounts allocated and payable to the Company Participating Equityholders pursuant thereto. Once the Paying Agent has made all payments required to be made hereunder to the Company Participating Equityholders in accordance with the applicable Allocation Schedule, such payments shall constitute a complete discharge of the applicable payment obligations of Purchaser hereunder to the Company Participating Equityholders with respect thereto. The Company and the Equityholder Representative, on behalf of the Company Participating Equityholders, agree that neither Purchaser or, after the Closing, the Company, nor any of their respective Affiliates shall be liable for any damages to any Person, including any Company Participating Equityholders, for any inaccuracy, error or omission in any Allocation Schedule, or any action taken or not taken by the Equityholder Representative or for any act or omission taken or not taken by Purchaser in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Company (prior to the Closing) or the Equityholder Representative (following the Closing) in connection with the Allocation Schedule, including any failure of the Company or the Equityholder Representative, as applicable, to correctly calculate the amounts owing to any Company Participating Equityholder.

2.9 Equityholder Representative.

(a) The Equityholder Representative is hereby authorized to act after the Closing as the exclusive, true and lawful agent, representative, attorney-in-fact and proxy on behalf of any Company Participating Equityholder (and each Company Participating Equityholder, by receiving the benefits of the Transactions, including any consideration payable hereunder, by executing this Agreement directly, and/or by executing and delivering an Option Termination and Joinder Agreement or an Option Joinder Agreement, shall be deemed to have approved the appointment of the Equityholder Representative as of the Closing) for all purposes in connection with all matters arising out of, or in connection with, this Agreement or the Transactions and any Related Agreements, including matters relating to indemnification, reviewing and negotiating the purchase price adjustment and updating the then current Allocation Schedule. The Equityholder Representative shall also have full authority to take or refrain from taking actions under, and to comply with the provisions of, this Agreement and the Related Agreements following the Closing, including, for purposes of taking any action or omitting to take action pursuant to this Agreement or the Related Agreements, in any dispute, litigation or arbitration. In connection therewith, the Equityholder Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Equityholder Representative shall deem necessary or appropriate, and shall have the power and authority to:

(i) after the Closing, act for the Company Participating Equityholders with regard to all matters pertaining to indemnification and the Contingent Milestone Payments, including the full power to defend, compromise or settle any claims and to otherwise prosecute or pursue any Action related thereto;

(ii) after the Closing, execute and deliver all amendments, waivers, ancillary agreements, certificates, documents and updates to the Allocation Schedule that the Equityholder Representative deems necessary or appropriate in connection with the consummation of the Transactions;

(iii) execute and deliver the Escrow Agreement;

(iv) receive funds, make payments of funds and give receipts for funds;

(v) do or refrain from doing any further act or deed on behalf of the Company Participating Equityholders that the Equityholder Representative deems necessary or appropriate in its discretion relating to the subject matter of this Agreement as fully and completely as the Company Participating Equityholders could do if personally present;

(vi) give and receive all notices required to be given or received by the Company Participating Equityholders under this Agreement; and

(vii) receive service of process on behalf of any Company Participating Equityholder in connection with any Action against or involving a Company Participating Equityholder under this Agreement or the Related Agreements.

(b) All decisions and actions by the Equityholder Representative shall be binding upon all Company Participating Equityholders, and no Company Participating Equityholder shall have the right to object, dissent, protest or otherwise contest the same. All actions, notices, communications and determinations by the Company Participating Equityholders in respect of all matters pertaining to indemnification and the purchase price adjustment under this Agreement following the Closing shall be made solely by the Equityholder Representative, and all such actions, notices, communications and determinations by the Equityholder Representative will conclusively be deemed to have been authorized by, and will be binding upon, each of the Company Participating Equityholders, and no Company Participating Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same, except as provided in any Contract between a Company Participating Equityholder and the Equityholder Representative.

(c) On the Closing Date, Purchaser shall deliver an amount equal to $350,000 (the “Equityholder Representative Fund”) to the Equityholder Representative by wire transfer of immediately available funds to the account designated by the Equityholder Representative in writing, which will be used for any expenses incurred by the Equityholder Representative. The Equityholder Representative Fund shall be maintained by the Equityholder Representative in a segregated client account (the “Equityholder Representative Account”). The Equityholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For all purposes under this Agreement, including applicable Tax purposes, the Equityholder Representative Fund will be treated as having been received and voluntarily set aside by the Company Participating Equityholders at the time of the Closing. To the extent any Company Participating Equityholder is a holder of Cashed Out Company Options, the portion of the Equityholder Representative Fund allocable to such Company Participating Equityholder in their capacity as such (as determined in accordance with the Allocation Schedule) shall be processed through the Company’s payroll in accordance with Section 2.6(a) and shall be subject to applicable withholding Taxes. The Equityholder Representative shall be reimbursed for reasonable out-of-pocket expenses incurred in the performance of its duties (including the reasonable fees and expenses of counsel) under this Agreement (and the Equityholder Representative may utilize the Equityholder Representative Fund for such reimbursements), it being understood that none of Purchaser, the Company or any of their respective Affiliates (other than with respect to such Affiliate(s) that are Company Participating Equityholders solely in their capacity as such) shall have any Liability or obligation to the Equityholder Representative or the Company Participating Equityholders in respect of such expenses, or otherwise. Upon the determination by the Equityholder Representative that the Equityholder Representative Fund is no longer necessary in connection with this Agreement, the Equityholder Representative shall release any remaining balance of the Equityholder Representative Fund (such amount, the “Residual Equityholder Representative Fund Amount”) to the Paying Agent and the Company for further distribution to the Company Participating Equityholders in accordance with the Future Payment Mechanics. The Company Participating Equityholders will not receive any interest or earnings on the Equityholder Representative Fund and each Company Participating Equityholder irrevocably transfers and assigns to the Equityholder Representative any ownership right that it may otherwise have had in any such interest or earnings. The Equityholder Representative Account shall not be used for any purpose other than as described in this Section 2.9(c) or Section 2.9(e) and shall not be available to Purchaser to satisfy any claims hereunder. The Parties agree that the Equityholder Representative is not responsible for any Tax reporting or withholding in connection with the distribution of the Equityholder Representative Fund.

(d) After the Closing the Equityholder Representative shall act for the Company Participating Equityholders on all of the matters set forth in this Agreement in the manner the Equityholder Representative believes to be in the best interest of the Company Participating Equityholders. The Equityholder Representative is authorized to act on behalf of the Company Participating Equityholders notwithstanding any dispute or disagreement among the Company Participating Equityholders. In taking any actions as Equityholder Representative, the Equityholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person the Equityholder Representative reasonably believes to be authorized thereunto. The Equityholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Equityholder Representative. The Equityholder Representative is executing this Agreement only for the limited purposes described for it in this Agreement as Equityholder Representative.

(e) The Equityholder Representative will incur no Liability to the Company Participating Equityholders in connection with its services pursuant to this Agreement and any Related Agreements except to the extent resulting from its gross negligence or willful misconduct. The Equityholder Representative shall not be liable to the Company Participating Equityholders for any action or omission pursuant to the advice of counsel. The Company Participating Equityholders shall indemnify, defend and hold harmless the Equityholder Representative against any reasonable, documented, and out-of-pocket losses, Liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any Related Agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Equityholder Representative, the Equityholder Representative will reimburse the Company Participating Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Equityholder Representative from (i) the funds in the Equityholder Representative Fund and (ii) any other funds that become payable to the Company Participating Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Participating Equityholders; provided, that while the Equityholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Company Participating Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. The Equityholder Representative may, upon receiving notice of a matter reasonably likely to give rise to a Representative Loss (as determined in good faith by the Equityholder Representative), withhold from any Equityholder Representative Fund payment an amount as may be reasonably expected to cover such Representative Loss until such matter is resolved. In no event will the Equityholder Representative be required to advance its own funds on behalf of the Company Participating Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on Liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Participating Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholder Representative or the termination of this Agreement.

(f) The Equityholder Representative shall treat confidentially and not disclose or use for any purpose (other than pursuant to this Agreement) any non-public information disclosed to it pursuant to this Agreement, including the terms hereof, to anyone, except that the Equityholder Representative may disclose any information disclosed to the Equityholder Representative pursuant to this Agreement (i) as required by applicable Law; provided that the Equityholder Representative shall provide Purchaser with prompt written notice of any such requirement in advance of such disclosure, so that Purchaser may in its sole discretion seek a protective order or other appropriate remedy; (ii) to legal counsel and other advisors (for the same limited purposes as to which the Equityholder Representative may use such information pursuant to this Agreement); provided they are subject to confidentiality obligations with respect to such information; and (iii) to the Company Participating Equityholders, but only as and to the extent such disclosure is necessary for the Equityholder Representative to receive instructions from the

Company Participating Equityholders or to act on a matter hereunder or in connection with completing federal, state or local personal income Tax Returns or otherwise for purposes of complying with their Tax obligations or other reporting obligations arising out of the Transactions under applicable Law; provided that such Company Participating Equityholder is bound by written confidentiality obligations with respect to the information so disclosed.

(g) The Equityholder Representative may resign at any time. In the event the Equityholder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, a Majority in Interest of the Sellers (acting by a written instrument) shall select another representative to fill the vacancy of the Equityholder Representative. The appointment of a new Equityholder Representative will be subject to the prior written consent of Purchaser, which will not be unreasonably withheld, conditioned or delayed; provided that Purchaser will have the right to withhold its consent if it deems in its reasonable discretion that the Person proposed to be appointed Equityholder Representative does not have the sophistication or capability or is otherwise unfit or unable to exercise the power, authority, rights and privileges of the Equityholder Representative. Any individual who is an employee of Purchaser or its Affiliates cannot be appointed to act as the Equityholder Representative. If a Majority in Interest has not appointed a successor Equityholder Representative to fill any vacancy within 10 Business Days after a written request to do so from Purchaser to the Sellers that hold a Majority in Interest, Purchaser will have the right to appoint a successor Equityholder Representative to fill any such vacancy. Sellers holding a Majority in Interest will thereafter retain the right to remove the Equityholder Representative and appoint a new Equityholder Representative pursuant to this Section 2.9(g). Any successor Equityholder Representative appointed by holders of a Majority in Interest will promptly provide evidence to Purchaser of its appointment. Each successor Equityholder Representative will provide Purchaser with a written acknowledgment that it is bound by this Agreement as the Equityholder Representative and thereafter will have all of the power, authority, rights, obligations and privileges conferred by this Agreement upon the original Equityholder Representative, and the term “Equityholder Representative” as used herein and therein will be deemed to include any successor Equityholder Representative, and such substituted representative shall be deemed to be the Equityholder Representative for all purposes of this Agreement. The Equityholder Representative may only be removed upon delivery of written notice to Purchaser signed by holders of a Majority in Interest.

(h) For all purposes of this Agreement:

(i) none of Purchaser or, after the Closing, the Company, nor any of their respective Affiliates shall have any Liability whatsoever in connection with any apportionment of payment among Company Participating Equityholders so long as Purchaser has followed and complied with the Allocation Schedule with respect to such payment;

(ii) the provisions of this Section 2.9 are independent and severable, irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Participating Equityholder may have in connection with the Transactions; and

(iii) the provisions of this Section 2.9 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Participating Equityholder, and any references in this Agreement to a Company Participating Equityholder shall mean and include the successors to the rights of each applicable Company Participating Equityholder hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

2.10 Authorization of Company CEO. Each Seller hereby irrevocably authorizes and empowers the Company’s Chief Executive Officer to act as their representative and attorney-in-fact to confirm on behalf of such Seller vis-à -vis the Notary, Purchaser and each of the other Parties, with binding effect for each of the Company Participating Equityholders, that all conditions set forth in Article IX have been satisfied and all Closing deliverables under Sections 2.2(b) and 2.2(c) have been performed, and that such Seller (through the power of attorney delivered to the Notary pursuant to Section 2.2(b)(i)) will proceed with the execution of the Deed of Transfer.

2.11 Tax Withholding.

(a) Notwithstanding anything in this Agreement to the contrary, all amounts payable pursuant to the terms of this Agreement shall be subject to legally required Tax withholding consistent with applicable Law, and Purchaser, Purchaser’s Affiliates, the Escrow Agent and the Company, as the case may be, shall be entitled to deduct or withhold, or cause to be deducted or withheld, from amounts otherwise payable pursuant to the terms of this Agreement any amount it determines is required to be deducted or withheld under applicable Law. Purchaser shall notify the Company or applicable payee (prior to the Closing) or the Equityholder Representative (after the Closing) in writing of its intent to deduct and withhold any applicable Tax withholding amounts, and cooperate in good faith with the Equityholder Representative to minimize or eliminate such withholding Tax obligation to the extent permitted by applicable Law, except, in each case, with respect to any withholding applicable to any compensatory payments made pursuant to this Agreement or as a result of a failure by any Person to whom a payment is due to provide a valid and properly executed IRS Form W-8 or IRS Form W-9, as may be applicable. To the extent that amounts are so withheld and timely remitted to the applicable Taxing Authority pursuant to applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to whom such amounts were withheld.

(b) Purchaser agrees that, except with respect to any compensatory payments, Purchaser and Purchaser’s Affiliates shall not withhold taxes on the payment of the Estimated Closing Payment with respect to Sellers, who have delivered a valid and properly executed IRS Form W-8 or IRS Form W-9, as applicable, properly establishing that no withholding tax is due.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Purchaser concurrently with the execution and delivery of this Agreement and dated as of the Agreement Date (the “Disclosure Schedule”), the Company represents and warrants to Purchaser as follows:

3.1 Organization and Power. The Company is duly incorporated and validly existing under the Laws of the Netherlands with full corporate power and authority to conduct its businesses as presently conducted, to own, lease or operate, as applicable, its assets and properties, and to perform all of its obligations under its Contracts. Section 3.1 of the Disclosure Schedule sets forth (a) each jurisdiction in which the Company is duly qualified to do business as a foreign corporation or has a branch office; and (b) each director and each officer of the Company. The Company is duly qualified and in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not be material to the Company and its Subsidiaries taken as a whole. Complete and accurate copies of the Company’s Organizational Documents, and all amendments thereto, have been Made Available. The Company is not in violation of its Organizational Documents.

3.2 Subsidiaries. Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list of each Subsidiary of the Company, indicating the record and beneficial owner of all of such Subsidiary’s issued and outstanding Equity Participations, U.S. federal tax classification and its jurisdiction of formation. Except as set forth on Section 3.2 of the Disclosure Schedule, the Company does not have and has not ever had any Subsidiaries and does not otherwise own or control, directly or indirectly, or hold any rights to acquire, any Equity Participations or investments (other than investments that constitute cash or cash equivalents) in any other Person. Each of the Company’s Subsidiaries is duly organized and validly existing and in good standing under the Laws of their jurisdictions of formation with full corporate power and corporate authority to conduct their respective businesses as presently being conducted, to own, lease or operate, as applicable, their assets and properties, and to perform all their obligations under their respective Contracts. Section 3.2 of the Disclosure Schedule sets forth (a) each jurisdiction in which each of the Company’s Subsidiaries is duly qualified to do business as a foreign corporation; and (b) each director and each officer of each of the Company’s Subsidiaries. Each of the Company’s Subsidiaries is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not be material to the Company and its Subsidiaries taken as a whole. Copies of the Organizational Documents of each of the Company’s Subsidiaries, and all amendments thereto, have been Made Available and such copies are accurate and complete. None of the Company’s Subsidiaries are in violation of their respective Organizational Documents. All of the issued and outstanding Equity Participations of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable (to the extent issued as equity) and are owned by the Company, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws). No Person (other than the Company or any of its wholly-owned Subsidiaries) is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Equity Participations in any Subsidiary of the Company. There are no accrued and unpaid dividends on any Equity Participations in any Subsidiary of the Company. No Subsidiary of the Company holds any capital stock or other Equity Participations in its treasury. The Company has Made Available a correct and complete copy of each Contract relating to any Equity Participations in each Subsidiary of the Company. There are no (i) Contracts to which the Company or any of its Subsidiaries is a party or, to the Company’s Knowledge, other Contracts, in each case, pursuant to which any Subsidiary of the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem or otherwise acquire Equity Participations in such Subsidiary, or make an investment in, or contribute capital to, any

Person; (ii) Contracts to which the Company or any of its Subsidiaries is a party or, to the Company’s Knowledge, other Contracts, in each case, pursuant to which registration rights in any Equity Participations in any Subsidiary of the Company have been granted; or (iii) statutory or contractual preemptive rights or rights of first refusal with respect to the Equity Participations of any Subsidiary of the Company. No Subsidiary of the Company has violated, in any material respects, any applicable Law in connection with the offer, sale or issuance of any Equity Participations in such Subsidiary. None of the Subsidiaries of the Company set forth in Section 3.2 of the Disclosure Schedule is currently conducting, or has ever conducted, any business or operations other than employing Service Providers in the United States.

3.3 Authorization; Enforceability.

(a) The Company has all requisite power and authority to (i) execute and deliver this Agreement and each of the Related Agreements to which it is a party, (ii) perform its obligations hereunder and under the other Related Agreements to which it is a party, and (iii) consummate the Transactions to which it is a party. The Company has taken all necessary corporate action to duly authorize (x) the execution and delivery by the Company of this Agreement and the other Related Agreements to which it is a party; and (y) the consummation by the Company of the Transactions to which it is or will be a party and no other corporate proceedings on the part of the Company are required to effect the foregoing. The Shareholder Approval is the only vote, Consent or approval of the holders of any of the Equity Participations in the Company necessary for the Company to approve this Agreement and consummate the Transactions. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, represent the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by (1) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting the enforcement of creditors’ rights generally and (2) the effect of Laws governing the availability of specific performance and other equitable remedies (the “Bankruptcy and Equity Exceptions”).

(b) The Company Board has duly and unanimously adopted and not later revoked, rescinded or amended resolutions (i) approving and declaring advisable this Agreement, the Related Agreements and the Transactions; (ii) declaring that this Agreement, the Related Agreements and the Transactions are in the best interests of the Company; (iii) authorizing the Company to enter into this Agreement and the other Related Agreements to which it is a party and to consummate the Transactions to which it is a party, in each case, on the terms and subject to the conditions set forth in this Agreement and the Related Agreements; and (iv) recommending that the holders of Company Capital Stock approve and adopt this Agreement and the Related Agreements.

3.4 Noncontravention. The execution, delivery and performance of this Agreement and each of the Related Agreements to which the Company is a party by the Company and the consummation by the Company of the Transactions does not and will not (a) conflict with or result in a violation of its Organizational Documents or the Organizational Documents of any of its Subsidiaries; (b) result in a material violation of, or be in material conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under, any Laws, Orders or Permits applicable to the Company or any of its Subsidiaries; (c) conflict with or result in a default under any Contract of the Company or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or upon the Equity Participations in the Company or any of its Subsidiaries; or (d) require the giving of notice to any Person in accordance with any Material Contract, Significant Company IP Agreement, Employee Benefit Plan, Company Lease or any Permit held by, or Law or Order applicable to, the Company or any of its Subsidiaries or any of their respective properties or assets.

3.5 Consents and Approvals. No Consent of, or filing or registration with, any Governmental Entity is required to be made, obtained or given by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement or the Related Agreements or the consummation of the Transactions, except where the failure to obtain any such Consent or make any such filing or registration would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

3.6 Capitalization.

(a) Section 3.6(a) of the Disclosure Schedule sets forth, as of the Agreement Date, the designation, nominal value, number of authorized shares and number of issued and outstanding shares of each class and series of Company Capital Stock. The Company Capital Stock is entitled to the rights, restrictions, privileges and preferences stated in the Organizational Documents. Except for the Company Capital Stock set forth in Section 3.6(a) of the Disclosure Schedule, the Company has no series or class of outstanding or authorized capital stock. Section 3.6(a) of the Disclosure Schedule accurately sets forth (i) the name of each holder of shares of Company Capital Stock; and (ii) the number and class or series of shares of Company Capital Stock held by such holder.

(b) All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable. No claim has been made against the Company or threatened in writing against the Company asserting that any Person other than a Person listed on Section 3.6(a) of the Disclosure Schedule is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Company Capital Stock. There are no accrued and unpaid dividends on any of the Equity Participations in the Company. The Company does not hold any Equity Participations in the Company in its treasury.

(c) Section 3.6(c) of the Disclosure Schedule accurately sets forth as of the Agreement Date a true and complete list of all awards or other securities, other than Company Capital Stock, issued by the Company that derive value measurable by reference to the value of Company Capital Stock or entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right) to acquire Company Capital Stock, specifying, on a holder-by-holder basis, (i) the name of each holder thereof; (ii) the grant date; (iii) the type of award; (iv) if applicable, the name of the Company Stock Plan pursuant to which such award was made; (v) the number and class or series of shares of Company Capital Stock subject to such award, whether or not then exercisable or vested; (vi) if applicable, the exercise price; (vii) a summary description of the vesting schedule applicable to such award (and any related acceleration provisions); (viii) the number and class or series of shares of Company Capital Stock subject to such award that are exercisable or have vested; (ix) the term or expiration date of such award; (x) for Company Options, whether such Company Option is intended to be qualified under Section 422 of the Code; (xi) for Company Options, whether such Company Option is subject to Section 409A of the Code; and (xii) whether such holder is or was an employee of the Company or one of its Subsidiaries on the grant date or during the term of such award. All Company Options granted pursuant to a Company Stock Plan were granted pursuant to a stock option agreement or stock grant agreement, as applicable, in the forms Made Available.

(d) As of the Agreement Date, there are no (i) except as set forth in Section 3.6(a) through Section 3.6(d) and the corresponding sections of the Disclosure Schedule, (A) Equity Participations in the Company outstanding; (B) Contracts pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem or otherwise acquire Equity Participations in the Company; or (C) Equity Participations in the Company reserved for issuance for any purpose; (ii) Contracts pursuant to which the Company is or may become obligated to make an investment in, or contribute capital to, any Person; (iii) agreements pursuant to which registration rights in the Equity Participations in the Company have been granted; (iv) shareholders agreements or other Contracts affecting the voting of Company Capital Stock to which the Company or, to the Company’s Knowledge, any current or former holders of Equity Participations in the Company is a party that is currently in effect; or (v) statutory or contractual preemptive rights or rights of first refusal or first offer with respect to the Equity Participations in the Company. No depositary receipts for Shares have been issued. Neither the Company nor any of its Subsidiaries have any obligations remaining to be satisfied in connection with the Company Convertible Notes.

(e) The Company has not violated any Law or Order in connection with the offer, sale or issuance of any Equity Participations in the Company.

(f) With respect to the Company Options (i) each grant of a Company Option was duly authorized no later than the grant date by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a committee thereof properly designated) and any required approval by the shareholders of the Company by the necessary number of votes or written consents, and material terms of such grant were communicated to the recipient of such grant within a reasonable time of the grant date; (ii) each such grant was made in all material respects in accordance with the terms of and pursuant to the applicable Company Stock Plan and all applicable Laws; (iii) each such grant was properly accounted for in all material respects in accordance with Applicable GAAP in the financial statements (including the related notes) of the Company and in accordance with all applicable Laws; (iv) no modifications have been made to any such grants after the grant date that were not made in accordance with the terms of the applicable Company Stock Plan and applicable Laws (including Section 409A of the Code) and any award agreement and approved by the board of directors of the Company (or a committee thereof properly designated) and communicated to (or agreed to in writing by) the recipient of such grant within a reasonable time of such modification; and (v) each Company Option was issued with an exercise price that was not less than the fair market value of the Company Capital Stock underlying such Company Option on the grant date determined in a manner consistent with Section 409A of the Code.

(g) None of the Subsidiaries of the Company holds, or has ever held, any capital stock of the Company.

3.7 Absence of Changes. Since the Interim Balance Sheet Date, the Company and its Subsidiaries have conducted their operations in the ordinary course of business and there has been no: (a) Company Material Adverse Effect, (b) material damage, destruction or loss suffered or incurred by the Company or any of its Subsidiaries, or (c) action taken which, if taken during the Pre-Closing Period, would violate the provisions of Section 7.1.

3.8 Financial Statements.

(a) The Company has Made Available correct and complete copies of: (1) the Company’s and its Subsidiary’s unaudited balance sheets as of December 31, 2024 and December 31, 2025, and the related unaudited statements of operations and statements of shareholders’ deficit for the years then ended (the “Unaudited Financial Statements”), and (2) the Company’s and its Subsidiary’s unaudited balance sheet as of July 31, 2026 (the “Interim Balance Sheet Date”), and the related unaudited statement of operations, statement of shareholders’ deficit, and statement of cash flows as of and for the six-month period then ended (the “Interim Balance Sheet,” and together with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with Dutch GAAP on a consistent basis throughout and between the periods indicated and consistent with each other. The Financial Statements (A) have been prepared in accordance with the books and records of the Company, which books and records have been maintained in a manner consistent with historical practice, and (B) present fairly in all material respects (and provide a true and fair view of) the financial condition and results of operations and cash flows of the Company, as of the dates and for the periods indicated therein (subject, in the case of the Interim Balance Sheet, to normally recurring year-end audit adjustments, none of which individually or in the aggregate are material). All reserves established by the Company that are set forth in or reflected in the Interim Balance Sheet have been established in accordance with Dutch GAAP. Since December 31, 2023 (the “Look-back Date”), there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying such principle, procedure or practice.

(b) The Company is not a party to, and does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K or any equivalent Law of any other jurisdiction).

(c) The Company and all of its Subsidiaries maintain adequate internal accounting controls (“Financial Controls”) that are designed to ensure that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in conformity with Dutch GAAP and to maintain accountability for the assets of the Company and its Subsidiaries; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There have been no instances or allegations of Fraud by the Company, any of its Subsidiaries or, to the Company’s Knowledge, any of their respective Service Providers, whether or not material, that occurred during any period covered by the Financial Statements. None of the Company, its Subsidiaries or their respective officers has identified or has been made aware of, nor have the Company’s independent auditors identified to the Company, any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financial Statements that has not been resolved.

3.9 Liabilities. Neither the Company nor any of its Subsidiaries has Liabilities, except for (a) Liabilities actually reflected on or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date (and for which adequate accruals or reserves have been established on the Interim Balance Sheet in accordance with Dutch GAAP), (b) Liabilities incurred or accrued in the ordinary course of business since the Interim Balance Sheet Date (none of which is a Liability for breach of Contract, breach of warranty, tort or infringement, violation of Law, environmental, health or safety matter, or an Action), (c) Liabilities incurred under this Agreement or in connection with the Transactions, (d) (i) Liabilities under Material Contracts, (ii) Liabilities arising in the ordinary course of business under any other purchase orders or other Contracts not required to be listed on any schedule (and, in the case of clauses (i) and (ii), excluding any Liabilities arising from breaches of such Contracts or defaults thereunder), and (e) other Liabilities which would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has never effected or maintained any “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K of the Commission).

3.10 Litigation. There is no, and there has not been any, Action and, to the Company’s Knowledge, no Action has been threatened, in each case, (a) against the Company or any of its Subsidiaries, (b) relating to any of the Company’s or any of its Subsidiaries’ respective activities, properties or assets, (c) against any Person whose Liability the Company or any of its Subsidiaries has retained or assumed, either by Contract or by operation of Law or, (d) to the Company’s Knowledge, against any current or former Service Provider in connection with such Service Provider’s relationship with, or actions taken on behalf of, the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries, or any of their respective assets, is a party to or subject to the provisions of any Order and there is no Action by the Company or any of its Subsidiaries pending or which, as of the Agreement Date, the Company or any of its Subsidiaries intends to initiate or file.

3.11 Title to Properties and Assets; Real Property.

(a) Neither the Company nor any of its Subsidiaries (i) has, owns, possesses or otherwise has any rights to any molecule or product, or any assay, biomarker or diagnostic related to, or for use in connection with, any such molecule or product, or Development, Manufacturing, or Commercialization program for any of the foregoing, other than as listed in Section 3.11(a)(i) of the Disclosure Schedule; and (ii) is engaged, pursuing or otherwise involved in any Development program other than as listed in Section 3.11(a)(ii) of the Disclosure Schedule.

(b) The Company and each of its Subsidiaries has good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of its real and personal properties and assets. The assets, properties and rights of the Company and its Subsidiaries constitute all of the assets, properties and rights that are reasonably necessary for the operation of the Company’s and its Subsidiaries’ business. The Company and each of its Subsidiaries holds title to each of its real and personal property and assets that it purports to own, free and clear of any Liens, other than Permitted Liens.

(c) Section 3.11(c) of the Disclosure Schedule sets forth a complete and accurate list of each item of real property that is leased, subleased or licensed from or to a third party by the Company or any of its Subsidiaries (the “Leased Real Property”), the title of the lease or license Contract relating to each Leased Real Property, the name of the third party lessor(s) or lessee(s) thereof or sublessor(s) or sublessee(s) thereof or licensor(s) or licensee(s) thereof, as the case may be, the date of the lease, sublease or license contract relating thereto and all amendments thereof (collectively, the “Company Leases”). The Company has Made Available complete copies of all Company Leases and any amendments thereto. All of the Company Leases are valid, binding and enforceable against the Company or its Subsidiaries and, to the Company’s Knowledge, each counterparty thereto, in accordance with their terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries is in default under any Company Lease. To the Company’s Knowledge, no event has occurred and no condition or state of facts exists that, with the passage of time or the giving of notice or both, would constitute a default under any Company Lease. No notice of any claim of default under a Company Lease has been given to the Company or any of its Subsidiaries. The Company holds the Company Leases and the premises leased thereunder free and clear of all subtenancies, assignments and other occupancy rights and Liens, other than Permitted Liens. The Leased Real Property constitutes all real property and interests in real property used in the conduct of the Company’s and its Subsidiaries’ business. To the Company’s Knowledge, no violation of Law exists at any of the Leased Real Property.

(d) The Company or its Subsidiaries have all certificates of occupancy and permits or other authorizations of any Governmental Entity necessary for the current use and operation of the Leased Real Property, and the Company or its Subsidiaries have complied in all material respects with the conditions of such certificates of occupancy and other permits or other authorizations. No default has occurred in the due observance of any permits or other authorizations applicable to the Leased Real Property.

(e) Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.

(f) None of the Spin-Out Assets is used in, held for use in, or necessary for the conduct of the Retained Business as conducted as of the Agreement Date or as proposed by the Company to be conducted, except for any assets, properties or rights made available to the Company under the IP License Agreements or the Transition Services Agreement.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a correct and complete list of all of the following Intellectual Property Rights: (i) (A) all registered Trademarks and pending Trademark applications owned or purported to be owned by the Company or any of its Subsidiaries; (B) all registered Copyrights owned or purported to be owned by the Company or any of its Subsidiaries; (C) all issued Patents and Patent applications owned by the Company or any of its Subsidiaries; and (D) all Domain Names owned by or registered in the name of the

Company or any of its Subsidiaries (the foregoing clauses (A), (B), (C) and (D) collectively, the “Company Registered Intellectual Property”), and (ii) all material unregistered Trademarks owned or purported to be owned by the Company or any of its Subsidiaries. All maintenance fees, annuities, Taxes and other fees and payments for the Company Registered Intellectual Property payable or due before the Agreement Date have been paid in full. Section 3.12(a) of the Disclosure Schedule specifies for each such item of Company Registered Intellectual Property, as applicable, (1) the owner(s) of such item; (2) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed; (3) the respective issue, registration and application number of such item, as applicable; (4) the date of applicable issuance and registration of such item, as applicable; (5) the status of each such item (e.g., examined, subject of an outstanding office action, published for opposition, allowed, rejected, registered); and (6) the date of the next maintenance or renewal fee payment due for such item. All actions required to be taken by or on behalf of the Company, each of its Subsidiaries, and each of their respective employees or contractors to record each owner throughout the entire chain of title of all of the Company Registered Intellectual Property with each applicable Governmental Entity up through the Agreement Date have been taken. Each of the Patents included in the Company Registered Intellectual Property properly identifies each inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent is issued or application is pending. All right, title and interest in and to each of the items of Owned IP is free and clear of all Liens.

(b) Section 3.12(b) of the Disclosure Schedule sets forth, as of the Agreement Date, a complete and accurate list of all Significant Company IP Agreements. The Company has Made Available complete and accurate copies of all Significant Company IP Agreements and each form Contract used by the Company or any of its Subsidiaries with Service Providers. Each Significant Company IP Agreement is, and, immediately after the Closing will be, in full force and effect. All of the Significant Company IP Agreements are valid, binding and enforceable against the Company or one of its Subsidiaries and, to the Company’s Knowledge, each counterparty thereto, in accordance with its terms except as enforcement may be limited by the Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries is in material default under any Significant Company IP Agreement. To the Company’s Knowledge, no event has occurred and no condition or state of facts exists that, with the passage of time or the giving of notice or both, would constitute a default under any Significant Company IP Agreement and no other party is in material default under any Significant Company IP Agreement. No notice of any claim of default under a Significant Company IP Agreement has been received by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived in writing, or to the Company’s Knowledge, otherwise waived, any of its rights under any Significant Company IP Agreement. Neither the Company nor any of its Subsidiaries are currently paying liquidated damages in lieu of performance under any Significant Company IP Agreement. Following the Closing, the Company and its Subsidiaries will be permitted to exercise all of their respective rights under each Significant Company IP Agreement without the payment of any additional amounts of consideration (including the granting of Equity Participations) other than ongoing fees, royalties or payments that the Company or its Subsidiaries would otherwise be required to pay in accordance with the terms of such Significant Company IP Agreement had the Transactions not occurred.

(c) The Company or one of its Subsidiaries has a valid license to use all Intellectual Property Rights, other than Owned IP, that are used or held for use in connection with the operation of the Retained Business and the use, sale, offer for sale, import and other Exploitation of any Retained Product, and components thereof, subject only to the terms of the applicable Company IP Agreement, provided that the foregoing shall not constitute a representation or warranty regarding the infringement, misappropriation or other violation of any Intellectual Property Rights of any Person, which matters are addressed in Section 3.12(f). Section 3.12(c) of the Disclosure Schedule sets forth a complete and accurate list of all Significant Licensed IP that is Registered. In addition, for any Exclusively Licensed IP that is a Patent, Section 3.12(c) of the Disclosure Schedule specifies: (1) the owner(s) of such Patent; (2) the applicable Company IP Agreement under which the Company or its Subsidiaries obtains a license to such Patent; (3) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed; (4) the respective issuance, registration or application number of such item, as applicable; (5) the status of each such item (e.g., examined, subject of an outstanding office action, published for opposition, allowed, rejected, registered); (6) the date of application, issuance and registration of such item, as applicable; and (7) the date of the next maintenance or renewal fee payment due for such item. All maintenance fees, annuities, Taxes and other fees and payments for any Exclusively Licensed IP that is Registered and that are payable or due before the Closing have been paid in full through the Agreement Date, and no such fees are due within the three-month period following the Agreement Date. To the Company’s Knowledge, each of the Patents included in the Exclusively Licensed IP properly identifies each inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent is issued or application is pending. To the Company’s Knowledge, all actions required to record each owner throughout the entire chain of title of the Exclusively Licensed IP that is Registered with each applicable Governmental Entity have been taken, including payment of all costs, fees, Taxes and expenses associated with such recording activities. The Intellectual Property Rights set forth in Section 3.12(c) of the Disclosure Schedule constitute all of the Significant Licensed IP that is Registered. Except for Routine Service Provider Contracts, neither the Company nor any of its Subsidiaries has granted or is obligated to grant any Person any licenses or rights (including any covenant not to sue or assert or immunity from suit) in, to or under, or any right to sublicense, any Company IP.

(d) The Company’s and each of its Subsidiaries’ rights to Exploit the Company IP in connection with the current and future (as Made Available) operation of the Retained Business will survive unchanged upon the consummation of the Transactions. The Company IP includes all Intellectual Property Rights used or held for use in connection with the operation of the Retained Business, and there are no other items of Intellectual Property Rights that are material to or necessary for the continued operation of the Retained Business immediately after the Closing in substantially the same manner as operated since the date that is one year before the Closing Date, provided that the foregoing shall not constitute a representation or warranty regarding the infringement, misappropriation or other violation of any Intellectual Property Rights of any Person, which matters are addressed in Section 3.12(f). Except as disclosed in Section 3.12(d) of the Disclosure Schedule, during the performance of any Government Contract, the Company, its Subsidiaries and their respective Service Providers have not had a first actual reduction to practice of any element or any claim under any patented or patentable innovation.

(e) The Company and its Subsidiaries have timely made all required disclosures and elections to retain title to any subject invention, and have timely filed all Patent applications with respect to all subject inventions, including but not limited to those required by the Standard Patent Rights Clause (37 C.F.R. 401.14(c)). Except as listed and described in Section 3.12(e) of the Disclosure Schedule, the Company is in full compliance with the requirements of the Standard Patent Rights Clause set forth in 37 C.F.R. 401.14(f), (g) and (h).

(f) To the Company’s Knowledge, the operation of the Retained Business, including the Exploitation of any Retained Product and the use of the Company IP in connection therewith, does not (1) constitute and has not constituted unfair competition or trade practices under the Laws of any jurisdiction, (2) infringe and has not infringed any Copyrights of any Person, (3) misappropriate and has not misappropriated any Trade Secrets of any Person, or, (4) infringe, misappropriate or otherwise violate or conflict with, and has not infringed, misappropriated or otherwise violated or conflicted with, any other Intellectual Property Rights of any Person. Neither the Company nor any of its Subsidiaries has obtained any written opinion of counsel that identifies any third-party Intellectual Property Rights that any operations of the Company or its Subsidiaries, or any Retained Product, would or is reasonably likely to infringe, misappropriate or violate. The Company has implemented reasonable monitoring procedures (commensurate with the Company’s early Development stage) to detect infringement, misappropriation or other violation of the Company IP, and to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated the Company IP, and neither the Company nor any of its Subsidiaries have filed or threatened any claims alleging that a third party or employee has infringed, misappropriated or otherwise violated any Company IP. No Person has threatened in writing to the Company or any of its Subsidiaries, or, to the Company’s Knowledge, filed or otherwise threatened any Action alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Person’s Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has received any notification that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property Rights of any third party.

(g) Other than as set forth in any Company IP Agreement, neither the Company nor any of its Subsidiaries have given (i) any release, covenant not to sue or assert or grant of immunity from suit to any third party against such third party’s infringement, misappropriation or other violation of or conflict with any Company IP; or (ii) any indemnification to any third party against infringement, misappropriation, or other violation of or conflict with the Intellectual Property Rights of any Person.

(h) The Company Registered Intellectual Property (1) is not the subject of any cancellation or reexamination Actions or any other Order adversely affecting the Company’s or its Subsidiaries’ use thereof or rights thereto, or that challenges or would impair the scope, validity or enforceability thereof; and (2) is not the subject of any opposition, extension of time to oppose, post-grant review, inter partes review, derivation proceeding interference, rejection, or refusal to register or other Action. No inequitable conduct, nor any on-sale bar or public use or invalidating public disclosure activity, has been engaged in or committed in the Prosecution of any Patents included in the Owned IP, and no material information was withheld from the U.S. Patent and Trademark Office (“USPTO”) or any non-U.S. equivalent Governmental Entity requiring disclosure of such information during Prosecution of the Patents included in the Owned IP or the Exclusively Licensed IP. Each issued Patent, registered Trademark and registered Copyright included in the Owned IP is (i) subsisting and, to the Company’s Knowledge, valid and enforceable, and (ii) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof. There is no written notice received by the

Company or any of its Subsidiaries or, to the Company’s Knowledge, claim challenging the validity or enforceability of any Owned IP or Exclusively Licensed IP and, to the Company’s Knowledge, there is no reasonable basis for any such claim and there is no written notice received by the Company or, to the Company’s Knowledge, other claim challenging the validity or enforceability of any other Company IP. Neither the Company nor any of its Subsidiaries is subject to any Order prohibiting or restricting its use of any other Person’s Intellectual Property Rights. The Company, its Subsidiaries and, to the Company’s Knowledge, each Person associated with the Prosecution of the Company IP has complied with their duty of candor and disclosure to the USPTO or any similar Governmental Entity in connection with such Company IP, and, to the Company’s Knowledge, no information required to be disclosed to the USPTO or any similar Governmental Entity that was not disclosed to the USPTO or such Governmental Entity in connection with the Prosecution of the aforementioned Company IP. The Exclusively Licensed IP that is Registered (1) is not the subject of any cancellation or reexamination Action or any other Order adversely affecting the Company’s or its Subsidiaries’ use thereof or rights thereto, or that challenges or would impair the scope, validity or enforceability thereof; and (2) is not the subject of any opposition, extension of time to oppose, post-grant review, inter partes review, derivation proceeding interference, rejection, or refusal to register or other Action. To the Company’s Knowledge, no inequitable conduct, nor any on-sale bar or public use or invalidating public disclosure activity, has been engaged in or committed in the Prosecution of any Patents included in the Exclusively Licensed IP.

(i) None of the material Know-How or other material confidential or proprietary information of the Company or any of its Subsidiaries, including the Source Code for any Company Software, has been disclosed by or on behalf of the Company or any of its Subsidiaries to any Person unless such disclosure was necessary and made pursuant to an appropriate confidentiality agreement. The Company and its Subsidiaries have taken reasonable and customary measures to maintain the confidentiality of the material Know-How and other material confidential or other proprietary information used or held for use in connection with the operation of Company Business as currently conducted and as contemplated to be conducted in the future, including utilization of appropriate confidentiality agreements. To the Company’s Knowledge, there has not been any breach by any Person of any confidentiality agreement protecting such Know-How. The Company and its Subsidiaries safeguard and maintain all laboratory notebooks in accordance with an internal laboratory notebook process, at least commensurate with notebook data collection and storage standards and safeguards common to the industry.

(j) Except as otherwise set forth in Section 3.12(j) of the Disclosure Schedule, (i) to the Company’s Knowledge, no Service Provider or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment or consulting Contract, non-disclosure Contract, assignment of invention Contract or similar Contract relating to the protection, ownership, development, use or transfer of Company IP, and (ii) all Persons retained as Service Providers who, in the course of their work for the Company or any of its Subsidiaries develop, conceive or reduce to practice or contribute to the foregoing, or are reasonably expected to develop, conceive or reduce to practice or contribute to the foregoing, Intellectual Property Rights are individually bound by (A) operation of applicable Law (solely for such jurisdictions in which the underlying employment relationship governs the vesting of Intellectual Property Rights) pursuant to which all Intellectual Property Rights which such Persons may bring into existence in the performance of their work automatically vests in the Company or such Subsidiary; provided that all such Persons are individually bound by valid and enforceable written Contracts governing such employment relationship; or (B) valid and enforceable written Contracts pursuant to which all Intellectual Property Rights which such Persons may bring into existence in the performance of their work vests in the Company or such Subsidiary to the extent permitted under applicable Laws and insofar as ownership of such Intellectual Property Rights does not vest in the Company or such Subsidiary by operation of applicable Law, contain terms presently assigning to the Company or such Subsidiary all such Intellectual Property Rights and, in each case of clauses (A) and (B), preventing such Persons from disclosing any confidential information about the Company Business. To the Company’s Knowledge, no current or former employees or consultants are, and no other Person is, in violation of such agreements.

(k) Except pursuant to a Contract set forth on Section 3.12(b) of the Disclosure Schedule or set forth on Section 3.12(k) of the Disclosure Schedule, no university, military, educational institution, research center or Governmental Entity has sponsored research and development conducted in connection with the Retained Business, or has any claim of right to ownership of, or to the Company’s Knowledge (after consulting with 1cBio), any license in or other Liens on, any Owned IP or Exclusively Licensed IP. Section 3.12(k) of the Disclosure Schedule sets forth a complete and accurate list of all Owned IP or Exclusively Licensed IP that, to the Company’s Knowledge, any Governmental Entity has any right, title or interest in, to or under, or has the right to acquire or obtain any right, title or interest in, to or under, as a result of any Retained Products being conceived or first reduced to actual practice in the performance of a funding agreement (as that term is defined in 35 U.S.C. § 201(b)) or a result of funding from a Governmental Entity. To the Company’s Knowledge, no invention within the Retained Business is a subject invention as that term is defined in 35 U.S.C. § 201(e). To the Company’s Knowledge, no research and development conducted by or on behalf of the Company or any of its Subsidiaries in connection with the Retained Business was performed by a graduate student or employee of any university, military, educational institution, research center or Governmental Entity. Neither the Company nor any of its Subsidiaries has participated in any standards-setting activities or joined any standards setting or similar organization that would affect the proprietary nature of any Owned IP or Exclusively Licensed IP or restrict the ability of the Company or any Subsidiary to enforce, license or exclude others from using any Owned IP or Exclusively Licensed IP.

(l) All Company Software owned by the Company was (i) developed by Service Providers who have expressly presently assigned the entire and unencumbered right, title and interest therein and thereto to the Company pursuant to valid written assignments; or (ii) otherwise acquired by the Company or one of its Subsidiaries from another Person pursuant to a valid written agreement in which the entire and unencumbered right, title and interest therein and thereto were expressly presently assigned to the Company.

(m) Neither the Company nor any of its Subsidiaries has received notice of any defects in the Company Software and to the Company’s Knowledge, there are no defects in any of the Company Software, except for defects or errors that do not impair the functionality of the Company Software.

(n) The Company or one of its Subsidiaries own or have a valid right to access and use all Company IT Assets. The Company IT Assets are sufficient to conduct the Company Business as currently conducted and at Closing will be sufficient to conduct the Retained Business. To the Company’s Knowledge, the Company IT Assets do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that are designed to (i) disrupt or adversely affect the functionality of any Company IT Assets; or (ii) enable or assist any Person to access without authorization any Company IT Assets. During the past 18 months, the Company IT Assets have not materially malfunctioned or failed, the Company and its Subsidiaries have taken commercially reasonable steps to secure the Company IT Assets from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of the Company IT Assets. To the Company’s Knowledge, no Person has gained unauthorized access to any Company IT Assets, and neither the Company nor any of its Subsidiaries has received any written notice or written threat of unauthorized access to, or any cybersecurity incident involving any Company IT Assets.

(o) Except as set forth in a Contract that is Made Available, no Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound contains any provision that, upon consummation of the Transactions, would result in (i) the creation of any Lien on any Owned IP or any Intellectual Property Right that is owned by or licensed to Purchaser or any of its Affiliates; (ii) Purchaser or any of its Affiliates being bound by or subject to any non-compete or licensing obligation, covenant not to sue or assert or grant of immunity from suit or other restriction on the operation or scope of its business, which Purchaser or its Affiliates were not bound by or subject to before the Closing; or (iii) Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries), being obligated to pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by the Company or any of its Subsidiaries before the Closing.

(p) Neither the Company nor any of its Subsidiaries has used any AI Technology to generate, derive or create any Owned IP or any Retained Product and to the Company’s Knowledge, the Exclusively Licensed IP, has not been generated, derived or created in whole or in part by any AI Technology, in each case, in a manner that would adversely affect the validity, enforceability or ownership of such Owned IP or the right of the Company or any of its Subsidiaries to Develop, Manufacture or Commercialize any Retained Product.

3.13 Taxes.

(a) The Company and all of its Subsidiaries have timely filed, or caused to be timely filed, all Tax Returns they are required to have filed under all applicable Laws. Such Tax Returns are accurate, complete and correct in all respects.

(b) The Company and all of its Subsidiaries have timely paid all Taxes required to have been paid (whether or not shown as due on any Tax Returns) under all applicable Laws. The Interim Balance Sheet reflects all unpaid but accrued Taxes of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes following the Interim Balance Sheet Date other than Taxes incurred in the ordinary course of business.

(c) The Company and all of its Subsidiaries have withheld and paid all Taxes required to be withheld and paid, and otherwise complied with all Laws relating to the payment, reporting and withholding of Taxes (including timely remitting any such Taxes to the applicable Governmental Entity), in connection with any amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party. The Company and all of its Subsidiaries have properly classified each of their respective present and former Service Providers as an employee or independent contractor for Tax purposes in accordance with applicable Law.

(d) (i) No claim has been made by any Governmental Entity in any jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that it is or may be subject to Tax by that jurisdiction; (ii) no extensions or waivers of statutes of limitations in respect of any Tax or Tax Return are outstanding with respect to the Company or any of its Subsidiaries or have been given by or requested from the Company or any of its Subsidiaries, except for any such extension resulting from an extension to file a Tax Return received automatically from a Governmental Entity; and (iii) no claim for assessment or collection of Taxes has been asserted against the Company or any of its Subsidiaries that remains unpaid or unresolved, and there is no presently pending, or to the Company’s Knowledge, threatened or announced, audit, examination, investigation, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of its Subsidiaries.

(e) There are no Liens on any of the assets of the Company or any of the assets of its Subsidiaries that arose in connection with any failure (or alleged failure) to file any Tax Return or pay any Tax.

(f) Neither the Company nor any of its Subsidiaries is (i) a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or other similar agreement with respect to Taxes (other than pursuant to customary provisions in agreements not primarily related to Taxes (including credit agreements and leases) and entered into in the ordinary course of business) or (ii) subject to a statutory liability to indemnify pay or reimburse any Person (including a Governmental Entity) in respect of any liability relating to Tax that is primarily the liability of any other Person.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement, offer in compromise or other similar agreement relating to the Company or such Subsidiary with any Governmental Entity relating to Taxes.

(h) Neither the Company nor any of its Subsidiaries has ever been included in an affiliated group filing a consolidated, fiscal unity, combined, unitary or similar income Tax Return (other than a group the common parent of which is or was the Company).

(i) Neither the Company nor any of its Subsidiaries is a partner for any Tax purposes with respect to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for applicable Tax purposes.

(j) Neither the Company nor any of its Subsidiaries has any Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as transferee or successor, by Contract (other than a Contract entered in the ordinary course of business whose primary purpose is not related to Taxes), pursuant to any applicable Law, or otherwise.

(k) Neither the Company nor any of its Subsidiaries has engaged or otherwise participated in a transaction, scheme or arrangement (i) that constitutes a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar or comparable provisions of any non-U.S. Law), or (ii) wherein the main purpose or objective (or one of the main purposes or objectives) of which is to obtain a Tax advantage, or which can reasonably be considered as such. The Company and each of its Subsidiaries has kept records of transactions that could qualify as reportable cross-border arrangements as defined in Council Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/16/EU (DAC6) to which the Company or any of its Subsidiaries is a party.

(l) Neither the Company nor any of its Subsidiaries has ever been a (i) “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, or (ii) Dutch real estate company (fictieve onroerende zaak) within the meaning of Section 4 of the Dutch Taxes on Legal Transactions Act (Wet op belastingen van rechtsverkeer).

(m) Neither the Company nor any of its Subsidiaries has ever been a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Sections 355 or 361 of the Code. Neither the Company nor any of its Subsidiaries has acquired any assets from any other corporation in a transaction in which the adjusted tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted tax basis of the acquired assets (or any other property) in the hands of the transferor.

(n) None of the Company or any of its Subsidiaries nor any of their respective predecessors has ever elected to be treated as an “S corporation” within the meaning of Section 1362(a)(1) of the Code.

(o) Neither the Company nor any of its Subsidiaries has agreed to make, and neither the Company nor any of its Subsidiaries are required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or non-U.S. income Tax Law) by reason of a change in accounting method or otherwise.

(p) The Company and each of its Subsidiaries are, and have always been, accrual method taxpayers for U.S. federal (and applicable state, local and non-U.S.) income tax purposes.

(q) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any period (or any portion thereof) ending after the Closing Date, as a result of (i) any installment sale or open transaction disposition entered into on or prior to the Closing Date; (ii) any deferred revenue or any other prepaid amount received on or prior to the Closing Date; (iii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) arising on or prior to the Closing Date; or (iv) any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into on or prior to the Closing Date.

(r) Except as set forth in Section 3.13(r) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has applied for any Tax refunds or Tax credits, which applications are still outstanding.

(s) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, or otherwise is or has at any time been resident or subject to income Taxes in a jurisdiction other than the country of its formation (and no Taxing Authority has ever sought to assert the same).

(t) All transactions or arrangements involving the Company or any of its Subsidiaries and any related party have been effected at arm’s-length terms. None of such transactions or arrangements has adversely affected any Tax position of the Company or any of its Subsidiaries as a result of any Governmental Entity invoking any transfer pricing provision of applicable Law. The Company and each of its Subsidiaries has maintained in all material respects all necessary documentation in connection with related party transactions in accordance with Sections 482 and 6662 of the Code (or any similar provision of state, local or non-U.S. Law) and each has all relevant information available to demonstrate and defend its transfer pricing position.

(u) Neither the Company nor any of its Subsidiaries has obtained or is subject to any private letter ruling issued by the IRS or any comparable ruling issued by any other Governmental Entity.

(v) No power of attorney with respect to Taxes (other than powers of attorney authorizing employees of the Company or any of its Subsidiaries to act on behalf of the Company or such Subsidiary, respectively) has been executed or filed with any Governmental Entity and remains currently in effect.

(w) The Company has Made Available complete and correct copies of all U.S. federal, state, local and non-U.S. income Tax Returns and related workpapers of the Company and its Subsidiaries in the Company’s control for every Tax period ending on or after January 1, 2022, and complete and correct copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries with respect to any Taxes since that date.

(x) Neither the Company nor any of its Subsidiaries has (i) availed itself of any provisions of COVID Relief Programs with respect to Taxes, including Tax credits and Tax deferrals, or (ii) formed a fiscal corona reserve (fiscale coronareserve) for Dutch corporate income tax purposes or has made use of any comparable extraordinary Tax reserve or facility introduced in response to the COVID-19 pandemic.

(y) The Company and each of its Subsidiaries is and has been duly and timely registered for Tax purposes in its jurisdiction of incorporation or formation since its incorporation or formation.

(z) Since the Interim Balance Sheet Date, no transaction, event, act, fact, circumstance or omission has occurred which has or may have the effect of prejudicing any Relief taken into account in computing or eliminating any provision for (deferred) Tax contained in the Financial Statements.

(aa) Neither the Company nor any of its Subsidiaries has been a beneficiary of any special Tax regime, Tax holiday or Tax incentive pursuant to any agreement or arrangement with any Governmental Entity, other than any generally available Tax regime or Tax incentive under applicable Law that does not require a separate agreement or arrangement with any Governmental Entity. No facts currently exist that could reasonably result in a clawback, surrender, reversal, revocation or termination of any special Tax regime, Tax holiday or Tax incentive of the Company or any of its Subsidiaries, and the transactions contemplated by this Agreement will not result in a clawback, surrender, reversal, revocation or termination of any special Tax regime, Tax holiday or Tax incentive of the Company or any of its Subsidiaries.

(bb) All records, including but not limited to corporate and accounting books, registries, correspondence and other Tax documents, which the Company or any of its Subsidiaries is required to keep for Tax purposes or which would be needed to substantiate any claim made or position taken in relation to Tax by the Company or any of its Subsidiaries, were and remain complete, true and accurate and have been duly kept.

(cc) For applicable Dutch Tax purposes, neither the Company nor any of its Subsidiaries has claimed, utilized or requested exemptions from Tax, roll-over relief, deferrals in relation to Tax or other Tax facilities, including exemptions, roll-over relief or other Tax facilities relating to reorganizations or mergers, or has taken a depreciation deduction, which on or after the Interim Balance Sheet Date is still subject to a claw back or reversal provision.

(dd) The Company and each of its Subsidiaries has (i) complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including the timely making of accurate returns and payments and the maintenance of records, and (ii) the Company and each of its Subsidiaries has at its disposal all the documentation necessary to support the VAT exemption regime applied with reference to (a) supplies of goods carried out within the European Union and (b) export sales.

(ee) Neither the entry into or becoming unconditional of this Agreement nor the Closing will have an adverse impact on the Tax position of the Company or any of its Subsidiaries (including, but not limited to, any claw back or disallowance of any Relief or allowance previously given).

(ff) The SpinCo Valuation has been prepared based on customary valuation standards for companies similar to SpinCo.

3.14 Environmental Matters. (a) The operations of the Company and its Subsidiaries are and at all times in the past have been in compliance with Environmental Laws; (b) there have been no disposal, exposures, releases or threatened releases of Hazardous Materials by the Company on, from, near or under the Leased Real Property or any other real property owned, leased or otherwise used by the Company or any of its Subsidiaries currently or in the past; (c) no third party has used, generated, manufactured or stored on, under or about the Leased Real Property or transported to or from the Leased Real Property any Hazardous Materials in violation of

Environmental Laws; (d) there are no Actions relating to Hazardous Materials or Environmental Laws pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries; (e) neither the Company nor any of its Subsidiaries are subject to any Order, letter or memorandum by or with any Governmental Entity or Contract with any Person assuming or imposing any Liability under any Environmental Law; (f) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any Liability that has formed, or would reasonably be expected to form, the basis of Actions relating to Hazardous Materials or Environmental Laws against the Company or its Subsidiaries; (g) to the Company’s Knowledge, neither the Company nor any Subsidiary is reasonably expected to require a material capital expenditure or annual operating expense increase during the two years following the Closing Date to achieve compliance with any Environmental Law; (h) neither the Company nor its Subsidiaries have been identified as a potentially responsible party under applicable Environmental Laws at any site, location or facility utilized for the transportation, storage, disposal, treatment or other management of Hazardous Materials generated by the Company or its Subsidiaries, and to the Company’s Knowledge, no such site, location or facility is or is likely to be placed on the “National Priorities List,” the “CERCLIS” list or any other similar state or federal list or is or is likely to require remedial actions to address the release or presence of Hazardous Materials; (i) each Retained Product is and has been in compliance with Environmental Law, including Regulation (EC) No 1907/2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH) and Directive 2011/65/EU on the restriction of the use of certain hazardous substances in electrical and electronic equipment (RoHS); and (j) the Company has Made Available correct and complete copies of all environmental documents in its possession relating to the Company and its Subsidiaries, including all phase one or phase two environmental site assessment reports or any other environmental investigation report, remedial report, environmental study or audit performed by or on behalf of the Company on any of the Leased Real Property.

3.15 Material Contracts.

(a) Section 3.15(a) of the Disclosure Schedule accurately sets forth, as of the Agreement Date, a list of each Contract (but excluding Employee Benefit Plans, this Agreement and the Related Agreements and Company IP Agreements) to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any ongoing rights or obligations or by which the Company or any of its Subsidiaries or their respective assets are bound in the following categories (together with the Contracts set forth on Section 3.12(b) of the Disclosure Schedule, collectively, the “Material Contracts”):

(i) any Contract (or group of related Contracts) that required payments by or to the Company or any of its Subsidiaries in excess of $[***] in the prior calendar year or that would reasonably be expected to require payments in excess of $[***] in the current or any future calendar year, including any such Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;

(ii) (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company or any of its Subsidiaries; (B) any Contract evidencing Indebtedness, or providing for the creation of or granting any Lien upon any of the property or assets of the Company or any of its Subsidiaries (excluding non-exclusive licenses granted to third parties by the Company or any of its Subsidiaries in the ordinary course of business); and (C) any Contract (1) providing for any loan or advance of money to any Person (other than the Company or any of its Subsidiaries) that is outstanding (other than immaterial advances to employees, consultants or other Service Providers for travel or business related expenses in the ordinary course of business); or (2) obligating or committing the Company or any of its Subsidiaries to make any such loans or advances;

(iii) (A) any Contract creating or purporting to create any partnership, joint venture or similarly involving the sharing of profits or losses, revenues, costs or Liabilities, by the Company or any of its Subsidiaries with any third party; or (B) any Contract that provides for “earn-outs,” royalties or other contingent payments by the Company or any of its Subsidiaries;

(iv) any (A) Government Contract or (B) Contract under which any Governmental Entity has any material rights or that requires the Consent of, or notice to, a Governmental Entity in connection with the Transactions;

(v) any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or any of its Affiliates from engaging in any business or activity in any geographic area or other jurisdiction, including selling, licensing, Manufacturing or otherwise or purchasing from any Person or from hiring or engaging any Person, including the granting of any exclusive distribution rights to any Retained Product; (B) in which the Company or any of its Subsidiaries has granted “exclusivity” or that requires the Company or any of its Subsidiaries to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) that includes minimum purchase conditions; (D) containing a “most-favored-nation”, best pricing or other similar understandings or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party or Person as those offered to another Person; or (E) that will bind Purchaser or any of its Affiliates (other than the Company) with respect to Purchaser’s or Purchaser’s Affiliates’ own customers, products or services;

(vi) any Contract under which the Company or any of its Subsidiaries has engaged a sales agent, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of any Retained Product;

(vii) any Contract under which the Company or any of its Subsidiaries has made commitments to make capital expenditures or to purchase or sell assets involving $[***] or more individually;

(viii) any lease, sublease, rental, license, installment or conditional sale agreement or agreement under which the Company or any of its Subsidiaries is lessee or lessor of, or owns, uses or operates any personal property in which any payment that the Company or any of its Subsidiaries is required to make in any 12-month period exceeds $[***];

(ix) any Contract for the Exploitation of any Retained Product, including any sponsored research agreements, material transfer agreements, material services agreements, Clinical Trial agreements and Contracts with CROs or CMOs and Contracts with Service Providers that are not individuals;

(x) any Contract relating to any dispute, settlement or co-existence agreement with respect to any Retained Product or any Intellectual Property Rights with respect thereto;

(xi) any Contract under which any third party has received access to ALE-1 or any material proprietary or confidential information or materials relating thereto or to any Retained Product (including any other molecules or compounds) or, to the Company’s Knowledge, any information that would enable such third party to recreate or reproduce or otherwise Exploit ALE-1 or a derivative thereof;

(xii) any Contract for the disposition of any portion of the assets relating to the Company Business or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person (other than dispositions of assets that are not material to the Company, and purchases of supplies, inventory or components, in each case, in the ordinary course of business, consistent with past practice);

(xiii) any Contract (other than a Company Option) containing an option or granting any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a Person other than the Company or any of its Subsidiaries or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets or business;

(xiv) any Contract relating to Equity Participations in the Company to which the Company is a party;

(xv) any Contract with any remaining performance obligation that cannot be terminated by the Company or its Subsidiary within 90 days after giving notice of termination;

(xvi) any Contract with an HCP; and

(xvii) any other Contract (other than those described in clauses (i) through (xvi) above) material to the Company or any of its Subsidiaries.

(b) The Company has Made Available correct and complete copies of all Material Contracts, together with all amendments thereto. Each Material Contract is in full force and effect. All of the Material Contracts are valid, binding and enforceable against the Company or one of its Subsidiaries and, to the Company’s Knowledge, each counterparty thereto, in accordance with its terms except as enforcement may be limited by the Bankruptcy and Equity

Exceptions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract. To the Company’s Knowledge, no other party is in default under such Material Contracts and, to the Company’s Knowledge, no event has occurred and no condition or state of facts exists that, with the passage of time or the giving of notice or both, would constitute a default under any Material Contract. No written notice of any claim of default under a Material Contract has been given to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any of its rights under any Material Contract. Neither the Company nor any of its Subsidiaries are currently paying liquidated damages in lieu of performance under any Material Contract. Following the Closing Date, the Company and its Subsidiaries will be permitted to exercise all of their respective rights under each Material Contract without the payment of any additional amounts of consideration other than ongoing fees, royalties or payments that the Company or its Subsidiaries would otherwise be required to pay in accordance with the terms of such Material Contract had the Transactions not occurred. All representations, certifications, and disclosures made by the Company or any of its Subsidiaries relating to the Company’s size-based or socioeconomic status executed, acknowledged or set forth in, pertaining to, or made in connection with, the negotiation or award of any Material Contract included in Section 3.15(a)(iv) of the Disclosure Schedule were, in all material respects, true, accurate, and complete when made and such representations, certifications and disclosures were timely updated so that they remained true, accurate, and complete, if updating was required.

(c) With respect to each Material Contract set forth on Section 3.15(a)(iv) of the Disclosure Schedule, except as set forth on Section 3.15(c) of the Disclosure Schedule, the Company is and has been in compliance in all material respects with (i) all terms and conditions of each such Contract, including any clauses, provisions, requirements, terms and conditions incorporated expressly by reference or by operation of law; and (ii) all Laws pertaining to each Contract, including the Truthful Cost or Pricing Data Act (41 U.S.C. Ch. 35), the Bayh-Dole Act, the False Claims Act, the Anti-Kickback Act, the Byrd Amendment, the Buy American Act, the Trade Agreements Act, the Service Contract Act, the Procurement Integrity Act, Title 18 of the United States Code, the Federal Acquisition Regulation and any applicable agency supplement thereto (collectively, the “FAR”), including, without limitation, any FAR clauses or provisions applicable to or incorporated by reference in such Contract, FAR Part 31 (Contract Cost Principles and Procedures), and all relevant accounting standards. All invoices and claims for payment, reimbursement or adjustment submitted by the Company or any of its Subsidiaries in connection with any Material Contract set forth on Section 3.15(a)(iv) of the Disclosure Schedule were current, accurate and complete in all respects as of their submission dates, and no Governmental Entity, prime contractor or higher or lower tier subcontractor has disallowed, withheld or set off, or threatened in writing (or, to the Company’s Knowledge, orally) to disallow, withhold or set off, any amount due to the Company under any such Contract; and, all costs, fees, profit and other charges and expenses of any nature that have been charged prior to the Closing to any cost reimbursable or flexibly priced type Contract, and all sums invoiced prior to the Closing under any type of Contract, were properly chargeable or invoiced to such Contract, were charged or invoiced in amounts consistent with the requirements of such Contract and applicable Law, and, to the Company’s Knowledge, there will be no material refunds, reimbursements or adjustments including, without limitation, any cost disallowances.

3.16 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is or has been bound by or subject to (and none of their respective assets or properties is bound by or subject to) any collective bargaining agreement or other similar Contract with any labor union, works council or labor organization. To the Company’s Knowledge, (i) since the Look-back Date, no labor union, works council or labor organization has requested or has sought to represent any of the Service Providers of the Company or any of its Subsidiaries, and (ii) no campaign is currently being conducted to solicit cards from Service Providers by any labor union or labor organization. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other similar labor relations tribunal or authority. To the Company’s Knowledge, there are no, nor has there been since the Look-back Date any, labor union organizing activities with respect to any Service Providers.

(b) Neither the Company nor its Subsidiaries has since the Look-back Date received any material demand letters, civil rights charges, suits, administrative or other claims related to labor and employment matters from any of its Service Providers. Neither the Company nor any of its Subsidiaries, since the Look-back Date, has been engaged, or is currently engaged, in any Unfair Labor Practice (as defined in the National Labor Relations Act).

(c) The Company and all its Subsidiaries are and have been since the Look-back Date, in compliance, in all material respects, with all Laws respecting employment, termination of employment, employment practices, terms and conditions of employment, wages and hours, overtime, collective bargaining, employment discrimination, leaves of absence, immigration, civil rights, safety and health, workers’ compensation, pay equity, and classification of employees (collectively, “Employment Practices”). To the Company’s Knowledge, the Company, each of its Subsidiaries, and each Service Provider is in compliance, in all material respects, with all applicable visa and work permit requirements. Neither the Company nor any of its Subsidiaries have any material Liability with respect to any misclassification of: (i) any person as an independent contractor rather than as an employee; (ii) any Service Provider leased from another employer; or (iii) any Service Provider currently or formerly classified as exempt from overtime wages.

(d) The Company and its Subsidiaries are, and have been since the Look-back Date, in compliance, in all material respects, with all Laws respecting subcontracting and recourse to external workforce and the Company is not subject to any governmental claims, investigations or audits respecting illegal work or illegal supplying of personnel.

(e) No claims, disputes, grievances, or controversies arising in connection with any current or former Service Provider’s (or group of current or former Service Providers) service relationship with the Company are pending or, to the Company’s Knowledge, threatened involving any current or former Service Provider or group of current or former Service Providers. No Actions or formal complaints of discrimination, harassment, retaliation, unfair treatment, wrongful termination and/or any other Employment Practices (including claims based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status or any other status protected under applicable Law) are pending or, to the Company’s Knowledge, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Service Providers’ compensation appeals board, or any other Governmental Entity against the Company or any of its Subsidiaries pertaining to any current or former Service Provider. Neither the Company nor any of its Subsidiaries are a party to a conciliation agreement, consent decree or Order with respect to Employment Practices.

(f) All U.S.-based employees of the Company and all of its Subsidiaries are employed on an at-will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all. The Company has Made Available all employee manuals and handbooks relating to the employment or other service provider relationship of the Service Providers with the Company.

(g) Section 3.16(g) of the Disclosure Schedule sets forth a complete and accurate list of all (i) employees of the Company and its Subsidiaries as of the date of this Agreement, including (except where prohibited by Law, in which case Section 3.16(g) of the Disclosure Schedule identifies the employee by their employee number), each employee’s name, title or position, hire date, work location, tax jurisdiction, exempt or nonexempt status, annual base salary or hourly wage rate (as applicable), bonus potential, commission potential, status (i.e., active or inactive), and accrued and unused paid vacation; (ii) individuals who are currently performing services for the Company or its Subsidiaries as of the date of this Agreement who are classified as consultants or independent contractors, including the respective compensation of each consultant or independent contractor, the date on which they were engaged to provide services, their work location and their tax jurisdiction. No current Service Provider has given written notice to the Company or any of its Subsidiaries of such individual’s intention to terminate their service relationship with the Company or such Subsidiaries within the 12 months immediately following the Closing Date. No current Service Provider has worked as both an employee and an independent contractor for the Company and/or its Subsidiaries.

(h) The Company and all of its Subsidiaries are and since the Look-back Date have been in material compliance with the WARN Act and any similar Laws regarding reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder to affected employees, representatives, any state dislocated worker unit and/or local governmental officials, or any other Governmental Entity. Since January 1, 2024, neither the Company nor any of its Subsidiaries has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or Liability under any other similar state or local Law in the United States or Law of any other jurisdiction that is comparable to the WARN Act.

(i) During the past 12 months, no senior employee or key executive has given the Company or any of its Subsidiaries written notice of termination of such employee’s employment nor is any senior employee or key executive under notice of dismissal by the Company or any of its Subsidiaries (or had their employment terminated by the Company or any of its Subsidiaries without notice), except as specifically identified on Section 3.16(i) of the Disclosure Schedule.

(j) In the past 12 months, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that any current or former Service Provider has filed a claim for compensation or indemnity in respect of any exposure to any Hazardous Materials. There are no claims pending against the Company or any of its Subsidiaries under any workers’ compensation plan or policy, for unemployment compensation benefits or for long-term disability. Since January 1, 2024, there have been no claims (settled or unsettled) for injury, illness or occupational health hazard against the Company or any of its Subsidiaries by any Service Provider.

(k) Neither the Company nor any of its Subsidiaries has any material unsatisfied Liability for the breach of any employment Contract or consulting Contract to which the Company or any of its Subsidiaries is a party nor has any material unsatisfied Liability been incurred under applicable Law or otherwise for severance, unemployment compensation, or other bonus compensation or other compensation accruing from the termination of any employment Contracts and consulting Contracts.

(l) To the Company’s Knowledge, no Service Provider is or has been since the Look-back Date in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant or consulting agreement with a former employer or service recipient relating to the right of any such Service Provider to be employed by or provide services to the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of Trade Secrets or proprietary information of others. To the Company’s Knowledge, no Service Provider is or has been in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant or consulting agreement with the Company or any of its Subsidiaries.

(m) To the Company’s Knowledge, since the Look-back Date, no allegations of sexual harassment or other sexual misconduct or race discrimination have been made against any Service Provider through any formal human resources communication channels at the Company or any of its Subsidiaries. There are no Actions pending (or, to the Company’s Knowledge, threatened) related to any allegations of sexual harassment or other sexual misconduct or race discrimination, and since the Look-back Date, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination.

(n) All Service Providers of the Company and its Subsidiaries have been duly and properly remunerated for all services directly performed by such Service Providers in the course of their working relationship with the Company or any of its Subsidiaries in compliance with applicable Law and any employment contracts therewith, and all other payments due to such Service Providers have been made and, with respect to any such amounts or rights that have matured in favor of such Service Providers but which are not yet payable, funds sufficient to cover such payments have been reserved. With respect to the remuneration paid to Service Providers, all contributions required under applicable law have been made relating to compulsory health insurance and social security and to Tax withholdings required by Law.

(o) There are no documented performance improvement plans or disciplinary actions pending against any of the Company’s or its Subsidiaries’ current Service Providers.

3.17 Employee Benefits.

(a) Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list of all material Employee Benefit Plans. For each Employee Benefit Plan, correct and complete copies of the following have been Made Available, where applicable: (i) the most recent annual report on Form 5500 (with schedules and attachments) and associated summary annual reports; (ii) the most recent actuarial report and results of all compliance tests for the last three plan years; (iii) all documents related to such Employee Benefit Plan, including current plan documents and any amendments thereto (or, in the case of an unwritten Employee Benefit Plan, a written description of the terms thereof), current summary plan description (and any summaries of modifications with respect thereto) and any trust agreements, stop-loss policies or insurance Contracts (or any other documents relating to the funding or payment of benefits under such Employee Benefit Plan); (iv) the most recent determination or opinion letter from the IRS; and (v) any non-routine written correspondence with any Governmental Entity relating to such Employee Benefit Plan.

(b) None of the Company or its Subsidiaries or any other ERISA Affiliate currently has, or has had, an obligation to contribute to or any Liability under or with respect to: (i) a “defined benefit plan” as defined in Section 3(35) of ERISA; (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code; (iv) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor its Subsidiaries has any Liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and any related documents or agreements and in compliance with applicable Laws (including with the requirements of ERISA and the Code). All insurance premiums with respect to any of the Employee Benefit Plans, and all contributions, transfers or payments (including all employer contributions and employee salary reduction contributions) required to have been made under or to any Employee Benefit Plan have been timely made or paid and except as could not reasonably be expected to result in any liability to the Company following the Closing, all contributions or payments for any period ending on or before the Closing Date that are not yet due will have been timely paid or properly accrued on the Company’s Financial Statements prior to the Closing Date. Neither the Company nor any of its Subsidiaries is liable for any payment to any Governmental Entity with respect to unemployment compensation benefits, workers’ compensation, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business).

(d) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code is so qualified and has obtained a favorable determination letter from the IRS or may rely upon an opinion letter for a prototype or similar plan, and, to the Company’s Knowledge, nothing has since occurred that could cause the loss of such qualification.

(e) There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA. There have been no breaches by the Company or, to the Company’s Knowledge, by any third party, of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any of the Employee Benefit Plans that could result in any Liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries, including on account of an ERISA Affiliate. Other than routine claims for benefits, there is no Action pending or, to the Company’s Knowledge, threatened, with respect to any Employee Benefit Plan by any Person or any Governmental Entity, nor, to the Company’s Knowledge, is there any reasonable basis for one.

(f) Except as set forth on Section 3.17(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the Transactions could (either alone or in combination with another event, whether contingent or otherwise) (A) result in any payment (whether of severance pay or otherwise) or benefit becoming due, or increase the amount of any compensation or any benefits due, to any current or former Service Provider (or the dependents of such Persons); (B) increase the amount of compensation or benefits otherwise payable under any Employee Benefit Plan; (C) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (D) result in the forgiveness in whole or in part of any outstanding loan made by the Company or any of its Subsidiaries to any Service Provider; (E) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (F) constitute a stated triggering event under any Employee Benefit Plan.

(g) Neither the Company nor any of its Subsidiaries has any obligation or Liability, including under any Employee Benefit Plan, in respect of benefits (including death or medical benefits) or payments beyond termination of service or retirement other than (i) coverage mandated by Law; or (ii) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code. With respect to each group health plan benefitting any current or former employee of the Company, any of its Subsidiaries or any other ERISA Affiliate that is subject to Section 4980B of the Code, the Company, each of its Subsidiaries and each other ERISA Affiliate have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. No Employee Benefit Plan provides health, welfare or retirement benefits to any independent contractor or non-employee director, or to any other individual who is not a current or former employee of the Company or any of its Subsidiaries, or the dependents or other beneficiaries of any such individual.

(h) None of the Company, any of its Subsidiaries or any other ERISA Affiliate has agreed or committed to institute or amend any plan, program, arrangement or agreement for the benefit of current or former Service Providers other than the Employee Benefit Plans. Neither the Company nor any of its Subsidiaries sponsors or maintains any self-funded Employee Benefit Plan.

(i) Section 3.17(i) of the Disclosure Schedule sets forth a complete and correct list of each Employee Benefit Plan or other benefit or compensation plan, program, agreement, Contract or arrangement that is subject to the applicable Law of a jurisdiction other than the United States (whether or not U.S. Law also applies) (each, a “Foreign Plan”). Without limiting the generality of Section 3.17(a) through Section 3.17(h) above: (i) each Foreign Plan required to be registered has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities; (ii) each Foreign Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and applicable Law; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any unfunded or underfunded Liabilities.

(j) Each Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been maintained, operated and documented in all material respects in compliance with Section 409A of the Code and the guidance promulgated thereunder. Neither the Company nor any of its Subsidiaries has any obligation to reimburse, “gross up” or otherwise indemnify any Person for any Taxes, penalties or interest imposed under Section 4999 or Section 409A of the Code.

3.18 Compliance with Laws.

(a) Each of the Company and its Subsidiaries and, to the Company’s Knowledge their respective Service Providers is, and to the Company’s Knowledge each of their respective CMOs, CROs, agents and any other Person acting on behalf of them, is operating and has, since the Look-back Date, operated in material compliance with all Laws and Orders. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice to the effect that any of them is in default under any Laws or Orders.

(b) None of the Company or its Subsidiaries, nor any member of the Company Board, officer or employee nor, to the Company’s Knowledge, any agent of the Company or of any of its Subsidiaries acting on behalf of the Company or one of its Subsidiaries has (i) unlawfully made, by any means or instrumentalities, directly or indirectly, an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give or authorization of the giving of anything of value to any U.S. or non-U.S. government official, employee or political candidate for purposes of (A) influencing any act or decision of such Person in his official capacity; (B) inducing such Person to do or omit to do any act in violation of the lawful duty of such Person; or (C) securing any improper advantage, or inducing such Person to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; (ii) otherwise violated the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, the Organization for Economic Co-operation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any similar anti-bribery or anti-corruption Law (the “Anti-Corruption Laws”); (iii) received any unlawful discounts or rebates in violation of any applicable Law relating to antitrust or competition; (iv) breached or waived any applicable U.S. or non-U.S., federal or state Law regarding business conduct; or (v) failed to conduct the Company Business at all times in compliance with applicable financial recordkeeping and reporting requirements of applicable Anti-Corruption Laws.

(c) The Company has not made any voluntary or involuntary disclosure to any Governmental Entity or any other Person relating to Anti-Corruption Laws since March 31, 2020. Since the Look-back Date, (i) there have been no actual or threatened written or, to the Company’s Knowledge, oral inquiries, investigations or enforcement actions regarding non-compliance by the Company with any Anti-Corruption Law and (ii) no Governmental Entity has assessed any fine or penalty against, or issued any warning letter to, the Company with regard to non-compliance by the Company with any Anti-Corruption Law. The Company has not, since March 31, 2020, undergone and is not undergoing any audit, review, inspection, investigation, survey or examination by a Governmental Entity relating to the Anti-Corruption Laws. The Company maintains policies and procedures reasonably adequate to ensure compliance by the Company and its directors, officers, employees and agents with Anti-Corruption Laws.

(d) None of the Company, its Subsidiaries or Service Providers, any of their respective CMOs, CROs, agents or any Person acting on behalf of them (i) appears on the Specially Designated Nationals and Blocked Persons List of OFAC or any other list administered by the U.S. government pursuant to Sanctions Laws; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country currently under U.S. sanctions; or (iii) appears on any federal or state exclusion or debarment list. There are no pending issues with respect to actual or alleged violations of any Sanctions Laws or other applicable Laws or Governmental Entity. None of the Company, its Subsidiaries or Service Providers, any of its or their respective CROs, CMOs, agents or any other Person acting on behalf of any of them has taken any action in violation of any Sanctions Laws or applicable Laws relating to exclusion or debarment.

3.19 Permits. Section 3.19 of the Disclosure Schedule sets forth a complete and accurate list of all material Permits used in the operation of the Retained Business or otherwise held by or on behalf of the Company or any of its Subsidiaries in connection with their businesses, all of which are valid and in full force and effect. Accurate and complete copies of each such Permit have been Made Available. Neither the Company nor any of its Subsidiaries are or have been in default under any Permit required for the operation of its business or to own, lease or operate its properties and assets; such Permits are in full force and effect, and such Permits are held by the Company or its Subsidiaries free and clear of all Liens, other than Permitted Liens. Neither the Company nor any of its Subsidiaries has received any written notice, or to the Company’s Knowledge any oral notice, of any claim of default, with respect to any such Permit. To the Company’s Knowledge, there are no existing circumstances that could reasonably be expected to result in a default under any Permit. None of such Permits will be adversely affected by, nor is any notice required to be provided to, or Consent required to be obtained from the issuer of any Permit in connection with the consummation of the Transactions.

3.20 Healthcare Regulatory and Compliance Matters.

(a) Each of the Company and its Subsidiaries and, to the Company’s Knowledge each of their respective Service Providers, CMOs, CROs, agents and any other Person acting on behalf of any of them, is operating, and has, since the Look-back Date, operated, in material compliance with all applicable Health Care Laws with regard to the Retained Business, including in the conduct of all non-clinical or pre-clinical studies or Clinical Trials of any Retained Product conducted by or on behalf of the Company and its Subsidiaries. The Company and its Subsidiaries have obtained, and are and have been, since the Look-back Date, operating in material compliance with, all Permits required by any Governmental Entity in connection with the conduct of the Retained Business. All Retained Products are being Developed and Manufactured or otherwise Exploited in material compliance with all applicable Laws, including all applicable Health Care Laws. Without limiting the foregoing: (a) each Clinical Trial, and each non-clinical and pre-clinical study, conducted by or on behalf of the Company or any of its Subsidiaries with respect to any Retained Product has been and is being conducted in accordance with all applicable Health Care Laws, and each such Clinical Trial has received, and is being conducted in compliance with, the approval or favorable opinion of the applicable Governmental Entities; (b) all safety-related incidents, including adverse events, serious adverse events and suspected unexpected serious adverse reactions have been investigated and reported to the applicable Governmental Entity in accordance with applicable Health Care Laws; and (c) no Clinical Trial has been placed on clinical hold, terminated or suspended, and, to the Company’s Knowledge, no Governmental Entity or data safety monitoring board has threatened to take, or instigate, any such action. To the Company’s Knowledge, there are no facts that would reasonably give rise to (i) any termination, hold or suspension of any Clinical Trial for any reason, or (ii) any material modification of any Clinical Trial for reasons of safety or noncompliance with applicable Health Care Laws.

(b) Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity, requiring the termination or suspension of any non-clinical or pre-clinical studies or Clinical Trials.

(c) None of the Company, its Subsidiaries nor any Persons acting on their behalf has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Entity; (ii) failed to disclose a material fact required to be disclosed to any Governmental Entity; (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any other Governmental Entity to take a comparable action. Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Company’s Knowledge, threatened, investigation or other Action by the FDA pursuant to its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy,” or by any other Governmental Entity pursuant to a comparable policy and, to the Company’s Knowledge, there are no facts that would reasonably give rise to such an Action.

(d) None of the Company or its Subsidiaries, and to the Company’s Knowledge, no Service Providers or Persons acting on their behalf, has ever been, and are not currently Excluded Entities, Excluded Individuals, Convicted Entities, or on FDA’s Disqualified/Restricted List or, to the Company’s Knowledge, the subject of any Action that could lead to becoming an Excluded Entity, Excluded Individual, Convicted Entity, or on FDA’s Disqualified/Restricted List, or are the object of comparable exclusions, disqualifications, restrictions or convictions in any other applicable jurisdiction.

(e) Neither the Company nor any of its Subsidiaries has been since the Look-back Date or is currently subject to any enforcement, regulatory or administrative Action or to any Order or obligations arising from an Action against or affecting the Company or any of its Subsidiaries relating to or arising under any applicable Health Care Laws, and to the Company’s Knowledge, no such enforcement, regulatory or administrative Action has been threatened.

(f) The Company has Made Available all material Regulatory Materials. All such Regulatory Materials regarding any Retained Product are correct and complete in all material aspects, or have been subsequently revised or corrected to be so and, to the Company’s Knowledge, there is no basis (and no event has occurred which provides the basis, or after notice or lapse of time would provide the basis) for any Permits included in the Regulatory Materials to lapse, be revoked, be suspended or become invalid.

(g) None of the Company, its Subsidiaries, nor to the Company’s Knowledge, their respective Service Providers or Persons acting on their behalf, has received a written notice asserting or threatening (i) Actions or other claims for Liability for death or injury to any Person as a result of any defect in any Retained Product; or (ii) any statutory Liability or any Liability assessed with respect to any failure to warn arising out of any Retained Product.

(h) None of the Company, its Subsidiaries, nor to the Company’s Knowledge, their respective Service Providers or Persons acting on their behalf, is party to or bound by any Order, monitoring agreements, deferred prosecution agreements, non-prosecution agreements, consent decrees, or other formal or informal written agreements with or imposed by any Governmental Entity concerning compliance with Health Care Laws, and, to the Company’s Knowledge, no such agreement or Order has been threatened in writing. Neither the Company, its Subsidiaries, nor to the Company’s Knowledge, their respective Service Providers or Persons acting on their behalf, has engaged in any voluntary disclosure or mandatory self-disclosure to any Governmental Entity concerning any alleged or actual non-compliance with Health Care Laws, and, to the Company’s Knowledge, no such self-disclosure to any Governmental Entity is required.

(i) Neither the Company nor any of its Subsidiaries is aware of any current or threatened interruption or delay of supply or Manufacturing capacity, shortage of raw materials, lack of or delay in obtaining Permits required for Manufacturing or other Manufacturing concerns that would have a material effect on any Retained Product and the subsequent Exploitation thereof;

(j) All applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized, or prepared with the intention to be utilized, as the basis for or submitted in connection with any marketing authorizations or other Permits from the FDA, the European Commission, EMA or any other Governmental Entity relating to any Retained Product were, to the Company’s Knowledge, true, complete and correct in all material respects as of the date of preparation and submission, as applicable, or were subsequently corrected to be so, and any updates, changes, corrections or modifications to such applications, submissions, information and data which are required by applicable Laws have been submitted to the FDA, the European Commission, EMA or other Governmental Entity.

(k) Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their CROs or CMOs has received from any Governmental Entity any (i) inspection reports, including Forms FDA-483; (ii) notices of adverse findings, notices of violation, warning or “untitled” letters; or (iii) other correspondence from any Governmental Entity concerning any Retained Product in which any Governmental Entity asserted in writing that the operations of the Company or any of its Subsidiaries, or any of their respective CROs or CMOs, are not in compliance with applicable Laws, including Health Care Laws, or that any Retained Product is not safe, effective or approvable, as applicable. The Company has not been informed by any Governmental Entity, including the FDA, EMA and the European Commission, that such Governmental Entity will prohibit, or has material concerns with permitting, the marketing, sale, license, use or other Exploitation of any Retained Product.

(l) All Contracts and interactions between the Company, its Subsidiaries, their respective Service Providers, Persons acting on their behalf and HCPs comply with applicable Health Care Laws and provide compensation, including any stock, options or similar offerings, that is consistent with fair market value in an arm’s length transaction.

(m) Section 3.20(m) of the Disclosure Schedule sets forth (i) a complete and accurate list of all HCPs who currently hold any shares of Company Capital Stock and the number and type of shares of Company Capital Stock held by such HCP; and (ii) a complete and accurate list of HCPs who have received Company Options. To the extent any HCPs hold Company Capital Stock or Company Options, any and all such interests, whether vested or not, comply with applicable Health Care Laws.

3.21 Related Party Transactions. To the Company’s Knowledge, no (a) individual who is, or who was at the time of the entry into the transaction or the creation of the interest in question, an officer or director of the Company or any of its Affiliates or acting in such capacity; (b) Person that is, or that was at the time of the entry into the transaction or the creation of the interest in question a beneficial holder of greater than 5% of the outstanding Company Capital Stock on an As Converted Basis; or (c) member of the immediate family of or Affiliate of any of the Persons referred to in clauses (a) or (b) above, has or has had, either directly or indirectly, a material interest in: (i) any Person that purchases from or sells, licenses or furnishes to the Company any goods, property, technology, intellectual or other property rights, or (ii) any Contract of the Company or any of its Subsidiaries that is not an Employee Benefit Plan (a “Related Party Agreement”). To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that has resulted in, or would reasonably be expected to result in, any claim by a current or former Service Provider for indemnification or advancement of expenses related thereto pursuant to (x) the terms of its Organizational Documents or the Organizational Documents of its Subsidiaries; (y) any indemnification agreement or other Contract between the Company or its Subsidiaries and any such Service Provider; or (z) any Laws.

3.22 Manufacturing, Development and Commercialization Rights. Except as set forth on Section 3.22 of the Disclosure Schedule, to the Company’s Knowledge, no event has occurred, or is reasonably expected to occur, that would materially and adversely affect the ability of the Company to Manufacture or Develop or have Manufactured or Developed any Retained Product (a) on terms consistent, in all material respects, with those in effect immediately prior to the Agreement Date in the manner proposed by the Company to Purchaser; (b) in quantities consistent, in all material respects, with past practice; and (c) in contemplated quantities sufficient for the operation of the Retained Business as currently conducted and as currently anticipated to be conducted. All clinical and investigational supplies of ALE-1 have been and are being Manufactured, stored, labeled, packaged and handled, in all material respects, in accordance with Good Manufacturing Practices and all applicable Health Care Laws. The Company has, or under its existing arrangements with its CMOs has access to, quantities of conforming clinical supply of ALE-1 sufficient, in all material respects, to conduct its ongoing and currently planned Clinical Trials.

3.23 Insurance. Section 3.23 of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies of the Company and its Subsidiaries of any kind currently in force. Correct and complete copies of such insurance policies have been Made Available. There is no material claim pending under any such policies. All such insurance policies are in full force and effect. To the Company’s Knowledge, such insurance policies are sufficient for compliance with applicable Law and for compliance with any obligations under any Contract of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have any self-insurance or co-insurance programs. Neither the Company nor any of its Subsidiaries are in default under any material provision of any such insurance policy and neither the Company nor any of its Subsidiaries have received notice of cancellation or nonrenewal of any such insurance. To the Company’s Knowledge, no event has occurred, including the failure by the Company or any of its Subsidiaries to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company or any of its Subsidiaries under any of their insurance policies.

3.24 No Brokers. Except as otherwise set forth in Section 3.24 of the Disclosure Schedule, none of the Company or any of its Subsidiaries has entered into nor will enter into any Contract or understanding with any broker, finder or similar agent or any Person that will result in an obligation of Purchaser, the Company, or any of their respective Subsidiaries to pay any finder’s fee, brokerage fees or commission or similar payment in connection with any of the Transactions.

3.25 Books and Records. The Company and its Subsidiaries’ books and records accurately reflect in reasonable detail the material activities of the Company and its Subsidiaries in all material respects. The complete minute books of the Company and its Subsidiaries have been Made Available and accurately reflect in all material respects all actions previously taken by their respective shareholders, boards of directors and committees thereof. The complete stock book records of the Company and its Subsidiaries have been Made Available and accurately reflect in all material respects all transactions effected in the Company Capital Stock and the capital stock or other equity interest in each of the Company’s Subsidiaries. Section 3.25 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and each Subsidiary and the names of persons having signature authority with respect thereto and access thereto.

3.26 Takeover Laws. No Takeover Laws are applicable to the Company, the Company Capital Stock or the Transactions.

3.27 Privacy.

(a) The Company and each of its Subsidiaries complies, and has complied, in all respects with all applicable Privacy Laws and policies, statements, and contractual obligations relating to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Data (collectively, the “Privacy Requirements”). The consummation of any of the Transactions will not violate any applicable Privacy Requirements.

(b) The Company and its Subsidiaries have taken all organizational, physical, administrative, and technical measures required by the Privacy Requirements and consistent with standards prudent for the Company’s phase and in the industry in which the Company or any of its Subsidiaries operates to protect: (i) the integrity, security, and operations of all Company IT Assets; and (ii) all Personal Data and all other data owned, controlled, or stored by the Company or any of its Subsidiaries from and against data security incidents or other misuse. In connection with a third party servicing, outsourcing, hosting or otherwise Processing Personal Data collected, held, or Processed by or on behalf of the Company or its Subsidiaries, the Company has in accordance with Privacy Requirements entered into valid, binding and enforceable written data processing agreements with any such third party that ensures appropriate protection for Personal Data. None of the Company and its Subsidiaries sells, rents or otherwise makes available, or permits any third party to, sell, rent or otherwise make available, to any Person any Personal Data, except as stated in the applicable privacy policies and in compliance with Privacy Laws.

(c) There have been no data security incidents, data breaches, ransomware incidents, or other adverse events or incidents related to any Company IT Assets, Personal Data, or data in the custody or control of the Company or its Subsidiaries. The Company and its Subsidiaries are not, and have not been, subject to any pending or threatened Actions related to any data security incidents, ransomware incidents, or any violations of any Privacy Requirements, and to the Company’s Knowledge, no facts or circumstances exist which could reasonably serve as the basis for any such Actions. The Company and its Subsidiaries have taken commercially reasonable steps to provide for archival, back-up, recovery and restoration of its material business data.

(d) All Personal Data used or maintained by the Company or any Subsidiary has been collected, maintained, used and transferred in compliance with the Company’s or the applicable Subsidiary’s applicable data protection and privacy policies and all applicable Laws. All such data protection and privacy policies are designed and administered in accordance with all applicable Laws. No Person has claimed any compensation or other cause of action from the Company or any of its Subsidiaries for the loss of or unauthorized use, disclosure or transfer of Personal Data or information and, to the Company’s Knowledge, no facts or circumstances exist that might give rise to such a claim.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Each Seller, severally and not jointly, represents and warrants to Purchaser as of the Agreement Date and the Closing Date (except in any case that a representation or warranty expressly only speaks as of a specified date or time, in which case such representation or warranty is made only as of such specified date or time) as follows:

4.1 Organization and Power. If not a natural person, such Seller: (a) is duly formed or organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization; and (b) has (or its trustee or trustees have) the power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which such Seller is a party. If such Seller is a natural person, such Seller is of legal age to execute and perform this Agreement and is legally competent to do so.

4.2 Authorization; Enforceability. If such Seller is not a natural person or a trust, the execution, delivery and performance by such Seller of this Agreement and the Related Agreements to which such Seller is a party have been duly authorized by all requisite corporate or comparable organizational action on the part of such Seller, and no other proceedings or actions on the part of such Seller are necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the Related Agreements to which such Seller is a party and the consummation of the Transactions. If such Seller is a trust: (a) such Seller is a trust duly created under the Laws of the jurisdiction of its formation and is being validly administered under all applicable Laws; and (b) the trustee or trustees of such Seller are validly appointed as the trustee, trustees, successor trustee or successor trustees of such Seller and each of them is validly qualified and competent to act in such capacity and is lawfully so acting. This Agreement and each of the Related Agreements to which such Seller is a party have been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by Purchaser, represent the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions. No further authorizing action on the part of such Seller is or will be required in connection with the consummation of the Transactions. If such Seller is: (i) a natural person; (ii) married or part of a civil union or domestic partnership; and (iii) (A) a resident of a jurisdiction that applies community property Laws or similar principles, or (B) a party to a community property agreement or arrangement with his or her spouse or partner, then such Seller has delivered to Purchaser the written consent of his or her spouse or partner in form and substance reasonably acceptable to Purchaser to such Seller’s execution and performance of this Agreement.

4.3 Noncontravention. The execution and delivery by such Seller of this Agreement and the Related Agreements to which such Seller is a party does not, and the performance by such Seller of its obligations hereunder and thereunder and the consummation of the Transactions by such Seller will not: (i) if such Seller is not a natural person, conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both), the Organizational Documents of such Seller; (ii) (A) conflict with; (B) result in a material violation of or material default under (with or without notice, lapse of time or both); (C) give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under; or (D) require any Consent from any Person in accordance with the terms of any Contract or Permit of such Seller or pursuant to any Law applicable to such Seller; or (iii) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Company Capital Stock owned beneficially or of record by such Seller or the ability of such Seller to consummate the Transactions.

4.4 Consents and Approvals. No Consent, Order or authorization of, registration or filing with or declaration or notification to, any Governmental Entity or Person is required by or with respect to such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or the Related Agreements to which such Seller is a party, or the consummation of the Transactions.

4.5 Ownership of Shares. Such Seller (except 1cBio and the Belgian Optionholders) is, and 1cBio and each Belgian Optionholder to the extent such Belgian Optionholder exercises their Company Options in accordance with this Agreement will, as of immediately prior to the Closing, be, the sole registered legal and beneficial owner of the Shares set forth opposite such Seller’s name in Schedule 1.1(a) hereto. Except pursuant to this Agreement, such Shares are not and will not, at or prior to the Closing, be subject to any Liens (except pursuant to this Agreement and restrictions on transfer generally imposed by applicable securities Laws), and such Seller has not granted any rights to purchase, and has no obligation to transfer, assign or otherwise dispose of, such Shares (or any other shares of Company Capital Stock) to any other Person (other than Purchaser). Such Seller has the sole right to transfer the full legal and beneficial ownership of such Shares free from all Liens (other than restrictions on transfer generally imposed by applicable securities Laws) to Purchaser. Such Shares constitute all of the shares of capital stock of the Company, including Company Capital Stock, owned, beneficially or of record, by such Seller, and such Seller has no other rights to acquire shares of capital stock of the Company, including Company Capital Stock. Immediately after the Closing, Purchaser will own such Seller’s Shares free and clear of all Liens (other than restrictions on transfer generally imposed by applicable securities Laws). As of the Agreement Date, such Seller is the sole registered legal and beneficial owner of the shares of SpinCo set forth opposite such Seller’s name in Schedule 4.5 hereto.

4.6 Tax and Legal Matters. Such Seller acknowledges and agrees that such Seller had the opportunity to seek and was not prevented by Purchaser, the Company, the Equityholder Representative or any other Seller from seeking independent legal and Tax advice before such Seller’s execution and delivery of this Agreement and the Related Agreements to which such Seller is a party, and, if such Seller did not avail itself of that opportunity before signing this Agreement or any of the Related Agreements to which such Seller is a party, that such Seller did so voluntarily without any undue pressure and agrees that such failure to obtain independent legal or Tax advice will not be used by such Seller as a defense to the enforcement of such Seller’s obligations under this Agreement or any of the Related Agreements to which such Seller is a party. Such Seller understands that it must rely solely on its own advisors and not on any statements or representations by the other Sellers, the Equityholder Representative, the Company, Purchaser or any of their agents or attorneys, except for the express representations and warranties of Purchaser in Article VI. Such Seller understands that such Seller (and not Purchaser, the Company, or the Equityholder Representative) will be responsible for such Seller’s legal or Tax Liability that may arise as a result of the sale of such Seller’s Shares hereunder.

4.7 Absence of Litigation. Such Seller is not subject to any pending or, to the knowledge of such Seller, threatened Action that would prevent such Seller from: (a) executing and delivering this Agreement or any Related Agreement to which such Seller is a party; or (b) performing such Seller’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which such Seller is a party or consummating the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO SPINCO

SpinCo represents and warrants to Purchaser as of the Agreement Date and the Closing Date (except in any case that a representation or warranty expressly only speaks as of a specified date or time, in which case such representation or warranty is made only as of such specified date or time) as follows:

5.1 Organization and Power. SpinCo is duly incorporated and validly existing under the Laws of the Netherlands with full corporate power and authority to conduct its businesses as presently conducted, to own, lease or operate, as applicable, its assets and properties, and to perform all of its obligations under its Contracts. SpinCo was formed for the sole purpose of effecting the Spin-Out contemplated as part of the Transactions.

5.2 Authorization; Enforceability. SpinCo has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform the obligations contemplated herein and in each of the Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement, and each of the Related Agreements to which SpinCo is a party, and the consummation of the Transactions by SpinCo have been duly and validly authorized by all necessary corporate action on the part of SpinCo and no other proceedings on the part of SpinCo are necessary to authorize this Agreement, such Related Agreements, and the consummation of the Transactions. This Agreement and each of the Related Agreements to which SpinCo is a party have been duly executed and delivered by SpinCo and constitute the valid and legally binding obligations of SpinCo, enforceable against SpinCo in accordance with their terms, subject to the Bankruptcy and Equity Exceptions.

5.3 Noncontravention. The execution and delivery by SpinCo of this Agreement and the Related Agreements to which SpinCo is a party does not, and the performance by SpinCo of its obligations hereunder and thereunder and the consummation of the Transactions by SpinCo will not (a) conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both), give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under or require any Consent from any Person in accordance with the terms of the Organizational Documents of SpinCo or any Contract or Permit of SpinCo or pursuant to any Law applicable to SpinCo; or (b) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the ability of SpinCo to consummate the Transactions.

5.4 Consents and Approvals. No Consent of, or filing or registration with, any Governmental Entity is required to be made, obtained or given by SpinCo in connection with the execution, delivery and performance by SpinCo of this Agreement or the Related Agreements to which SpinCo is a party or the consummation of the Transactions, except where the failure to obtain any such Consent or make any such filing or registration would not, individually or in the aggregate, be material to SpinCo.

5.5 Ownership of Shares in SpinCo Subsidiaries. SpinCo is, and will be, the sole registered legal and beneficial owner of 100% of the shares of each of the SpinCo Subsidiaries.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO PURCHASER

Purchaser represents and warrants to the Sellers as of the Agreement Date and the Closing Date (except in any case that a representation or warranty expressly only speaks as of a specified date or time, in which case such representation or warranty is made only as of such specified date or time) as follows:

6.1 Organization and Power. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.

6.2 Authorization; Enforceability. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform the obligations contemplated herein and in each of the Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement, and each of the Related Agreements to which Purchaser is a party, and the consummation of the Transactions by Purchaser have been duly and validly authorized by all necessary corporate action on the part of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize this Agreement, such Related Agreements, and the consummation of the Transactions. This Agreement and each of the Related Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to the Bankruptcy and Equity Exceptions.

6.3 Noncontravention.

(a) The execution and delivery by Purchaser of this Agreement and the Related Agreements to which Purchaser is a party does not, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the Transactions by Purchaser does not and will not: (i) conflict with, or result in a violation of or default under (with or without notice, lapse of time, or both), or require any Consent from any Person, in each case, in accordance with, any provision of the Organizational Documents of Purchaser; or (ii) conflict with, result in a material violation of or material default under (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any notice to, or any Consent from, any Person under the terms of any Contract or Permit of Purchaser or pursuant to any Law applicable to Purchaser.

(b) Except as may be required by the Exchange Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, no Permit or Order of, or registration or filing with or declaration or notification to any Governmental Entity is required by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions, except where the failure to obtain such Permit, Order or registration or to make such filing, declaration or notification would not result in a Purchaser Material Adverse Effect, and except as may be necessary as a result of any facts or circumstances relating to the Company.

6.4 Sufficient Funds. Purchaser will have all of the funds available as and when needed that are necessary to consummate the Transactions and to perform its obligations under this Agreement.

6.5 Absence of Litigation. Purchaser is not subject to any pending or, to the knowledge of Purchaser, threatened Action that would prevent Purchaser from (a) executing and delivering this Agreement or the Related Agreements to which Purchaser is a party; or (b) performing Purchaser’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which Purchaser is a party or consummating the Transactions.

ARTICLE VII

CONDUCT OF BUSINESS

7.1 Covenants of the Company. Except (i) as expressly provided or permitted in this Agreement; (ii) as expressly set forth in Section 7.1 of the Disclosure Schedule; (iii) as required by applicable Law (provided that the Company provides Purchaser with reasonably prompt advance written notice of the intended action to the extent permitted under applicable Law); or (iv) as expressly consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on (and including) the Agreement Date until the earlier of the date on which this Agreement is terminated in accordance with Article XI and the Closing (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (A) carry on its business in the ordinary course and operate the Retained Business in a manner consistent with the operation of the Retained Business over the preceding 12 months, and (B) use commercially reasonable efforts to maintain and preserve its business organization, assets and properties and preserve its business relationships with suppliers, vendors, licensors, licensees, employees and others having business dealings with the Company or its Subsidiaries. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company will, and will cause its Subsidiaries to, keep in force or keep pending, as the case may be, all Patents owned by the Company or its Subsidiaries by promptly paying any maintenance fees or Taxes, by promptly responding to any actions or other communications from any patent or trademark office or other Governmental Entity and by promptly filing in any patent or trademark office any paper required to be filed to keep in force or keep pending any such Patents and maintain the confidentiality of its Know-How. Without limiting the generality of the foregoing, except (1) as expressly provided or permitted in this Agreement; (2) as expressly set forth in Section 7.1 of the Disclosure Schedule; or (3) as required by applicable Law (provided that the Company provides Purchaser with reasonably prompt advance written notice of the intended action to the extent permitted under applicable Law), during the Pre-Closing Period, the Company shall not, and shall not cause or permit any of its Subsidiaries to, do any of the following without the express prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed, except with respect to clauses (a), (b), (c), (d), (g), (h), (o), (r), (s), (t) and (u) (and clause (w) with respect to each of the foregoing), for which Purchaser may withhold its consent in its sole and absolute discretion):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of the Company Capital Stock; (ii) adjust, split, combine or reclassify (or otherwise amend the terms of) any of the Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company Capital Stock or any of its other securities or Equity Participations; or (iii) purchase, redeem or otherwise acquire any shares of the Company Capital Stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities or Equity Participations, except for (1) repurchases in connection with any termination of service of any employee or other service provider pursuant to a written agreement or Employee Benefit Plan and consistent with past practice of the Company and for an amount not in excess of fair market value and (2) issuances in connection with the exercise of any Company Options that are outstanding as of the Agreement Date;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber or subject to any Lien any Equity Participations, any other voting securities or any securities or Equity Participations convertible into or exchangeable for, or any rights, warrants or options to acquire, any such Equity Participations or other voting securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the Agreement Date);

(c) amend, modify, rescind or otherwise change its Organizational Documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material to the Company, except purchases of inventory, supplies and raw materials in the ordinary course of business;

(e) sell, transfer, lease, license, mortgage, pledge, or otherwise dispose of, encumber or subject to any Lien, other than Permitted Liens, any properties or assets (other than Intellectual Property Rights), which are material to the Company;

(f) terminate, enter into, amend, cancel, renew or modify or consent to the termination of, any Contract that is, or, if applicable, would constitute a Material Contract of the type set forth in Section 3.15(a)(ii), Section 3.15(a)(iii), Section 3.15(a)(iv), Section 3.15(a)(v), Section 3.15(a)(vi), Section 3.15(a)(vii), Section 3.15(a)(viii), Section 3.15(a)(x), Section 3.15(a)(xi), Section 3.15(a)(xiii), Section 3.15(a)(xv) and Section 3.15(a)(xvi) if in effect on the Agreement Date, or waive, release or assign any rights or claims under a Material Contract or consent to the termination of the Company’s rights thereunder, in each case in this clause (f) in any manner that is material to the Company, or enter into any Contract or amend any Contract that would require the Consent of a third-party not previously obtained in connection with the Transactions;

(g) with respect to Intellectual Property Rights, sell, lease, exclusively license, transfer, assign, abandon, fail to maintain or prosecute, cancel or allow to lapse or otherwise dispose of any Owned IP, except as permitted by Section 7.1(i);

(h) disclose any material Trade Secrets to any third party other than pursuant to a written confidentiality agreement containing standard confidentiality and non-use terms;

(i) terminate, enter into, amend, modify, renew or extend any Company IP Agreement (other than Routine Service Provider Contracts) or waive, release, assign or transfer any material rights or claims thereunder, or take any action that would trigger any anti-assignment, change of control, termination or consent provision in any Company IP Agreement;

(j) create, assume, guarantee, incur, grant, pay, discharge or satisfy any Indebtedness in excess of $[***] individually or $[***] in the aggregate, or issue, sell, amend, modify or change in any material respect any term of any Indebtedness, or enter into any Contract having the economic effect in any material respect of any of the foregoing;

(k) incur or authorize to incur, individually or in the aggregate, capital expenditures in excess of amounts set forth therefore in the capital expenditures budget included in Section 7.1(k) of the Disclosure Schedule;

(l) make any changes in accounting methods, principles, practices or policies, except as required by Applicable GAAP or a Governmental Entity or quasi-governmental entity (including the Financial Accounting Standards Board or any similar organization);

(m) except to the extent required by Law or any Employee Benefit Plan in effect on the date hereof (i) establish, adopt, materially amend or terminate a material Employee Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof (other than routine modifications to any group health or welfare benefit plans made during an annual renewal process in the ordinary course of business consistent with past practice); or (ii) grant or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation payable to any Service Provider (or any of their respective dependents or beneficiaries);

(n) (i) hire or engage, or offer to hire or engage, any officer or employee who has not agreed to a transfer of their employment to SpinCo upon the Closing; (ii) amend any Contract with a Service Provider in a manner that would interfere with the transfer of their service to the Company to SpinCo in connection with the Closing, or any Company Option held by any Service Provider in a manner that would be inconsistent with the treatment of such Company Option set forth in Section 2.6; or (iii) enter into, materially modify or terminate any contract with a labor organization, works council, council or labor union or similar employee representative body or any collective bargaining agreement (unless required by Law);

(o) (i) make (except any such election routinely made with annual filings of Tax Returns in the ordinary course of business and consistent with past practices), change or revoke any Tax election; (ii) change any Tax accounting method or period; (iii) file any amended Tax Return for Income Tax or other material Tax Return; (iv) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Laws) with respect to any Income Taxes or other material Taxes; (v) settle or compromise any Income Tax or other material Tax claim, audit or assessment; (vi) consent to any extension or waiver of the limitation period applicable to any Income Tax or other material Tax claim, audit or assessment; (vii) surrender any right to claim an Income Tax or other material Tax refund; (viii) file any Income Tax Return or other material Tax Return in a manner inconsistent with past practice, or (ix) fail to pay any Taxes (including estimated Taxes) when due;

(p) settle or compromise any litigation or other Action involving the Company or any of its directors, officers or employees (each in the capacity as such);

(q) enter into a lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any Company Lease that would not be transferrable to SpinCo without payment, consent or other obligation by the Company;

(r) voluntarily commence, participate in or agree to commence or participate in any bankruptcy, (complete or partial) liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company;

(s) adopt a plan of merger, consolidation, restructuring, recapitalization or other reorganization of the Company, other than the Spin-Out;

(t) create any Subsidiary of the Company, other than SpinCo;

(u) (i) commence any Clinical Trial of which Purchaser has not been informed prior to the Agreement Date; (ii) unless mandated by any Governmental Entity, discontinue, terminate, suspend or materially modify any ongoing Clinical Trial; (iii) discontinue, terminate, suspend or materially modify any ongoing IND (or similar procedures)-enabling pre-clinical studies or other material pre-clinical Development activities without first consulting with Purchaser; (iv) materially accelerate or delay public disclosure of the results of any ongoing Clinical Trial from any release dates publicly announced prior to the Agreement Date; or (v) release any new or updated results of any Clinical Trial, which have not been publicly announced prior to the Agreement Date, without first consulting with Purchaser;

(v) (i) Cede Control over Development, Manufacture, or Commercialization of any Retained Product to any third party (other than customary CRO/CMO arrangements); or (ii) request, solicit, or accept government funding that would result in a Governmental Entity acquiring rights in any Company IP or Retained Product; or

(w) authorize any of, or commit or agree to take any of, the foregoing actions.

7.2 Confidentiality.

(a) During the Pre-Closing Period (i) that certain Mutual Non-Disclosure Agreement, by and between Purchaser and the Company, dated as of February 6, 2025 and amended by Amendment No. 1, dated as of April 7, 2026 (the “Confidentiality Agreement”), shall continue in full force and effect in accordance with its terms, except as expressly modified in this Section 7.2, and (ii) any information exchanged or disclosed hereunder or otherwise in connection with the Transactions and the existence and content of this Agreement shall be subject to the terms set forth in the Confidentiality Agreement.

(b) Notwithstanding the provisions of Section 7.2(a), the Confidentiality Agreement shall terminate automatically and with immediate effect (without any action by any of the Parties being required) upon Closing occurring and shall be of no further force and effect following the Closing, but shall survive a termination of this Agreement in accordance with Article XI; provided, however, that (i) if the Confidentiality Agreement terminates upon Closing pursuant to this Section 7.2(b), Purchaser, the Company and their respective Affiliates shall not be required to destroy or return any Confidential Information (as defined in the Confidentiality Agreement) to the Disclosing Party (as defined in the Confidentiality Agreement) as set forth in Section 4(f) of the Confidentiality Agreement and (ii) following the Closing, Purchaser and the Company may disclose the existence and contents of this Agreement as Purchaser, in its sole discretion, deems appropriate. For clarity, despite the termination of the Confidentiality Agreement upon occurrence of the Closing, the Sellers, the Equityholder Representative and SpinCo shall continue to be bound by the provisions set forth in Section 7.2(c) below.

(c) Notwithstanding anything in this Agreement to the contrary, for a period of eight years following the Closing, each of the Sellers, SpinCo (which shall cause the SpinCo Subsidiaries to) and the Equityholder Representative shall, and each of them shall cause their respective Affiliates and its and their directors, officers, employees and representatives to, maintain the confidentiality of all Confidential Information (as defined in the Confidentiality Agreement) of the Company in accordance with the terms of the Confidentiality Agreement (which is deemed, for purposes of this Section 7.2(c) only, to be still in effect following the Closing), it being understood that for purposes of such confidentiality obligation, (i) any information held by the Company prior to or at the Closing shall be deemed to have been disclosed by Purchaser to the Sellers, the Equityholder Representative, SpinCo and the SpinCo Subsidiaries following the Closing and (ii) any Confidential Information (as defined in the Confidentiality Agreement) of the Company will be deemed to have not been known by, or otherwise in the possession of, the Sellers, the Equityholder Representative, SpinCo or any of the SpinCo Subsidiaries as of the Closing.

(d) Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following the Closing, the Equityholder Representative may disclose Confidential Information to the Company Participating Equityholders, in each case, who (i) have a need to know the Confidential Information in connection with the Transactions, and (ii) are under written agreements of confidentiality and non-use at least as restrictive as the provisions set forth in Section 7.2(c). Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, as it relates to the Equityholder Representative, (A) the requirement to return or destroy Confidential Information as provided for in Section 4(f) of the Confidentiality Agreement shall be tolled until completion of the Equityholder Representative’s services in connection with the Transactions and (B) the Equityholder Representative may reference the Parties, by name, in its communications permitted herein.

7.3 Regulatory Matters. During the Pre-Closing Period, the Company shall, to the extent permissible under applicable Law, promptly: (a) offer Purchaser the opportunity to consult prior to any proposed material meeting with the FDA, EMA or any other Regulatory Authority relating to a Retained Product or a material permit under a Health Care Law; (b) inform and provide Purchaser with a reasonable opportunity to review and comment on any material Regulatory Filing proposed to be made by or on behalf of the Company to the FDA, EMA or any other Regulatory Authority in advance; and (c) inform Purchaser, and provide Purchaser with a reasonable opportunity to comment, in each case, prior to making any material change to any study protocol, making any material change to a Manufacturing plan or process or making any material change to a Development timeline relating to any Retained Product; provided, that with respect to each of the foregoing (a), (b) and (c), the Company shall (i) provide Purchaser with all relevant documents and information no later than 10 calendar days prior to the date of the meeting, the date the filing is to be made, or the relevant change is to be submitted, as the case may be, so as to provide Purchaser with a reasonable opportunity to submit comments, and (ii) consider in good faith any comments received from Purchaser within seven calendar days after the date that Purchaser received all such relevant documents and information. The Company shall promptly notify Purchaser of any material communication (whether written or oral) from the FDA, EMA or any other Regulatory Authority, any material data relating to any Retained Product or Clinical

Trial being conducted by the Company, and any information related to serious safety concerns including any serious and unexpected suspected adverse reaction reported to the FDA or other Regulatory Authority (as such concept is contemplated under applicable Health Care Laws) with respect to any Retained Product, in each case which it receives or discovers after the execution and delivery of this Agreement.

7.4 Intellectual Property Schedule Updates. No later than five Business Days prior to the Closing Date, the Company shall deliver to Purchaser: (a) an updated Section 3.12(a) of the Disclosure Schedule setting forth any changes thereto since the Agreement Date; and (b) an updated Section 3.12(c) of the Disclosure Schedule setting forth any changes thereto since the Agreement Date. Each such updated schedule shall identify each item that has been added, removed or modified since the Agreement Date and shall include, with respect to each such item, the information required to be disclosed in Section 3.12(a) or Section 3.12(c) of the Disclosure Schedule, as applicable.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 No Solicitation. During the Pre-Closing Period, the Company shall not, and the Company shall cause its Subsidiaries and its and their directors, officers and employees, and shall use reasonable best efforts to cause its consultants, legal counsel and other agents (in the case of consultants, legal counsel and other agents, in each of their capacities as such for the Company or any of its Subsidiaries) not to: (a) solicit, initiate, propose, knowingly facilitate or knowingly encourage any inquiries, proposals or offers or any other efforts or attempts that constitute or would reasonably be expected to lead to any Acquisition Proposal or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and its and their directors, officers and employees, immediately upon execution of this Agreement (i) cease any discussions and negotiations with any Person (other than Purchaser and its Representatives) regarding an Acquisition Proposal; (ii) terminate (and not reopen during the Pre-Closing Period) any access to any data room (or other repository of non-public information) and shall not provide other non-public information relating to the Company or its business or operations; and (iii) request from each Person that entered into a confidentiality agreement regarding a potential acquisition transaction with the Company or any of its Subsidiaries to promptly return or destroy any confidential information provided thereunder. The Company shall promptly (and in any event, within 48 hours) inform Purchaser of the receipt by or on behalf of the Company or any of its Subsidiaries of any Acquisition Proposal and the identity of any Person making an Acquisition Proposal during the Pre-Closing Period as well as the nature and material terms of any such Acquisition Proposal. The Company shall keep Purchaser informed on a reasonably current basis (and, in any event, within 48 hours upon receipt) of the status and details of any material modifications to any such Acquisition Proposal.

8.2 Access to Information. During the Pre-Closing Period, the Company shall (a) afford to Purchaser and its Representatives reasonable access, upon reasonable advance notice, to all of its and its Subsidiaries’ properties, books, contracts, commitments, personnel, data and records as Purchaser may reasonably request and (b) furnish promptly to Purchaser and its Representatives, upon reasonable advance notice, such books, contracts, commitments, records and other data concerning its and its Subsidiaries’ business, properties, assets and personnel as Purchaser may reasonably request; provided, however, that such access under clauses (a) and (b) shall occur at reasonable times and in a reasonable manner that does not unreasonably disrupt the Company’s normal business operations. Any access provided to Purchaser or information provided by the Company shall not constitute any expansion of or additional representations or warranties of the Company beyond those specifically set forth in this Agreement. Purchaser will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement and the provisions of Section 7.2. Notwithstanding the foregoing, the Company shall not have any obligation to provide Purchaser with any such access or information which is prohibited under applicable Law or the terms of any agreement to which the Company is a party as of the Agreement Date or would jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (or similar protections or privileges); provided, however, that the Company shall reasonably cooperate with Purchaser and use its commercially reasonable efforts to permit such access or disclosure of such information on a basis that does not jeopardize the attorney-client privilege or the attorney work product doctrine or does not contravene applicable Law or an agreement, as applicable, with respect thereto (e.g., by providing appropriately redacted documents or through the use of customary “clean room” arrangements pursuant to which certain Representatives of Purchaser could be provided access to such information). Notwithstanding anything to the contrary in this Agreement, the receipt or review by Purchaser of any information or notification from the Company hereunder will not be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any section of the Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the Company in this Agreement or the indemnification rights of the Indemnified Parties pursuant to Article X.

8.3 Reasonable Best Efforts. Purchaser and the Company shall, and shall cause their respective controlled Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Transactions on a timely basis and in any event prior to the Outside Date, including by, prior to the Closing, (i) the Company using its reasonable best efforts to cause the conditions set forth in Sections 9.1 and 9.2 to be satisfied on a timely basis and (ii) Purchaser using its reasonable best efforts to cause the conditions set forth in Sections 9.1 and 9.3 to be satisfied on a timely basis. Without limiting the foregoing, each Party: (1) shall make all filings (if any) and give all notices (if any) necessary to be made and given by such Party or its Affiliates in order to consummate the Transactions and (2) shall use its reasonable best efforts to obtain each Consent (if any) necessary or advisable to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party or its Affiliates in connection with the Transactions. The form of each such filing, notice or Consent (if any) shall be subject to the prior review and reasonable approval of Purchaser. Based on the facts and circumstances as of the Agreement Date, the Parties have concluded that no filing under the HSR Act is required in connection with the Transactions.

8.4 Public Disclosure. The press release announcing the execution of this Agreement shall be issued in such form as shall be mutually agreed upon by the Company and Purchaser. Except as may be required by Law or stock market regulations, Purchaser and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to any of the Transactions or this Agreement. Notwithstanding the foregoing or anything else to the contrary in this Agreement, (a) each Party may, without such consultation or consent, make public statements or announcements, so long as such statements or announcements are consistent in all material respects with information previously disclosed in previous press releases, public disclosures or public statements made in compliance with this Section 8.4 and do not contain additional material nonpublic information regarding this Agreement or the Transactions; and (b) following the Closing, Purchaser, the Company and their Affiliates shall be permitted to make, at their sole discretion, public statements and disclosures regarding the Company and its Subsidiaries, the Company’s business, and terms of this Agreement and the Related Agreements. Notwithstanding anything in this Agreement to the contrary, following the Closing and the public announcement (if any) of the Transactions by Purchaser, the Equityholder Representative may publish an announcement, provided that such announcement solely describes its engagement as the Equityholder Representative in connection herewith and does not disclose any of the other terms or details of this Agreement or the Transactions.

8.5 Notification of Certain Matters. During the Pre-Closing Period, Purchaser shall give prompt notice to the Company, and the Company shall give prompt notice to Purchaser, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 9.2(a) or Section 9.3(a) would not be satisfied, in each case at any time from and after the Agreement Date until the Closing or (b) any failure of Purchaser or the Company, as the case may be, or of any officer, director, employee or agent thereof on their behalf, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions set forth in Section 9.2(b) or Section 9.3(b) would not be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 8.5 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice or the conditions to such Party’s obligation to consummate the Transactions.

8.6 Fees and Expenses Whether or not the Transactions are consummated, and except as expressly provided in this Agreement, each of the Sellers (and their Affiliates), the Company and its Subsidiaries, and Purchaser (and its Affiliates) shall be responsible for their own costs and expenses that they incur with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions; provided, however, that if the Closing occurs, the Sellers shall be solely responsible for any Transaction Expenses, including through deducting the aggregate amount of such Transaction Expenses from the Closing Payment pursuant to Section 2.3(a)(iv). Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall pay all fees and expenses relating to the Escrow Agent and the Paying Agent. Notwithstanding anything to the contrary contained in this Agreement, other than Spin-Out Transfer Taxes and except as set forth in this Section 8.6, Sellers shall pay, when due, and be responsible for any sales, use, value added, transfer, indirect transfer, stamp, registration, documentary, excise, real property transfer or similar Taxes incurred as a result of the Transactions (“Transfer Taxes”), and the Person(s) required under any applicable Law to file any Tax Return related to such Transfer Taxes shall file any required Tax Return in the time and manner prescribed by applicable Laws. Notwithstanding anything to the contrary set forth in this Agreement, all Transfer Taxes incurred or resulting solely as a result of the Spin-Out (the “Spin-Out Transfer Taxes”) shall be included in Indebtedness; provided that, for purposes of determining Estimated Closing Indebtedness, such Spin-Out Transfer Taxes shall be determined in accordance with the Closing SpinCo Valuation Report. For clarity, notwithstanding anything to the contrary set forth in this Agreement, if the Closing occurs, the Transaction Expenses will be borne by the Company Participating Equityholders by virtue of deducting the Transaction Expenses from the proceeds to which such Company Participating Equityholders would otherwise be entitled to hereunder.

8.7 Indebtedness; Payoff Letters. The Company shall ensure that at least five Business Days before the Closing, Purchaser and the Company shall receive from all holders of the Company’s Indebtedness for Borrowed Money payoff letters in customary form and substance reasonably acceptable to Purchaser specifying the amount necessary to be paid to fully repay, satisfy, release and fully discharge all obligations of the Company or any of its Subsidiaries under any Contracts of the Company or any of its Subsidiaries relating to such Indebtedness for Borrowed Money, as supplemented and amended, as of the then-estimated Closing Date (the “Payoff Letters”). Each Payoff Letter shall (a) set forth, as of the estimated Closing Date (i) the outstanding principal amount of the obligation, (ii) any prepayment premiums or fees or termination fees with respect thereto, (iii) any accrued interest thereon, and (iv) any expense reimbursement or other amounts due in respect thereof, (b) state the amount of interest and other expense thereunder, (c) include wire transfer instructions and (d) provide for the release of, or authorize the Company to release, all Liens associated with such Indebtedness for Borrowed Money and the termination of all other obligations associated therewith upon the payment of such outstanding amounts.

8.8 Termination and Amendment of Certain Contracts.

(a) The Company shall cause all Contracts, in each case, other than any Contracts sold and transferred to SpinCo pursuant to the Asset Purchase Agreement, listed in Schedule 8.8(a) to be terminated and be of no further effect with effect at the Closing, in each case without any remaining Liability on the part of the Company or Purchaser as a result of or in connection with such termination or such Contracts.

(b) The Company shall use its reasonable best efforts to cause the Contracts listed in Schedule 8.8(b) to be amended or supplemented with effect as of the Closing in the manner described in Schedule 8.8(b) and otherwise reasonably satisfactory to Purchaser.

(c) All Tax sharing, allocation, indemnity or similar agreements with respect to or involving the Company shall be terminated as of the Closing, and the Company shall have no further Liability thereunder. Any power of attorney with respect to Taxes or Tax Returns of the Company shall be terminated as of the Closing Date other than with respect to the Company’s current payroll processor.

8.9 Release of Claims. Upon and subject to the Closing and by accepting the consideration provided for under this Agreement, each Seller undertakes as follows:

(a) Each Seller, on behalf of himself, herself or itself (and on behalf of his, her or its Affiliates), and each of his, her or its (and each of his, her or its Affiliates’) successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives and agents (collectively, the “Releasing Parties”) hereby fully, finally and irrevocably releases, acquits and forever discharges Purchaser and the Company and each of their respective officers, directors, employees, predecessors, Affiliates, successors and assigns, and the beneficiaries, heirs, executors, representatives, insurers and attorneys of any of them (collectively, the “Released Parties”), from any and all commitments, Actions, charges, complaints, promises, controversies, debts, claims, counterclaims, suits, causes of action, damages, demands, Liabilities, obligations, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral or written Contract or agreement or otherwise, known or unknown, past, present or future, at law or in equity, contingent or otherwise (collectively, a “Potential Claim”), that such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the Closing, against the Released Parties, or any of them, for or by reason of any matter, cause or thing whatsoever occurring at any time at or prior to the Closing with respect to the Company (the “Released Matters”). Notwithstanding the foregoing provisions of this Section 8.9(a), the Released Matters do not include, and the Releasing Parties do not release or discharge, and nothing in this Agreement will affect or be construed as a waiver or release by the Releasing Parties of, any Potential Claim arising from or relating to: (i) any rights or obligations of any Party expressly set forth in this Agreement (including the right to receive the consideration provided for under this Agreement, subject to the terms and conditions set forth herein) or any of the Related Agreements; (ii) any claims that cannot be released as a matter of applicable Law; (iii) to the extent the Releasing Party is an employee (or former employee) of the Company, any claims or rights (A) to benefits to which such Releasing Party is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Code; (B) to benefits (if any) under Part 6 of Subtitle B of Title I of ERISA; (C) to earned but unpaid wages; or (D) under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act; or (iv) any claims for indemnification or advancement of expenses with respect to the Company’s indemnification of its directors or officers. Each of the Releasing Parties acknowledges that nothing in this Agreement is intended to interfere with or discourage a good faith disclosure to any Governmental Entity related to a suspected violation of Law, and nothing in this Agreement waives or releases such Releasing Party’s right to receive money for disclosing such information to the Securities and Exchange Commission. Each of the Releasing Parties, if an individual, further acknowledges that nothing in this Agreement prohibits him or her from: (w) testifying in an administrative, legislative or judicial proceeding concerning alleged sexual harassment or criminal conduct when he has been required to attend the proceeding by court Order, subpoena or written request from any Governmental Entity; (x) complying with the lawful orders or processes of any court; (y) disclosing factual information that applicable Law prevents being subject to a non-disclosure agreement; or (z) making truthful statements or disclosures regarding alleged unlawful Employment Practices.

(b) Each Seller represents and warrants to the Released Parties that such Seller has made no assignment or transfer (including by operation of law) of any of the Potential Claims for any Released Matter.

(c) With respect to any and all Potential Claims for any Released Matter, each Seller expressly waives and relinquishes, and the other Releasing Parties shall be deemed to have expressly waived and relinquished, any and all provisions, rights and benefits conferred by any Law of any jurisdiction or principle of common law that provides that a general release does not extend to claims that are unknown or unsuspected to the releasor at the time the releasor executes the release, even if knowledge of such claims by the releasor would have materially affected his or her settlement with the debtor. Each Seller acknowledges that the inclusion of such unknown

Potential Claims herein was separately bargained for and was a key element of this Section 8.9. Each Seller acknowledges, and the other Releasing Parties shall be deemed to have acknowledged, that they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all Potential Claims herein released and agree that all such unknown Potential Claims are nonetheless released and that this Section 8.9 shall be and remain effective in all respects even if such different or additional facts are subsequently discovered.

(d) Each Seller hereby irrevocably covenants to refrain from and, to cause the other Releasing Parties relating to such Seller to refrain from, directly or indirectly, asserting any Potential Claim, or commencing, instituting or causing to be commenced, any Action of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that arises out of, relates in any way to, or is based on any of the Released Matters.

(e) Each Seller acknowledges and agrees that neither this Section 8.9 nor the furnishing of the consideration for the release given under this Section 8.9 will be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.

(f) This Section 8.9 may be pleaded by the Released Parties as a full and complete defense and may be used as the basis for an injunction against any Action at Law or equity instituted or maintained against them in violation of this Section 8.9. Each Seller hereby irrevocably waives, and each of the other Releasing Parties shall be deemed to have waived, any requirement of the posting of any bond in connection with any such injunction. In the event any Potential Claim is brought or maintained by any Seller or any Releasing Party against the Released Parties in violation of this Section 8.9, such Seller shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Released Parties in defending same.

8.10 Data Room Copies. No later than three Business Days following the Closing Date, Sellers will deliver to Purchaser, on USB flash drives, four complete and accurate copies of all documents in the electronically accessible “Project Anaheim” data room maintained on behalf of the Company by Intralinks (the “Data Room”).

8.11 280G Matters. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) with respect to the Company has the right to receive any payments or benefits that could result in an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code and the regulations promulgated thereunder), then the Company will (a) use commercially reasonable efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s right to receive or retain some or all of such payments or benefits (any such waived benefits, the “Waived 280G Benefits”) so that any remaining payments or benefits shall not result in “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code and the regulations promulgated thereunder), and (b) prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of the shareholders of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5)(ii) of the Code and the regulations promulgated thereunder, the right of any such “disqualified individual” to receive the Waived 280G Benefits. In connection with the foregoing, Purchaser shall provide the Company, no later than five Business

Days prior to the Closing Date, with all data and documents necessary to allow the Company to determine whether any payments made or to be made, or benefits granted or to be granted, pursuant to any agreement, arrangement, or contract entered into, modified, or negotiated by Purchaser or any of its Affiliates would constitute “parachute payments.” The Company agrees that in absence of such shareholder approval, no Waived 280G Benefits shall be made, provided or retained. No later than five Business Days prior to the Closing Date, the Company will provide to Purchaser or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall incorporate all of Purchaser’s reasonable and timely comments. Prior to the Closing Date, the Company will deliver to Purchaser evidence reasonably satisfactory to Purchaser that (i) a vote of its shareholders was obtained with respect to the Waived 280G Benefits in conformance with Section 280G of the Code and the regulations thereunder, or (ii) such requisite shareholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be retained, paid or provided.

8.12 Tax Matters.

(a) For purposes of any adjustments in Section 2.3 and any indemnity in Section 10.2, in the case of any Straddle Period, (i) the amount of any Taxes based on or measured by gross or net income, gross or net sales, payroll or payment or receipts of the Company for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated on a daily basis (except that any depreciation or amortization with respect to property placed in service after the Closing shall be allocated to a portion of the Straddle Period beginning after the Closing Date, and any depreciation or amortization with respect to property transferred in the Spin-Out prior to the Closing shall be allocated to the portion of the Straddle Period ending on or before the Closing Date) and (ii) the amount of other Taxes of the Company for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Notwithstanding anything to the contrary herein, the Spin-Out shall be treated as occurring in the Pre-Closing Tax Period for all Tax purposes hereunder.

(b) Purchaser shall (and shall cause the Company to) and, following the Closing, the Equityholder Representative and SpinCo shall, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under this Agreement (including any supporting work papers, schedules and documents). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information within such party’s reasonable access which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any Tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, the obligations in this Section 8.12(b) shall not require Purchaser to provide any other party with access to any Tax Return of Purchaser, including any Tax Return of Purchaser that is filed on a consolidated, unified or combined basis, including any schedules, documentation or work papers related thereto.

(c) Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) all income Tax Returns of the Company for all Pre-Closing Tax Periods and Straddle Periods the due date of which is after the Closing Date. Each such Tax Return shall be prepared in a manner that is consistent with past custom and practice of the Company, the Agreed SpinCo Value, the Closing SpinCo Valuation Report or the Final SpinCo Valuation Report, as applicable, and, if applicable, the 338(g) Election, in each case, to the extent permitted by applicable Law at a “more likely than not” (or higher) level of confidence. At least 30 days prior to the due date for each such Tax Return (or within such reasonable time as may be applicable if any such Tax Return is due within 30 days following the Closing), Purchaser shall submit such Tax Return to the Equityholder Representative for the Equityholder Representative’s review and comment. Purchaser shall accept all reasonable written comments of the Equityholder Representative to such Tax Return to the extent provided by the Equityholder Representative at least 10 days prior to the due date thereof (or within such other reasonable time prior to the due date if any such Tax Return is due for filing within 30 days following the Closing); provided, however, that if Purchaser disagrees with any such comments, the Equityholder Representative and Purchaser shall cooperate in good faith to resolve any disputes with respect to such Tax Returns prepared pursuant to this Section 8.12(c); and provided, further, that in the event that the Equityholder Representative and Purchaser are not able to resolve all disputes with respect to such Tax Returns within 10 days following the Equityholder Representative’s submission of written comments to such Tax Returns to Purchaser, then the Parties shall engage the Referee to resolve any such dispute. The provisions in Section 2.3(d) shall apply mutatis mutandis with respect to the procedures that shall govern the resolution of the disputes by the Referee pursuant to this Section 8.12(c). In the event that any such dispute is not resolved by the due date (including extensions) of the applicable Tax Return to which such dispute relates, such Tax Return shall be filed by Purchaser as prepared by Purchaser (taking into account the Equityholder Representative’s written comments with respect to which Purchaser and the Equityholder Representative agree), and Purchaser shall promptly amend such Tax Return to the extent such Tax Return as filed is inconsistent with the final resolution by the Referee or the agreement between Purchaser and the Equityholder Representative.

(d) After the Closing, Purchaser or SpinCo, as applicable, shall promptly notify the Equityholder Representative and each other in writing upon receiving notice from any Taxing Authority of the commencement of any claim, audit, examination, or administrative or court proceeding relating to any audits or assessments or other disputes regarding any Taxes or any Tax Return of the Company with respect to Pre-Closing Tax Periods (“Company Tax Proceeding”) or related in whole or in part to the Agreed SpinCo Value, the Closing SpinCo Valuation Report or the Final SpinCo Valuation Report, as applicable, or the Spin-Out (“SpinCo Tax Proceeding”), in each case, for which the Company Participating Equityholders may be liable pursuant to Section 10.2 (any such Company Tax Proceeding and any such SpinCo Tax Proceeding, collectively, “Tax Proceeding”). Notwithstanding any other provision of this Agreement, Purchaser shall have control over any Tax Proceeding (including extending or waiving any applicable statute of limitations on an as needed basis); provided, that the Equityholder Representative or SpinCo (solely with respect to any SpinCo Tax Proceeding) shall have the right to participate in the defense of any Tax Proceeding controlled by Purchaser pursuant to this Section 8.12(d) and to employ counsel, at the Company Participating Equityholders’ expense, separate from the counsel employed by Purchaser; provided, further, that Purchaser shall keep the Equityholder Representative or SpinCo (solely with respect to any SpinCo Tax Proceeding) reasonably informed about developments with respect to any such Tax Proceeding. Purchaser shall not consent to the entry of any judgment or settle, compromise or discharge any such Tax Proceeding without the prior written consent of the Equityholder Representative or SpinCo (solely with respect to any SpinCo Tax Proceeding), in each case, which consent shall not be unreasonably withheld, conditioned or delayed. In case of any conflict between this Section 8.12(d) and Section 10.7, this Section 8.12(d) shall control any Tax Proceeding.

(e) SpinCo Valuation Report. The Company has engaged TPA Global (the “SpinCo Valuation Expert”) to prepare a valuation of the Spin-Out Assets and the Spin-Out Business (as each such term is defined in the Asset Purchase Agreement) in connection with the Spin-Out, based on customary valuation standards for companies similar to SpinCo (the “SpinCo Valuation Report”). The Parties agree that the draft SpinCo Valuation Report attached hereto as Exhibit K is based on reasonable methodologies, assumptions and standards and reflects the fair market value of the Spin-Out Assets and the Spin-Out Business as of the date set forth in the SpinCo Valuation Report. No later than three Business Days prior to the Closing, the Company shall cause the SpinCo Valuation Expert to issue an updated SpinCo Valuation Report (the “Closing SpinCo Valuation Report”) establishing the value of the Spin-Out Assets and the Spin-Out Business as of the effective date of the Spin-Out consistent with Exhibit K, which Closing SpinCo Valuation Report may be based on good faith estimates provided by the Company to the SpinCo Valuation Expert. Prior to the Closing, the Company or Purchaser, as the case may be, shall promptly notify each other in writing of a material change, if any, in the facts or assumptions on which the SpinCo Valuation Report is based. If either the Company or Purchaser provides such notice, or if the Company, acting in good faith, provides notice to SpinCo, no later than 60 days following the Closing, that it reasonably believes a material change in the facts or assumptions on which the Closing SpinCo Valuation Report is based occurred prior to the Closing or any material correction to the estimates previously provided to the SpinCo Valuation Expert is reasonably necessary, then the Parties shall work together in good faith to agree to a new valuation of the Spin-Out Assets and the Spin-Out Business reflecting such material change or correction, and any such new mutually agreed valuation shall be reflected in an updated SpinCo Valuation Report (the “Final SpinCo Valuation Report”). Notwithstanding the preceding, in the event the Parties are not able to reach an agreement on whether a material change in facts or assumptions has occurred or a material correction is necessary or how a material change in the facts or assumptions or a material correction should be reflected in the new valuation of the Spin-Out Assets and the Spin-Out Business, or in the event that there is a dispute as to whether the Closing SpinCo Valuation Report has been properly updated to establish the value of the Spin-Out Assets and the Spin-Out Business as of the effective date of the Spin-Out consistent with Exhibit K, Purchaser shall engage an independent valuation firm mutually acceptable to each of Purchaser and SpinCo (on behalf of the SpinCo Shareholders) (an “Alternative Valuation Expert”) for purposes of resolving any dispute regarding any such matter. The procedures applicable to a Referee and the Parties in Section 2.3(e) shall apply mutatis mutandis to any dispute governed by this Section 8.12(e). The decision rendered by the Alternative Valuation Expert shall be final and binding on the Parties and their respective Affiliates and shall be reflected in the Final SpinCo Valuation Report. Notwithstanding anything to the contrary set forth in this Agreement, the costs and expenses incurred by the Company in connection with obtaining the SpinCo Valuation Report, the Closing SpinCo Valuation Report, and (if applicable) the Final SpinCo Valuation Report (including any updated valuation agreed pursuant to this Section 8.12(e)) shall be included in Transaction Expenses to the extent not paid by the Company prior to Closing; provided, however, that any costs and expenses relating to the engagement of the Alternative Valuation Expert pursuant to this Section 8.12(e) shall be paid by the Parties based on the procedure set forth in Section 2.3(e) applied mutatis mutandis to such costs and expenses. The Parties agree that a change in facts or assumptions, or a correction to the estimates previously provided to the SpinCo Valuation Expert, that results, or would reasonably expected to result, in the aggregate together with any other changes or corrections, in an increase of the Closing SpinCo Valuation of $100,000 or more shall be “material” for purposes of this Section 8.12(e).

(f) Unless required by applicable Law, without the prior written consent of the Equityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), after the Closing neither Purchaser nor the Company (nor any of Purchaser’s Affiliates) shall, with respect to a Pre-Closing Tax Period, (i) make or change any Tax election of the Company (except as provided in Section 8.12(g)), (ii) change any Tax accounting method of the Company, or (iii) amend any Tax Return of the Company if, in each case of clauses (i) through (iii), any such action could have the effect of increasing the amount of any indemnity that the Indemnified Parties may seek under this Agreement.

(g) Purchaser shall have the right, but not the obligation, at Purchaser’s sole discretion, to make, or cause to be made, an election under Section 338(g) of the Code with respect to the purchase of the Company pursuant to this Agreement (the “338(g) Election”). Sellers shall use commercially reasonable efforts to provide to Purchaser such information as Purchaser determines is reasonably necessary to comply with the notice requirements in the Treasury Regulations Section 1.338-2(e)(4).

8.13 Non-Competition.

(a) Definitions. For purposes of this Section 8.13:

(i) “Restricted Business” means [***].

(ii) “Restricted Territory” means worldwide.

(iii) “Restriction Period” means the period commencing on the Closing Date and expiring at 11:59 p.m. Pacific Time on [***] of the Closing Date; provided that the running of the Restriction Period shall be tolled during any period that SpinCo is determined by a court of competent jurisdiction to be in breach of this Section 8.13, and the Restriction Period shall be deemed extended by the duration of any such period.

(b) Non-Competition. During the Restriction Period, SpinCo shall not, and shall cause its current and future controlled Affiliates, including the SpinCo Subsidiaries (SpinCo together with its current and future controlled Affiliates, including the SpinCo Subsidiaries, the “Restricted Parties”), and its and their respective shareholders, members, partners, officers, directors, managers, employees, and representatives in each case, solely to the extent acting on behalf of a Restricted Party (collectively, the “Restricted Party Representatives”), not to, within the Restricted Territory, directly or indirectly (including through any Affiliate or any other Person, in each case, acting for the benefit of or on behalf of a Restricted Party or by action in concert with others), [***].

(c) Transfers or Exclusive Licenses. If SpinCo or any of the SpinCo Subsidiaries intends to transfer or exclusively license any Spin-Out Assets (as such term is defined in the Asset Purchase Agreement) at any time during the Restriction Period (each, a “Relevant Transaction”), SpinCo (on its own behalf or on behalf of the applicable SpinCo Subsidiary) shall promptly, and in any event no later than five Business Days, after the effectiveness of a Relevant Transaction, notify Purchaser in writing, which notice shall include the identity of the transferee or licensee, and SpinCo shall not, and SpinCo shall cause the relevant SpinCo Subsidiary not to, consummate such Relevant Transaction unless the transferee or licensee has agreed in writing to be bound by and comply with all obligations of SpinCo under this Section 8.13 as though it was SpinCo hereunder by countersigning a letter in substantially the form attached hereto as Exhibit L (the “Acceptance Letter”); provided that (i) in no event shall the non-competition restrictions applicable to such transferee or licensee set forth in the Acceptance Letter be less favorable to Purchaser than the non-competition restrictions set forth in this Section 8.13 applicable to SpinCo and (ii) the Acceptance Letter shall in any event provide that Purchaser is an express third party beneficiary of the non-compete undertaking by the transferee or licensee. For clarity, the Parties agree that the restrictions set forth in this Section 8.13(c) shall only apply to the assets transferred or licensed in the Relevant Transaction and not to any other assets held by such transferee or licensee prior to the completion of the Relevant Transaction or any assets that it later acquires in an unrelated manner. Promptly, and in any event no later than five Business Days, following the completion of the Relevant Transaction, SpinCo shall provide to Purchaser a copy of the Acceptance Letter duly executed and delivered by the transferee or licensee.

(d) Seller Investment and Fund Management Activities. Notwithstanding anything in this Section 8.13 to the contrary, nothing in this Section 8.13 shall apply to or limit in any way the activities of any Seller when not acting directly or indirectly on behalf of SpinCo or any other Restricted Party, including: [***].

(e) Acknowledgments. The Parties agree that the covenants set forth in this Section 8.13 shall be construed as agreements independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement. SpinCo and each Seller acknowledges and agrees that (i) the provisions of Section 8.13(b) are (A) not intended to impose disproportionate detriment on SpinCo or such Seller and (B) separately bargained-for consideration, reasonable in terms of duration, scope and geographic area and necessary to enable the Company to retain its competitive advantage and to preserve the value of the Company and to protect the Company’s Confidential Information, goodwill, know-how and relations with its business partners following the consummation of the Transactions, (ii) a breach of any covenant set forth in this Section 8.13 would cause irreparable harm to the Company for which monetary damages would not be an adequate remedy, and the Company shall therefore be entitled to seek equitable relief, including injunction and specific performance, without the requirement to post a bond or other security, and (iii) the provisions of this Section 8.13 are being entered into by it in connection with the acquisition of the Company by Purchaser pursuant to this Agreement and the sale and transfer of the Spin-Out Assets and the assumption of the Spin-Out Liabilities pursuant to the Asset Purchase Agreement. SpinCo, the Sellers and the Company intend that the covenants set forth in

Section 8.13(b) shall be deemed a series of separate covenants, one for each aspect of the Restricted Business and for each and every county of each and every state of the United States and each and every political subdivision of each and every country outside the United States within the Restricted Territory. If any court of competent jurisdiction determines that any covenant set forth in Section 8.13(b) exceeds the scope permitted by applicable Law in a particular jurisdiction or with respect to a specific aspect of the Restricted Business, such covenant shall be reformed to the maximum character, duration, geographic area, and subject matter scope permitted by applicable Law in such jurisdiction, without affecting the enforceability of any other provision of this Section 8.13 or of this Agreement in any other jurisdiction.

8.14 Spin-Out. Prior to the Closing, the Company and SpinCo shall each perform their respective obligations under the Asset Purchase Agreement and the other Spin-Out Documents. Prior to the Closing, the Company, SpinCo, and the Sellers shall, and SpinCo shall cause the SpinCo Subsidiaries to, take all corporate and other actions necessary to effect the Spin-Out by effecting the Closing (as such term is defined in the Asset Purchase Agreement). Purchaser shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) the form and substance of all Spin-Out Documents prior to their execution. None of the Company, SpinCo, the SpinCo Subsidiaries or the Sellers shall amend, modify or supplement any of the Spin-Out Documents, or alter the schedule of Spin-Out Assets or Spin-Out Liabilities, without Purchaser’s express prior written consent. No later than two Business Days prior to the Closing, the Company will provide to Purchaser a written schedule in a format reasonably acceptable to Purchaser and similar to Schedule 1.1(a) accurately setting forth the ownership structure of SpinCo as of immediately prior to the Closing, including the names of each of SpinCo’s shareholders (collectively, the “SpinCo Shareholders”) and the number and type of shares of SpinCo set forth opposite each such shareholder’s name.

8.15 Delivery of Retained Electronic Assets and Retained Tangible Assets. SpinCo will, and will cause the SpinCo Subsidiaries to, (a) deliver or transmit, or cause to be delivered or transmitted, through Electronic Delivery, at the time set forth next to each asset or asset category on Schedule 8.15, any Retained Electronic Assets to the Person(s) designated by Purchaser, and in the manner, set forth on Schedule 8.15, and (b) physically deliver, or cause to be physically delivered, within the time frames following the Closing set forth next to each asset or asset category on Schedule 8.15, any Retained Tangible Assets to the Person(s) designated by Purchaser and set forth on Schedule 8.15. SpinCo will provide Purchaser, at the latest five Business Days prior to the Closing Date, with all technical details required for the Electronic Delivery, including the number, aggregate size and type of files or data to be electronically delivered. The actual method of Electronic Delivery will be notified by Purchaser to the Company prior to the Closing. To the extent any Retained Electronic Assets or Retained Tangible Assets are in the possession of third parties, Schedule 8.15 provides, with regard to each such asset or asset category, what actions, measures or documentation is required to effect the delivery, it being understood that upon due performance by SpinCo or the SpinCo Subsidiaries of such actions or measures, or execution and delivery of the required documentation, as applicable, the relevant asset shall be deemed delivered or transmitted, as applicable, for all purposes of this Agreement.

8.16 Obligations regarding the Belgian Optionholder Shares. Following the exercise of any Company Options by the Belgian Optionholders in accordance with the provisions set forth in Section 2.6(b), promptly, but in any event no later than four Business Days prior to the Closing, the Company shall issue, by way of notarial deed of issue immediately prior the occurrence of the Closing, to each applicable Belgian Optionholder who exercises his or her Company Options in accordance with Section 2.6(b), and such Belgian Optionholder shall subscribe for, a number of shares of Company Capital Stock corresponding to the number of shares issuable upon such exercise (such shares, the “Belgian Optionholder Shares”). Promptly following such actions, but in any event no later than three Business Days prior to the Closing, the Company shall deliver to Purchaser an updated Schedule 1.1(a) reflecting the number of Belgian Optionholder Shares issued to and held by each Belgian Optionholder. Upon receipt thereof by Purchaser, Schedule 1.1(a), as so updated, shall automatically and without a formal amendment of this Agreement being required be deemed to replace Schedule 1.1(a) for all purposes of this Agreement. The Parties acknowledge and agree that each Belgian Optionholder shall be obligated to sell and transfer to Purchaser, at the Closing, all of the Belgian Optionholder Shares owned by such Belgian Optionholder as of immediately prior to the Closing in accordance with the terms of this Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement of the Company and Purchaser:

(a) No Restraints. The consummation of the Transactions shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any Law enacted, promulgated or deemed applicable to the Transactions by any Governmental Entity which prevents the consummation of the Transactions or makes the consummation of the Transactions illegal.

(b) Spin-Out. The Company shall have consummated and effected the Spin-Out in accordance with the terms of this Agreement.

9.2 Additional Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, each of which may be waived, in writing, exclusively by Purchaser in its sole discretion:

(a) Representations and Warranties. (i) Each of the Fundamental Representations and the representations and warranties in Section 3.8 (Financial Statements), without giving effect to any “materiality,” “in all material respects,” or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date (except in any case that any of such representations or warranties expressly only speaks as of a specified date or time, in which case such representation or warranty shall be so true and correct only as of such specified date or time), (ii) to the extent relating to the Retained Business, each of the representations and warranties of the Company and the Sellers contained in this Agreement (other than the Fundamental Representations and the representations and warranties in Section 3.8 (Financial Statements)), without giving effect to any “materiality,” “in all material respects,” or

“Company Material Adverse Effect” qualifications therein (provided that (A) the Company Material Adverse Effect reference in Section 3.7 (Absence of Changes) shall not be disregarded and (B) any dollar or materiality thresholds used in the definition of Material Contracts shall not be disregarded), shall be true and correct in all material respects as of the Closing Date (except in any case that any of such representations and warranties expressly only speaks as of a specified date or time, in which case such representation and warranty shall be so true and correct in all material respects only as of such specified date or time), and (iii) to the extent solely relating to the Spin-Out Business, each of the representations and warranties of the Company and the Sellers contained in this Agreement (other than the Fundamental Representations and the representations and warranties in Section 3.8 (Financial Statements)), without giving effect to any “materiality,” “in all material respects,” or “Company Material Adverse Effect” qualifications therein (provided that (y) the Company Material Adverse Effect reference in Section 3.7 (Absence of Changes) shall not be disregarded and (z) any dollar or materiality thresholds used in the definition of Material Contracts shall not be disregarded), shall be true and correct in all respects as of the Closing Date (except in any case that any of such representations and warranties expressly only speaks as of a specified date or time, in which case such representation and warranty shall be so true and correct in all respects only as of such specified date or time), except as the failure of any such representations or warranties to be true and correct in all respects would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred any changes, events, circumstances, occurrences, state of facts or developments which have had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) Receipt of Closing Deliveries. Purchaser shall have received each of the other agreements, instruments and other documents required to be delivered to it at or before the Closing as set forth in Section 2.2(b), and all such agreements, instruments and other documents will be effective and will not have been revoked by the Persons executing same.

(e) No Legal Proceedings. No Governmental Entity shall have commenced any litigation or other legal proceeding that remains pending (i) challenging any of the Transactions; (ii) prohibiting any of the Transactions; or (iii) that would reasonably be expected to result in the imposition of criminal Liability on Purchaser, any Affiliate of Purchaser or any officer or director of Purchaser in connection with any of the Transactions.

(f) Non-Competition Agreements. At the Closing, each of the Individual Non-Competition Agreements shall be in full force and effect and shall not have been rescinded, revoked or terminated.

(g) 1cBio Amendment Agreement. At the Closing, the 1cBio Amendment Agreement shall be in full force and effect and shall not have been rescinded, revoked or terminated.

(h) Option Agreements. At the Closing, each of the Option Termination and Joinder Agreements and each of the Option Joinder Agreements shall be in full force and effect and shall not have been rescinded, revoked or terminated.

(i) Full Performance by all Equityholders. Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all Shares, and the purchase or termination of any other Equity Participations of the Company, is completed prior to, or simultaneously with, the Closing in accordance with the provisions of this Agreement.

(j) Asset Purchase Agreement. At the Closing, the Asset Purchase Agreement shall (i) be in full force and effect and shall not have been rescinded, revoked or terminated, and (ii) have been fully consummated in accordance with its terms and the terms of this Agreement.

(k) Delivery of Retained Electronic Assets. At the Closing, SpinCo shall have transmitted or delivered, or caused to be transmitted or delivered, all Retained Electronic Assets that are to be transmitted or delivered at the Closing pursuant to Schedule 8.15.

9.3 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, each of which may be waived, in writing, exclusively by the Company in its sole discretion:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct only as of such date and (ii) where the failure to be true and correct (without regard to any “materiality,” “in all material respects,” or “Purchaser Material Adverse Effect” qualifications contained therein), individually or in the aggregate, has not had a Purchaser Material Adverse Effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Receipt of Closing Deliveries. The Company shall have received each of the other agreements, instruments and other documents required to be delivered to it at or before the Closing as set forth in Section 2.2(c), and all such agreements, instruments and other documents will be effective and will not have been revoked by the Persons executing same.

9.4 Reliance on Closing Conditions. Notwithstanding anything to the contrary herein, any party hereto that causes the non-satisfaction of any of the closing conditions set forth in this Agreement cannot refuse to effect the Closing on the basis of such non-satisfaction. For clarity and example purposes, if the Company fails to obtain a requisite third party Consent to consummate the Spin-Out, the Company cannot refuse to effect the Closing on the basis of Section 9.1(b).

ARTICLE X

INDEMNIFICATION

10.1 Survival.

(a) Except as the applicable survival period may be extended pursuant to Section 10.1(c), the representations and warranties of the Company, SpinCo and the Sellers contained in or made pursuant to this Agreement (or in any certificate delivered to Purchaser pursuant to this Agreement) shall survive the Closing and remain in full force and effect until 11:59 p.m. Pacific Time on the date that is [***] after the Closing Date; provided that (i) the Fundamental Representations shall survive the Closing and remain in full force and effect until 11:59 p.m. Pacific Time on the date that is the [***] anniversary of the Closing Date, (ii) the Company Tax Representations shall survive the Closing and remain in full force and effect until [***] after expiration of the applicable statute of limitations relating to the underlying Taxes for the Company Tax Representations, and (iii) the representations and warranties set forth in Section 3.12 (the “Company IP Representations”) shall survive the Closing and remain in full force and effect until 11:59 p.m. Pacific Time on the date that is [***] after the Closing Date. Except as the applicable survival period may be extended pursuant to Section 10.1(c), the representations and warranties of Purchaser contained in or made pursuant to this Agreement (or in any certificate delivered to the Company pursuant to this Agreement) shall survive the Closing and remain in full force and effect until 11:59 p.m. Pacific Time on the date that is the [***] anniversary of the Closing Date.

(b) Except as the applicable survival period may be extended pursuant to Section 10.1(c), each of the covenants, agreements and other obligations of the Parties in this Agreement that by their terms apply or are to be performed in whole or in part (i) at or before the Closing, will survive the Closing and remain in full force and effect until 11:59 p.m. Pacific Time on the date that is [***] after the Closing Date, and (ii) after the Closing will, unless otherwise expressly set forth in this Agreement, survive the Closing and remain in full force and effect in accordance with their terms, or if no time period is expressly specified, until fully performed or satisfied. Each of the covenants, agreements and other obligations of the Equityholder Representative in this Agreement will survive the Closing and remain in full force and effect until fully performed. Notwithstanding anything to the contrary in this Agreement, all covenants and agreements set forth in Section 8.12 shall survive the Closing and remain in full force and effect until [***] after expiration of the applicable statute of limitations relating to the underlying Taxes that are the subject of such covenants and agreements.

(c) Notwithstanding the provisions of Section 10.1(a) and Section 10.1(b), if Purchaser delivers, before the expiration of the applicable survival period set forth in Section 10.1(a) or Section 10.1(b), a Claim Notice to the Equityholder Representative asserting in good faith an Indemnification Claim pursuant to this Article X for failure of a representation to be accurate or breach of warranty, covenant, agreement or other obligation of the Company or the Sellers in this Agreement (or in any certificate delivered to Purchaser pursuant to this Agreement), then the applicable representation, warranty, covenant or agreement will survive the expiration of the applicable survival period set forth in Section 10.1(a) or Section 10.1(b) and remain in full force and effect with respect to such Indemnification Claim until the final resolution thereof in accordance with the terms of this Article X. Notwithstanding the provisions of Section 10.1(a)

and Section 10.1(b), if the Equityholder Representative delivers, before the expiration of the applicable survival period set forth in Section 10.1(a) or Section 10.1(b), a written notice to Purchaser asserting in good faith a failure of a representation to be accurate or breach of warranty, covenant, agreement or other obligation of Purchaser in this Agreement, then the applicable representation, warranty, covenant or agreement will survive the expiration of the applicable survival period set forth in Section 10.1(a) or Section 10.1(b) and remain in full force and effect with respect to such claim until the final resolution thereof.

(d) It is the express intent of the Parties that, if the applicable survival period of a claim or cause of action as contemplated by this Section 10.1 is longer or shorter than the statute of limitations that would otherwise have been applicable to such claim or cause of action, then, by contract, the applicable statute of limitations (not giving effect to Section 8106(c) of Title 10 of the Delaware Code) with respect to such a claim or cause of action shall be increased or reduced to the extended or shortened survival period contemplated hereby. Notwithstanding anything to the contrary set forth in this Agreement, any Action or cause of action based on Fraud shall survive the Closing until [***] after the expiration of the applicable statute of limitations.

10.2 Indemnification.

(a) From and after the Closing, subject to the limitations on indemnification in Section 10.3, the Company Participating Equityholders, severally and not jointly and in proportion to each Company Participating Equityholder’s Allocable Portion as set forth in the then current Allocation Schedule (except with respect to amounts recovered by an Indemnified Party from the Indemnification Escrow Fund or any amounts set off pursuant to Section 10.6, which shall be recoverable by such Indemnified Party without any limitation by a Company Participating Equityholder’s Allocable Portion), shall indemnify and hold harmless Purchaser, the Company, their respective Affiliates, and each of their Representatives, and each of their respective successors and permitted assigns (collectively, the “Indemnified Parties”) from and against any and all Losses suffered or incurred by any of the Indemnified Parties arising out of, relating to or resulting from:

(i) any failure of any representation or warranty of the Company or SpinCo contained in or made pursuant to this Agreement (or in any certificate delivered pursuant to this Agreement), other than the Company Fundamental Representations, the SpinCo Fundamental Representations and the Company Tax Representations, to be accurate, true and correct on the Agreement Date and on the Closing Date as if made on such date (except in any case that any such representation or warranty expressly only speaks as of a specified date or time, in which case such representation or warranty must be accurate, true and correct only as of such specified date or time);

(ii) any failure of any Company Fundamental Representation, SpinCo Fundamental Representation or Company Tax Representation contained in or made pursuant to this Agreement (or in any certificate delivered pursuant to this Agreement) to be accurate, true and correct on the Agreement Date and on the Closing Date as if made on such date (except in any case that any such representation or warranty expressly only speaks as of a specified date or time, in which case such representation or warranty must be accurate, true and correct only as of such specified date or time);

(iii) any breach or default of, or noncompliance with (A) any of the covenants, agreements or other obligations of the Equityholder Representative in this Agreement (or any certificate delivered to Purchaser pursuant to this Agreement); (B) any of the covenants, agreements or other obligations of SpinCo in this Agreement (or any certificate delivered to Purchaser pursuant to this Agreement); or (C) prior to or at the Closing, any of the covenants, agreements or other obligations of the Company in this Agreement (or any certificate delivered to Purchaser pursuant to this Agreement);

(iv) (A) any Taxes or Tax Liability of the Company for all Pre-Closing Tax Periods, including as a result of the Spin-Out, but only to the extent not taken into account in the calculation of the Company Accounts Payable Adjustment, Indebtedness or the Transaction Expenses (including as adjusted and finally determined under Sections 2.3(d) and 2.3(e)) and (B) any withholding Taxes, whether disputed or not, imposed by a Taxing Authority in connection with a payment made to, for the benefit of, or on behalf of any Seller pursuant to this Agreement;

(v) the Spin-Out, the Spin-Out Assets or the Spin-Out Liabilities;

(vi) any Taxes of SpinCo for any taxable period;

(vii) any inaccuracy, omission, or error in any Allocation Schedule;

(viii) any amount by which the Transaction Expenses exceed the Estimated Transaction Expenses (except to the extent that such excess amount has been taken into account in the calculation of the Closing Payment);

(ix) any amount by which the Closing Indebtedness exceeds the Estimated Closing Indebtedness (except to the extent that such excess amount has been taken into account in the calculation of the Closing Payment);

(x) any claims by or on behalf of any holder or former holder or purported or alleged holder of Equity Participations in the Company or rights to acquire Equity Participations in the Company, in their capacities as such, that relate or purport to relate to the Transactions, except for any such claims arising out of any actions or omissions of Purchaser;

(xi) any claim by or on behalf of a Service Provider claiming continuing employment or other service relationship with the Company following the Closing;

(xii) reliance on the authority of the Equityholder Representative as the agent, representative and attorney-in-fact of the Sellers;

(xiii) any claim for Fraud or Willful Breach by the Company or a Company Participating Equityholder; or

(xiv) any Transfer Taxes for which Sellers are responsible pursuant to Section 8.6.

(b) From and after the Closing, subject to the limitations on indemnification in Section 10.3, each Seller shall indemnify and hold harmless the Indemnified Parties from and against any and all Losses suffered or incurred by any of the Indemnified Parties arising out of, relating to or resulting from:

(i) any failure of any representation or warranty of such Seller contained in or made pursuant to this Agreement (or in any certificate delivered pursuant to this Agreement) to be accurate, true and correct on the Agreement Date and on the Closing Date as if made on such date (except in any case that any such representation or warranty expressly only speaks as of a specified date or time, in which case such representation or warranty must be accurate, true and correct only as of such specified date or time); or

(ii) any breach or default of, or noncompliance with any of the covenants, agreements or other obligations of such Seller in this Agreement (or any certificate delivered to Purchaser pursuant to this Agreement).

(c) From and after the Closing, subject to the limitations on indemnification in Section 10.3, Purchaser shall indemnify and hold harmless the Sellers and each of their Representatives, successors and permitted assigns (the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by any of the Seller Indemnified Parties arising out of, relating to or resulting from:

(i) any failure of any representation or warranty of Purchaser contained in or made pursuant to this Agreement (or in any certificate delivered pursuant to this Agreement) to be accurate, true and correct on the Agreement Date and on the Closing Date as if made on such date (except in any case that any such representation or warranty expressly only speaks as of a specified date or time, in which case such representation or warranty must be accurate, true and correct only as of such specified date or time); or

(ii) any breach or default of, or noncompliance with, any of the covenants, agreements or other obligations of Purchaser in this Agreement (or any certificate delivered to Purchaser pursuant to this Agreement) that are to be performed following the Closing.

(d) From and after the Closing, for the period set forth in Section 10.5 and subject to the terms thereof, Purchaser will have the right to recover (on its own behalf or on behalf of any other Indemnified Party) Losses from the Indemnification Escrow Fund for Indemnification Claims pursuant to Section 10.2(a) or Section 10.2(b) in accordance with this Article X and the Escrow Agreement.

10.3 Limitations on Indemnification.

(a) Except in the case of Fraud or a Willful Breach, [***] the Indemnified Parties shall not be entitled to be indemnified for any Losses pursuant to Section 10.2(a)(i) unless and until the aggregate amount of Losses incurred or suffered by the Indemnified Parties exceeds $[***] (the “Threshold”), and in such event, the Indemnified Parties shall, subject to the other provisions of this Section 10.3, be entitled to be indemnified against and recover the total amount of all Losses claimed pursuant to Section 10.2(a)(i) from the first dollar [***]. For clarity, the Indemnified Parties shall be entitled, subject to the other provisions of this Section 10.3, to recover all [***] Losses claimed pursuant to the provisions set forth in Section 10.2(a)(ii) through Section 10.2(a)(xiv) or Section 10.2(b).

(b) Except in the case of Fraud or a Willful Breach, recovery by the Indemnified Parties of their Losses in aggregate will be subject to the following limitations:

(i) With respect to Losses claimed pursuant to Section 10.2(a)(i) or Section 10.2(a)(iii) (except for claims relating to breaches of or noncompliance with any of the covenants or other obligations set forth in Section 8.13 (Non-Competition)), the aggregate Liability of the Company Participating Equityholders shall be an amount equal to [***] during the period commencing at the Closing and ending on the Indemnification Escrow Release Date.

(ii) With respect to all other Losses claimed pursuant to Section 10.2(a) and all Losses claimed pursuant to Section 10.2(b), no individual Company Participating Equityholder shall be responsible for Losses in excess of his, her or its then applicable Equityholder Liability Cap. Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud or a Willful Breach, no individual Company Participating Equityholder shall be responsible for Losses in excess of his, her or its then applicable Equityholder Liability Cap; provided, that this Section 10.3(b) shall not apply to Section 2.9, which shall be binding upon, and enforceable by the Equityholder Representative against, the Company Participating Equityholders in its entirety.

(iii) For all claims pursuant to Section 10.2(a), the Indemnified Parties shall recover their Losses: (A) first, from the then-remaining amount available in the Indemnification Escrow Fund; (B) second, by set off in accordance with Section 10.6 against any Contingent Consideration that is or becomes due and payable in accordance with the provisions of Section 2.7; and (C) finally, directly from each Company Participating Equityholder according to such Company Participating Equityholder’s Allocable Portion of such Losses, in each case, up to an amount that equals (in aggregate over (A), (B) and (C)) his, her or its then applicable Equityholder Liability Cap; provided that, solely if a Contingent Milestone Payment is not then payable, clause (B) shall not be given effect and such Indemnified Party may, without prejudice to its ability to recover pursuant to clause (B) with respect to any future Contingent Milestone Payment, recover directly from the applicable Company Participating Equityholders in accordance with clause (C).

(iv) For all claims pursuant to Section 10.2(b), the Indemnified Parties may recover their Losses, at their sole and absolute discretion, (A) by set off in accordance with Section 10.6 against any portion of a Future Payment payable to the Seller against whom indemnification is sought, or (B) directly from the Seller against whom indemnification is sought, up to an amount that equals his, her or its then applicable Equityholder Liability Cap.

(v) Purchaser shall (and shall cause each of the other Indemnified Parties to) use commercially reasonable efforts to mitigate the amount of Losses for which they seek indemnification under this Agreement to the extent provided by applicable Law. Before or concurrently with seeking indemnification under this Agreement, Purchaser shall (and shall cause each of the other Indemnified Parties to) seek recovery of its Losses for an indemnifiable matter pursuant to this Article X (or any portion thereof) under any available insurance policy covering such Losses; provided that nothing in this Article X shall constitute or imply an obligation of Purchaser (or any other Indemnified Party) to object to an insurer’s refusal or denial of such recovery or initiate or pursue litigation, arbitration or any other Action against an insurer or underwriter with respect thereto.

(vi) Notwithstanding anything herein to the contrary, the amount of any Losses of any Indemnified Party for an indemnifiable matter pursuant to this Article X shall be reduced by the amount of any proceeds under any insurance policy, calculated net of any costs of recovery or collection, any deductibles, increased premium amounts, reimbursement obligations or other similar out-of-pocket costs and expenses related to the insurance claim (other than self-insurance) in respect of such indemnifiable matter (“Net Recovered Proceeds”), in each case actually received by such Indemnified Party for the same facts that give rise to such indemnifiable matter. If an Indemnified Party actually receives any payments from the Company Participating Equityholders or the Indemnification Escrow Fund for an indemnifiable matter pursuant to this Article X and thereafter, such Indemnified Party recovers any proceeds under an insurance policy for the same facts that give rise to such indemnifiable matter, such Indemnified Party shall promptly notify the Equityholder Representative thereof, and promptly, but in any event no later than 20 Business Days after the actual receipt of such proceeds, pay an amount equal to the lesser of (1) the Net Recovered Proceeds resulting from such recovery and (2) the amount of the indemnification payment previously received by such Indemnified Party pursuant to this Article X with respect to such indemnifiable matter (the “Clawback Amount”) to the Indemnification Escrow Fund to the extent the initial recovery was from the Indemnification Escrow Fund and such recovery is made prior to the Indemnification Escrow Release Date and otherwise in accordance with the Future Payment Mechanics.

(vii) Any Losses pursuant to this Article X will be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or obligation, or being indemnifiable pursuant to more than one clause of this Article X and in no event shall any Indemnified Party be indemnified more than once in respect of the same Loss suffered, whether or not claims may be made under different provisions of this Agreement for the same loss; provided, however, that if an Indemnification Claim may be characterized in more than one way under this Article X and as a result, such Indemnification Claim may be subject to different limitations pursuant to this Section 10.3 depending on such characterization, then an Indemnified Party will have the right to characterize the Indemnification Claim in a manner, and under such provisions of this Article X, that maximizes such Indemnified Party’s recovery.

(viii) The Company Participating Equityholders shall not indemnify the Indemnified Parties for Tax Liability pursuant to Section 10.2(a)(iv) to the extent the relevant Tax Liability would not have arisen but for (1) an action described in Section 8.12(f) carried out or effected by Purchaser or any of its Affiliates after Closing in violation of Section 8.12(f) or (2) a breach by Purchaser or any of its Affiliates of this Agreement or any ancillary agreements.

(c) The aggregate liability of Purchaser for Losses pursuant to Section 10.2(c) shall not exceed the Aggregate Purchase Price.

10.4 Other Provisions Relating to Indemnification Claims.

(a) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall prevent any Indemnified Party from bringing an Action for Fraud or Willful Breach, and pursuing all available remedies, against the Person who committed such Fraud or Willful Breach (and the Equityholder Liability Cap, as applicable, shall not apply to such Person for all Losses suffered or incurred by any of the Indemnified Parties arising out of, relating to or resulting from such Fraud or Willful Breach).

(b) No Person shall have any right of contribution, right of indemnity or other similar right or remedy against Purchaser, the Company or any other Indemnified Party in connection with any amount paid to any Indemnified Party pursuant to this Article X.

(c) No Indemnified Party’s rights under this Article X will be adversely affected, or deemed to be amended, adjusted or supplemented in any way, by any investigation conducted, or any knowledge acquired (or capable of being acquired), by Purchaser or any other Indemnified Party or any of their respective Representatives at any time, whether before or after the Agreement Date or the Closing. No Indemnified Party shall be required to show reliance on any representation or warranty set forth herein or in any certificate delivered in connection with this Agreement in order for such Indemnified Party to be entitled to indemnification hereunder.

(d) The right of Purchaser or any other Indemnified Party to pursue an Action for any remedies or relief under any Related Agreement against the counterparties thereto will not be limited by the rights (or limitations on the rights) of the Indemnified Parties under this Article X; provided, however, that no Indemnified Party shall be entitled to recover the same Loss more than once, whether pursuant to this Article X, any Related Agreement, or otherwise, regardless of whether such recovery is sought under different provisions or different agreements.

(e) Notwithstanding anything to the contrary contained herein, “material,” “in all material respects” and “Company Material Adverse Effect” or similar materiality-type qualifications contained in the representations and warranties of the Company, SpinCo and the Sellers contained in or made pursuant to this Agreement (or in any certificate delivered pursuant to this Agreement) (including any definitions referenced therein) shall be ignored and not given any effect for purposes of this Article X, including for purposes of determining whether or not a breach or inaccuracy of a representation or warranty has occurred and determining the amount of any Losses; except that (i) the Company Material Adverse Effect reference in Section 3.7 (Absence of Changes) shall not be disregarded and (ii) any dollar thresholds used in the definition of “Material Contracts” shall not be ignored.

(f) Notwithstanding anything to the contrary contained herein, if a Company Participating Equityholder, Purchaser or Seller, as the case may be, is obligated pursuant to the terms of this Article X to pay any amounts as a result of an Indemnification Claim hereunder and such payment is not made in full within 30 calendar days of the date the payment is first owed in accordance with the terms of this Article X, any outstanding amount payable pursuant to this Article X shall accrue interest from and including the date the payment is first owed in accordance with the terms of this Article X to and including the date such payment has been made at a rate per annum equal to 7% or, to the extent lower, the maximum rate permitted by applicable Law. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

10.5 Release of Escrow Funds. The period during which Indemnification Claims against the Indemnification Escrow Fund may be initiated will commence on the Closing Date (immediately after the Closing) and terminate at 11:59 p.m. Pacific time on the date that is [***] after the Closing Date (the “Indemnification Escrow Release Date”). On the Indemnification Escrow Release Date, Purchaser and the Equityholder Representative shall deliver joint written instructions to the Escrow Agent, and pursuant to such joint written instructions and the Escrow Agreement, the Escrow Agent will release from the Indemnification Escrow Fund for payment in accordance with the Future Payment Mechanics an amount equal to the difference between (a) the Indemnification Escrow Amount minus (b) any amounts paid out from the Indemnification Escrow Fund to an Indemnified Party prior to the Indemnification Escrow Release Date minus (c) such amount (not exceeding the then remaining amount in the Indemnification Escrow Fund) specified as reasonably necessary to satisfy any unresolved or unsatisfied Indemnification Claims that are subject to any Claim Notice delivered in good faith by an Indemnified Party to the Equityholder Representative before the Indemnification Escrow Release Date (any amount pursuant to this clause (c), a “Pending Indemnification Amount”); provided, however, that any such Pending Indemnification Amount will not be released from the Indemnification Escrow Fund on the Indemnification Escrow Release Date and will remain in the Indemnification Escrow Account (and continue to be subject to the terms of this Agreement and the Escrow Agreement) until (i) Purchaser and the Equityholder Representative have entered into a written agreement confirming that the applicable Indemnification Claim(s) relating to such Pending Indemnification Amount are resolved and the amount payable (if any) in respect thereof, in which case, Purchaser and the Equityholder Representative will promptly deliver joint written instructions to the Escrow Agent to release such amount in accordance with the terms of such Parties’ agreement, or (ii) a final, non-appealable Order of a court of competent jurisdiction or a final, binding and non-appealable arbitral award has been issued determining that the applicable Indemnification Claim(s) relating to such Pending Indemnification Amount are resolved and the amount payable (if any) in respect thereof, whereupon Purchaser and the Equityholder Representative shall either promptly deliver joint written instructions to the Escrow Agent in accordance with such Order or award or shall thereafter be unilaterally permitted to deliver such Order or award together with instructions to the Escrow Agent, in each case to release such amount in accordance with such Order or arbitral award, as applicable. Promptly following the final resolution of any Indemnification Claim(s) relating to a Pending Indemnification Amount in accordance with the terms of this Agreement, if any funds remain in the Indemnification Escrow Fund (y) to the extent they are not subject to another unresolved or unsatisfied Indemnification Claim, Purchaser and the Equityholder Representative shall deliver joint written instructions to the Escrow Agent to release such amounts from the Indemnification Escrow Fund for payment in accordance with the Future Payment Mechanics, or (z) to the extent they are subject to another unresolved or unsatisfied Indemnification Claim, the provisions set forth in this Section 10.5 relating to a Pending Indemnification Amount shall apply mutatis mutandis.

10.6 Set-Off Against Contingent Milestone Payments or other Future Payments. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to set off (a) any indemnification payments to which any of the Indemnified Parties is entitled pursuant to Section 10.2(a) (whether or not finally determined to be owed by the Company Participating Equityholders) against any Contingent Milestone Payments owed to the Company Participating Equityholders, and (b) any indemnification payments to which any of the Indemnified Parties is entitled from a Seller pursuant to Section 10.2(b) (whether or not finally determined to be owed by such Seller) against any Future Payments owed to such Seller pursuant to the terms of this Agreement, in each case, by giving written notice of such set-off to the Equityholder Representative. If, at the time Purchaser is setting off an Indemnification Claim against a Future Payment hereunder, (i) such Indemnification Claim has been finally determined in accordance with this Agreement, the applicable portion of the Future Payment that Purchaser has set off against, which portion shall equal the amount owed under the Indemnification Claim, shall be deemed fully settled, and shall no longer be due and payable, for all purposes of this Agreement or (ii) such Indemnification Claim has not been finally determined in accordance with this Agreement, Purchaser and the Equityholder Representative shall promptly, and in any event within 30 days, following exercise of the set off by Purchaser engage the Escrow Agent and enter into an escrow agreement substantially in the form of the Escrow Agreement (as adjusted for the terms set forth in this Section 10.6, if necessary) (the “Post-Closing Escrow Agreement”) and Purchaser shall deliver the Future Payment (or the applicable portion thereof) that is subject to the set-off to the Escrow Agent to be deposited into a segregated account established and maintained by the Escrow Agent (the “Post-Closing Escrow Account”) and held in escrow and released by the Escrow Agent in accordance with the terms and provisions of this Agreement and the Post-Closing Escrow Agreement. The amount so deposited into escrow shall remain in the Post-Closing Escrow Account until (A) Purchaser and the Equityholder Representative have entered into a written agreement confirming that the applicable Indemnification Claim is resolved and the amount payable (if any) in respect thereof, in which case, Purchaser and the Equityholder Representative will promptly deliver a joint written instruction to the Escrow Agent to release such amount to Purchaser in accordance with the terms of such Parties’ agreement, or (B) a final, non-appealable Order of a court of competent jurisdiction or a final, binding and non-appealable arbitral award has been issued determining that the applicable Indemnification Claim is resolved and the amount payable (if any) in respect thereof, whereupon Purchaser and the Equityholder Representative shall either promptly deliver a joint written instruction to the Escrow Agent in accordance with such Order or award or shall thereafter be unilaterally permitted to deliver such Order or award together with instructions to the Escrow Agent, in each case to release such amount to Purchaser in accordance with such Order or arbitral award, as applicable. Promptly following the final resolution of the applicable Indemnification Claim in accordance with the terms of this Agreement, if any funds remain in the Post-Closing Escrow Account (y) to the extent they are not subject to set-off with another unresolved or unsatisfied Indemnification Claim, Purchaser and the Equityholder Representative shall deliver a joint written instruction to the Escrow Agent to release such remaining amounts from the Post-Closing Escrow Fund for payment in accordance with the Future Payment Mechanics, or (z) to the extent they are subject to another unresolved or unsatisfied Indemnification Claim, the foregoing provisions set forth in this Section 10.6 shall apply mutatis mutandis. The exercise of the right of set-off pursuant to this Section 10.6 by Purchaser in good faith, whether or not the Indemnification Claim is ultimately determined to be justified, will not constitute late payment of such payment or a breach of this Agreement or any Related Agreement.

10.7 Procedure for Indemnification Claims.

(a) If any of the Indemnified Parties determines to make a claim for indemnification pursuant to Section 10.2 (an “Indemnification Claim”), such Indemnified Party shall give written notice (a “Claim Notice”) to the Equityholder Representative promptly after the Indemnified Party becomes aware of any circumstances which the Indemnified Party has determined may give rise to Losses for which indemnification may be sought under Section 10.2. A Claim Notice shall (i) describe the Indemnification Claim in reasonable detail and (ii) indicate the amount of Losses (estimated, if necessary and to the extent feasible) that have been or may be paid, suffered or sustained by the Indemnified Party. If the amount of Losses is not determinable as of the date of delivery of a Claim Notice, then the Indemnified Party may deliver a Claim Notice stating the maximum amount of Losses that it in good faith estimates or anticipates that the Indemnified Party may sustain. Such provision of an estimated or anticipated amount of Loss will in no event limit or otherwise adversely affect the Losses recoverable or recovered by the Indemnified Parties. No delay in or failure to give a Claim Notice hereunder shall impair the Indemnified Parties’ rights pursuant to this Article X except to the extent that the Company Participating Equityholders or the applicable Seller against whom indemnification is sought, as applicable, is materially prejudiced by the failure or delay in giving such Claim Notice.

(b) If an Indemnified Party receives notice (or is otherwise made aware) of any claim by a third party (whether pursuant to an Action or otherwise, a “Third-Party Claim”), which Purchaser expects may result in a claim for indemnification pursuant to this Article X, Purchaser shall promptly notify the Equityholder Representative of such Third-Party Claim, which shall specify, based on the then-available information, the facts constituting the basis for, and a good faith estimate of the amount of the potential Losses reasonably expected to be incurred with respect to such Third-Party Claim and the basis for the Indemnified Party’s request for indemnification under this Agreement. Except as otherwise provided in Section 8.12 with respect to Tax Proceedings, the Equityholder Representative shall have the right (on behalf of the Company Participating Equityholders) to assume and conduct the defense of such Third-Party Claim with outside counsel that is reasonably acceptable to Purchaser, and, subject to the limitations in Section 10.3, (i) all expenses relating to the defense of such Third-Party Claim for which the defense thereof is controlled by the Equityholder Representative (other than the fees and expenses of any separate counsel retained by an Indemnified Party, except to the extent such expense is indemnifiable as provided below) shall be borne and paid exclusively by the Company Participating Equityholders and (ii) the Equityholder Representative shall keep Purchaser reasonably informed of all material developments and events relating to such Third-Party Claim;

provided, however, that the Equityholder Representative shall not be entitled to assume the defense of such Third-Party Claim or, if already assumed, not be entitled to continue to defend such Third-Party Claim: (1) if the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation regarding the Company or any of its Affiliates; (2) if such Third-Party Claim seeks an injunction or similar equitable relief against the Indemnified Party; (3) if Purchaser reasonably believes an adverse determination with respect to the Third-Party Claim giving rise to such claim would (A) be materially detrimental, or cause demonstrable material harm, to the Company’s, Purchaser’s or any of their respective Affiliates’ reputation, future business prospects, business operations or financial interests, or (B) be reasonably likely to materially damage the Company’s, Purchaser’s or any of their respective Affiliates’ relationship with a customer, supplier, distributor, employee or other material business relationship or any Governmental Entity; (4) if the Equityholder Representative failed or is failing to reasonably and in good faith prosecute or defend such Third-Party Claim; (5) if the limitations on indemnification set forth in this Article X would prevent the Indemnified Parties from recovering at least 50% of the aggregate potential Losses with respect to such Third-Party Claim, as reasonably estimated based on then-available information; or (6) if the Equityholder Representative or any Company Participating Equityholder is also a party to such Third-Party Claim and Purchaser determines in good faith after consultation with counsel that joint representation would be inappropriate, and in any event, even though none of the circumstances set forth in the foregoing clauses (1) through (6) are given, the Equityholder Representative shall not be entitled to assume the defense of such Third-Party Claim unless, prior to assuming such control, the Equityholder Representative provides a written acknowledgment to Purchaser that the Company Participating Equityholders shall be responsible for all Losses relating to such Third-Party Claim, subject to the limitations set forth in Section 10.3 (including, for clarity, all reasonable expenses incurred by or on behalf of the Indemnified Party relating to the defense of such Third-Party Claim for which the defense thereof is controlled by the Equityholder Representative, other than the fees and expenses of any separate counsel retained by an Indemnified Party, except to the extent such expense is indemnifiable as provided below). In the event that the Equityholder Representative is not entitled to assume the defense of a Third-Party Claim or to continue the defense of a Third-Party Claim pursuant to the provisions of this Section 10.7(b), then the Company Participating Equityholders shall be responsible for all fees and expenses of the Indemnified Parties (including fees and expenses of counsel) and the Equityholder Representative shall be entitled to reasonably participate, at the expense of the Company Participating Equityholders, in the defense thereof with separate counsel, and the Indemnified Parties shall provide reasonable information and cooperate as reasonably requested with the Equityholder Representative in connection with such Third-Party Claim. Where the Equityholder Representative has assumed the defense of a Third-Party Claim in accordance with this Section 10.7(b) Purchaser may participate, at its own expense, in the defense of such Third-Party Claim; provided, however, that Purchaser shall be entitled to participate in any such defense with separate counsel at the expense of the Company Participating Equityholders if in the reasonable written opinion of outside counsel to Purchaser, a conflict or potential conflict exists between the Indemnified Parties and the Company Participating Equityholders that would make such separate representation advisable; provided, further, that the Equityholder Representative (on behalf of the Company Participating Equityholders) shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third-Party Claim. Notwithstanding any other provision of this Agreement, any costs and expenses of investigation, settlement or defense (including arbitration and court costs, other than fees and expenses of counsel, except as provided in the immediately preceding sentence) incurred or suffered by any of the Indemnified Parties in connection with any Third-Party Claim alleging matters that would constitute a breach or inaccuracy of a representation or warranty or any other matter specified in Section 10.2, including if such matter is settled without an admission of breach, inaccuracy or Liability, will constitute Losses subject to indemnification under Section 10.2.

(c) The Equityholder Representative shall not settle, adjust or compromise a Third-Party Claim without the prior written consent of Purchaser (other than any such Third-Party Claims that include an unconditional release granted to the Indemnified Parties and their Affiliates from all Liability with respect to such Third-Party Claim), such consent not to be unreasonably withheld, conditioned or delayed. An Indemnified Party may, in its sole discretion, settle any Third-Party Claim; provided that if the Equityholder Representative does not consent to such settlement, such settlement shall not be determinative of the amount of Losses relating to such matter or whether such Losses are indemnifiable under this Article X. If the Equityholder Representative consents to the settlement and the Losses are indemnifiable under this Article X, thereafter neither the Equityholder Representative nor any Company Participating Equityholder shall have the right to object to the amount or validity of any related Indemnification Claim.

(d) The party controlling the defense of a Third-Party Claim pursuant to the terms of this Section 10.7(d) will (i) keep the non-controlling party reasonably advised of the status of such claim and the defense thereof and will consider in good faith recommendations made by the non-controlling party with respect thereto and (ii) make available to the non-controlling party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to protection of the attorney-client privilege).

(e) To the extent of any conflict between this Section 10.7 and Section 8.12(d), Section 8.12(d), and not this Section 10.7, shall apply to any Third-Party Claim that is also a Tax Proceeding.

10.8 Remedies Exclusive. From and after the Closing, this Article X will provide the sole and exclusive remedy of the Indemnified Parties and the Seller Indemnified Parties for any breach of any representation, warranty, covenant, agreement or any other claim arising out of or relating to this Agreement or the Transactions; provided that the foregoing shall not limit (a) any Actions seeking specific performance, injunctive relief, or other equitable remedy pursuant to Section 12.11; (b) claims for Fraud or Willful Breach and the recovery of Losses in connection therewith; (c) the resolution of disputes pursuant to Section 2.3(d) through Section 2.3(f); (d) any deductions made by Purchaser pursuant to Section 2.7; and (e) claims arising pursuant to a Related Agreement.

10.9 Characterization of Indemnity Payments. Any payments made to any Indemnified Party pursuant to Section 10.2 shall constitute an adjustment to the Aggregate Purchase Price for Income Tax purposes and shall be treated as such by the Parties on their income Tax Returns, unless otherwise required by applicable Law.

ARTICLE XI

TERMINATION

11.1 Termination. At any time before the Closing, this Agreement may be terminated as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by either Purchaser or the Company if:

(i) the Closing shall not have occurred on or before three months after the Agreement Date (the “Outside Date”); provided, however, that if prior to the Outside Date, all of the conditions set forth in Article IX shall have been satisfied or waived, as applicable (other than conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) other than the conditions set forth in Section 9.1(a) or Section 9.1(b) (solely as a result of an Antitrust Law or Order in respect of an Antitrust Law), then the Outside Date shall be automatically extended until nine months after the Agreement Date; provided, further, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date; or

(ii) a Governmental Entity of competent jurisdiction shall have issued a non-appealable final Order or taken any other non-appealable final Action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing;

(c) by Purchaser, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 9.2(a) or 9.2(b) not to be satisfied and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from Purchaser; or

(d) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 9.3(a) or 9.3(b) not to be satisfied and (ii) shall not have been cured within 20 days following receipt by Purchaser of written notice of such breach or failure to perform from the Company; provided that the Party desiring to terminate this Agreement pursuant to Section 11.1(b) through (d) shall give written notice of such termination to Purchaser (in the case of termination by the Company) and to the Company (in the case of termination by Purchaser).

11.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of the Parties or their respective officers, directors, shareholders or Affiliates; provided, that (a) any such termination shall not relieve any Party from Liability for damages for any Willful Breach of this Agreement (including such Party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement) and (b) the provisions of Section 7.2 (Confidentiality), this Section 11.2 (Effect of Termination), Section 8.6 (Fees and Expenses) and Article XII (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. All notices, requests, consents and other communications under or in connection with this Agreement shall be in writing and shall be delivered (a) by registered or certified mail, return receipt requested, postage prepaid, (b) via a reputable international courier service that maintains records of delivery, (c) by hand, or (d) by email. All notices, requests, consents and other communications hereunder shall be deemed duly delivered and effective, in the absence of earlier actual receipt (i) if sent by registered or certified mail, return receipt requested, postage prepaid, to an address in the same country as the sender, at the expiration of two Business Days after the time of posting; (ii) if sent by registered or certified mail, return receipt requested, postage prepaid, to an address not in the same country as the sender, at the expiration of seven days after the time of posting; (iii) if delivered via a reputable international courier service that maintains records of delivery, when delivered; (iv) if delivered by hand, when delivered; or (v) if sent by email, when sent, unless the sender of such email receives a written notification of delivery failure, in which case the notice or other communication shall not be deemed duly delivered hereunder, in each case of clauses (i) through (v), to the intended recipient at the address set forth below; provided, however, that any such notices, requests, consents or other communications hereunder actually received after 5:30 p.m. in the time zone of the recipient or not on a Business Day will be deemed to be received on the immediately following Business Day:

(a) if to Purchaser, to:

BioMarin Pharmaceutical Inc.

770 Lindaro Street

San Rafael, CA 94901

Attn: Eric Davis, EVP and Chief Legal Officer

[***]

with a copy (which shall not constitute notice) to:

Jones Day

3161 Michelson Drive, Suite 800

Irvine, CA 92612

Attn: Jonn R. Beeson; Ben Chouka

[***]

(b) if to the Company, to:

Alesta Therapeutics B.V

Galileiweg 8

2333 BD Leiden

Netherlands

Attn: Serena ter Kuile

[***]

with a copy to:

Goodwin Procter LLP

100 Northern Ave

Boston, MA 02210

Attn: Danielle Lauzon; Felipe Heiderich

[***]

(c) if to the Equityholder Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, Colorado 80202

Attn: Managing Director

[***]

(d) if to SpinCo, to:

Anaheim Spinco B.V

Galileiweg 8

2333 BD Leiden

Netherlands

Attn: Serena ter Kuile

[***]

with a copy to:

Goodwin Procter LLP

100 Northern Ave

Boston, MA 02210

Attn: Danielle Lauzon; Felipe Heiderich

[***]

(e) if to a Seller, to the address of such Seller set forth on the signature page(s) attached hereto.

Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in accordance with this Section 12.1 (Notices) for that purpose.

12.2 Notary. The Parties are aware that the Notary is associated with Jones Day, legal advisors to Purchaser. With reference to the provisions of the Code of Conduct (Verordening Beroeps-en Gedragsregels) of the Royal Dutch Notarial Society (Koninklijke Notariële Beroepsorganisatie), each of the Company Participating Equityholders acknowledges and agrees that Jones Day may assist and act on behalf of Purchaser in connection with this Agreement or any disputes arising therefrom.

12.3 Entire Agreement. This Agreement (including the Disclosure Schedule, the Schedules and Exhibits hereto, the Related Agreements, and the other documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with the provisions of Section 7.2.

12.4 No Third Party Beneficiaries. Except for (a) the Indemnified Parties pursuant to the provisions of Article X and (b) the Released Parties pursuant to the provisions of Section 8.9, who shall each be third-party beneficiaries in accordance with the relevant terms of this Agreement, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any Company Participating Equityholder (except as provided in Section 2.7(h)) or the Equityholder Representative without the prior written consent of Purchaser and the Company, by the Company or SpinCo without the prior written consent of Purchaser or by Purchaser without the prior written consent of the Company, and any such assignment without such prior written consent shall be null and void, except that Purchaser may transfer, assign and delegate its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing, to any Person in connection with a sale of all or substantially all of Purchaser’s or its Subsidiaries’ business or assets to which this Agreement relates; provided that such transfer, assignment or delegation to an Affiliate shall not relieve Purchaser of its primary Liability for its obligations hereunder or enlarge, alter or change any obligation of any other Party or due to Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

12.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.7 Amendment. This Agreement may not be amended except by an instrument in writing signed (a) if prior to or at the Closing, on behalf of Purchaser and the Company, and (b) if after the Closing, on behalf of Purchaser and the Equityholder Representative.

12.8 Extension; Waiver. Any Party may, to the extent legally permissible, (a) extend the time for the performance of any of the obligations or other acts of another Party; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

12.9 Governing Law. Each Party agrees that this Agreement and any dispute, claim or controversy shall be governed by and construed in accordance with the internal Laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law (whether of the State of Delaware or any other jurisdiction) the application of which would result in the Laws of a jurisdiction other than those of the State of Delaware governing. Notwithstanding the foregoing, to the extent mandatory provisions of Dutch Law are required to apply to the transfer of the Shares or to corporate formalities of the Company in connection with the consummation of the Transactions, such matters shall be governed exclusively by Dutch Law. The Parties explicitly exclude the applicability of Title 1 Book 7 and Section 6:89 of the Dutch Civil Code.

12.10 Jurisdiction and Venue; Waiver of Jury Trial. Each of the Parties agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Except for the resolution of disputes as provided in Section 2.3(e) and Section 8.12(c), and as further provided in this Section 12.10, any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Related Agreements or the Transactions shall be brought, heard and determined only in the Delaware Court of Chancery or, if it has or can obtain jurisdiction, a federal court sitting in Wilmington, Delaware, and each of the Parties hereby (i) irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts sitting in Wilmington, Delaware, for any action, suit or proceeding arising out of or relating to this Agreement; and (ii) irrevocably waives, to the fullest extent permitted by applicable Law, any defense of sovereign immunity, any objection based on forum non conveniens, inconvenient forum or lack of jurisdiction, and any similar defense that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court. To the fullest extent permitted by applicable Law, process in any such claim, action, suit or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court, including by mail at the address set forth in Section 12.1. Without limiting the foregoing and subject to applicable Law, each Party agrees that service of process on such Party delivered in accordance with this Section 12.10 shall be deemed effective service of process on such Party and shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING. Each Party further acknowledges and agrees that any final judgment of the Delaware Court of Chancery or a federal court sitting in Wilmington, Delaware (as referenced in this Section 12.10), including any judgment ordering monetary damages or specific performance or other equitable relief, shall be recognized and enforced in the Netherlands (and any other jurisdiction applicable to a Party or its assets) in accordance with applicable Law. In furtherance and not in limitation of the foregoing, (1) each Party acknowledges and agrees that recognition and enforcement of a final judgment of the Delaware courts in the Netherlands (or any other jurisdiction outside of the United States) may require the initiation of exequatur proceedings with the Dutch courts (or such other courts outside of the United States), and each Party has the right to initiate such exequatur proceedings to enforce any such final judgment in the Netherlands (or in any other jurisdiction outside of the United States), and (2) each Party agrees (A) to take all actions reasonably necessary to facilitate and effect the prompt recognition and enforcement of any such final judgment in the Netherlands (or any other jurisdiction) in accordance with applicable Law, and (B) to refrain from taking any actions that are reasonably expected to prevent, delay, or otherwise interfere with, and not to oppose, prompt recognition or enforcement of any such final judgment in the Netherlands (or such other jurisdiction), except on grounds which cannot be waived as a matter of applicable mandatory Law. Notwithstanding anything to the contrary set forth in this Agreement, in addition to and not in limitation of the provisions of Section 12.11, each Party shall have the right to seek specific performance, injunctive relief or other equitable remedies directly in the courts of Amsterdam or in the competent courts of any other jurisdiction in which a Party resides or has any funds or other assets.

12.11 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that:

(a) in the event of any breach by Purchaser, the Company prior to the Closing and the Equityholder Representative following the Closing;

(b) in the event of any breach by the Company or SpinCo prior to the Closing, Purchaser;

(c) in the event of any breach by the Company after the Closing, the Equityholder Representative;

(d) in the event of any breach by the Equityholder Representative after the Closing, Purchaser; and

(e) in the event of any breach by a Company Participating Equityholder, Purchaser and, prior to the Closing, the Company and, after the Closing, the Equityholder Representative;

shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of this Agreement by such breaching Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each Party hereby agrees not to oppose the availability of the equitable remedy of specific performance on the basis that the Party seeking to specifically enforce this Agreement has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

12.12 Disclosure Schedule. The Disclosure Schedule shall be arranged in Sections corresponding to the numbered Sections contained in Article III and the disclosure in any Section shall qualify (a) the corresponding Section in Article III; and (b) the other Sections in Article III to the extent that it is reasonably apparent to Purchaser from a plain text reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to have a Company Material Adverse Effect, or is outside the ordinary course of business.

12.13 Unanimous Written Consent of Sellers. The execution of this Agreement by the Sellers and the Company shall constitute, and be construed as, the written consent of each of the Sellers and the Company to unanimous resolutions of the Company’s shareholders outside of a general meeting pursuant to which this Agreement, the Related Agreements and the Transactions are approved in all respects (including to approve any amendment by the Company Board of the Company Stock Plan to allow for the receipt of shares of Company Capital Stock by the Belgian Optionholders upon exercise of Company Options) and in respect of which the boards of the Company have been given an opportunity to advise.

12.14 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Counterparts may be delivered by facsimile or electronic mail of a document in Adobe Portable Document Format or other electronic file based on common standards, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Docusign®, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

The Company, Purchaser, SpinCo, the Sellers, and the Equityholder Representative have each signed, or caused this Agreement to be signed on their behalf by authorized representatives, as of the date first written above.

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ James Sabry
Name: James Sabry
Title: Executive Vice President, Chief Business Officer

ALESTA THERAPEUTICS B.V.

By:	/s/ Ilan Ganot
Name: Ilan Ganot
Title: Chief Executive Officer

ANAHEIM SPINCO B.V.

By:	/s/ Rick Dekker
Name: Rick Dekker
Title: Managing Director

By:	/s/ Ilan Ganot
Name: Ilan Ganot
Title: Managing Director

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Equityholder Representative

By:	/s/ Jade Pebworth
Name: Jade Pebworth
Title: Associate Director

[Signature Page to Share Purchase Agreement]

SELLER

TUSK THERAPEUTICS S.A.

By:	/s/ Janwillem Naesens
Name: Droia Invest S.A., permanently represented by Janwillem Naesens
Title: Director

By:	/s/ Sophie Bernier
Name: Sophie Bernier
Title: Director

Address: [***]

SELLER

DROIA FUND IV SCSP
Represented by: DF II GP S.à.r.l., its General Partner

By:	/s/ Janwillem Naesens
Name: Wepaven BV, permanently represented by Janwillem Naesens
Title: Gérant

By:	/s/ Sophie Bernier
Name: Sophie Bernier
Title: Gérant

Address: [***]

[Signature Page to Share Purchase Agreement]

SELLER

DCOV I COMMV

By:	/s/ Alexander Depauw
Name: ADP Ventures BV, permanently represented by Alexander Depauw
Title: Manager

Address: [***]

SELLER

CASI PHARMACEUTICALS INC.

By:	/s/ Wei-Wu He
Name: Wei-Wu He
Title: Executive Chairman

Address: [***]

SELLER

PRAXIS BIOTECH LLC, represented by:

By:	/s/ Sebastian Bernales
Name: Sebastian Bernales
Title: CEO

Address: [***]

[Signature Page to Share Purchase Agreement]

SELLER

THUJA CAPITAL HEALTHCARE FUND III COÖPERATIEF U.A., represented by: Thuja Capital Management B.V., its managing director

By:	/s/ Michel R. Briejer
Name: Michel R. Briejer
Title: Managing Director

Address: [***]

SELLER

BIOSKILLS BV, represented by:

By:	/s/ Jim Van heusden
Name: Jim Van heusden
Title: Director

Address: [***]

SELLER

QC CONSULTING LTD., represented by:

By:	/s/ Sergio Quezada
Name: Sergio Quezada
Title: Director

Address: [***]

[Signature Page to Share Purchase Agreement]

SELLER

SSI STRATEGY SIDECAR 1, LLC, represented by:

By:	/s/ Doug Locke
Name: Doug Locke
Title: Authorised signatory

Address: [***]

SELLER

SSI STRATEGY SIDECAR 2, LLC, represented by:

By:	/s/ Doug Locke
Name: Doug Locke
Title: Authorised signatory

Address: [***]

SELLER

FRAZIER LIFE SCIENCES XI, L.P., represented by: FHMLS XI, L.P, its general partner represented by: FHMLS XI, L.L.C., its general partner

By:	/s/ Daniel Estes
Name: Daniel Estes
Title: Managing Director

Address: [***]

[Signature Page to Share Purchase Agreement]

SELLER

NOVARTIS BIOVENTURES AG, represented by:

By:	/s/ Bart Dzikowski
Name: Bart Dzikowski
Title: Secretary of the Board

By:	/s/ Marianne Uteng
Name: Marianne Uteng
Title: Authorized Signatory

Address: [***]

SELLER

RTW MASTER FUND, LTD,

By:	/s/ Darshan Patel
Name: Darshan Patel
Title: Director

Address: [***]

SELLER

RTW INNOVATION MASTER FUND, LTD,

By:	/s/ Darshan Patel
Name: Darshan Patel
Title: Director

Address: [***]

[Signature Page to Share Purchase Agreement]

SELLER

RTW BIOTECH OPPORTUNITIES OPERATING LTD.,
By: RTW Investments, LP, its Investment Manager

By:	/s/ Roderick Wong
Name: Roderick Wong, M.D.
Title: Managing Partner

Address: [***]

SELLER
RVI ACQUICO GMBH & CO. KG, represented by its sole general partner:

By:	/s/ Nicholas Vetter
Name: RVI AcquiCo Management GmbH
Represented by: Mr. Nicholas Vetter

Address: [***]

SELLER

1CBIO, INC.

By:	/s/ Andrew Protter
Name: Andrew Protter
Title: Chief Executive Officer

Address: [***]

[Signature Page to Share Purchase Agreement]

SELLER

DOVA MAATSCHAP

By:	/s/ Janwillem Naesens
Name: DCIM BV, permanently represented by Janwillem Naesens
Title: Manager

Address: [***]

SELLER

/s/ Jakub Swiercz
Jakub Swiercz

Address: [***]

[Signature Page to Share Purchase Agreement]